     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                                FIBERMARK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
             DELAWARE                              2631                             82-0429330
 (State or other Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                   Number)

                       161 WELLINGTON ROAD, P.O. BOX 498
                           BRATTLEBORO, VERMONT 05302
                                 (802) 257-0365
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                MR. ALEX KWADER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                FIBERMARK, INC.
                       161 WELLINGTON ROAD, P.O. BOX 498,
                           BRATTLEBORO, VERMONT 05302
                                 (802) 257-0365
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective earlier registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

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
                                                                                 PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE     PROPOSED MAXIMUM    AGGREGATE OFFERING     REGISTRATION
              REGISTERED                  REGISTERED(1)     OFFERING PRICE(1)        PRICE(1)             FEE(1)
10 3/4% Senior Notes Due 2011              $230,000,000           100%             $230,000,000          $57,500

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the amended Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                        TABLE OF ADDITIONAL REGISTRANTS

    Each of the following subsidiaries of FiberMark, Inc., and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant:

                                            STATE OF INCORPORATION     PRIMARY STANDARD
                                                      OR                  INDUSTRIAL         IRS EMPLOYER IDENTIFICATION
NAME                                              FORMATION          CLASSIFICATION NUMBER             NUMBER
----                                        ----------------------   ---------------------   ---------------------------
FiberMark DSI, Inc........................        New York                   2631                    11-2050540
FiberMark Durable Specialties, Inc........        Delaware                   2631                    11-3203853
FiberMark Filter and Technical Products,
  Inc.....................................        Delaware                   2631                    54-1684641
FiberMark Office Products, LLC............         Vermont                   2631                    03-0355412

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
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 13, 2001

PROSPECTUS

                                  $230,000,000

                                     [LOGO]

                              NOTE EXCHANGE OFFER

                                FIBERMARK, INC.

    We are offering to exchange $230,000,000 principal amount of our new 10 3/4% senior notes due 2011, which have been registered under the Securities Act of 1933, for $230,000,000 principal amount of our outstanding 10 3/4% senior notes due 2011 that were issued in a private placement on April 18, 2001. The new notes are substantially identical to the old notes except that their transfer generally is not restricted under the federal securities laws as is transfer of the old notes.

    The exchange offer will expire at 5:00 p.m., New York City time, on , 2001 unless extended.

    We do not expect the new notes to trade on the Nasdaq National Market or on any securities exchange. The note exchange should be non-taxable for federal income tax purposes.

    To learn how to exchange your old notes for new notes, see "Prospectus
Summary--The Exchange Offer" beginning on page 3, "The Exchange Offer" beginning on page 17 and "Plan of Distribution" beginning on page 77.

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NEITHER THE SEC NOR ANY STATE SECURITIES
REGULATORS HAVE APPROVED OR DISAPPROVED THE
NOTES OR THE EXCHANGE OFFER OR DETERMINED IF      WE URGE YOU TO CAREFULLY READ THE "RISK
THIS PROSPECTUS IS ACCURATE OR ADEQUATE.          FACTORS" SECTION, BEGINNING ON PAGE 8,
ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING      BEFORE YOU MAKE ANY INVESTMENT DECISION.
A CRIME.

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

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                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

  The Company...............................................      1

  The Exchange Offer........................................      3

  The Notes.................................................      6

Risk Factors................................................      8

  Risks Relating to FiberMark...............................      8

  Risks Relating to the Acquisition of DSI..................     10

  Risks Relating to the Notes...............................     11

Forward-Looking Statements..................................     14

Use of Proceeds.............................................     15

Capitalization..............................................     16

Unaudited Pro Forma Combined Consolidated Financial Data....     17

Management's Discussion and Analysis of Financial Condition
  and Results of Operations--DSI............................     23

The Exchange Offer..........................................     25

Business....................................................     33

Description of Existing Indebtedness........................     46

Description of Notes........................................     47

U.S. Federal Income Tax Considerations......................     75

Plan of Distribution........................................     82

Legal Matters...............................................     82

Independent Public Accountants..............................     82

Where You Can Find More Information.........................     83

Incorporation by Reference..................................     83

Index to Financial Statements...............................    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION. BECAUSE THE TERMS OF THE NEW NOTES AND THE OLD NOTES ARE SUBSTANTIALLY IDENTICAL WITH RESPECT TO MOST MATTERS, WE REFER THROUGHOUT THIS PROSPECTUS TO THE NEW NOTES AND THE OLD NOTES TOGETHER AS THE NOTES. WHEN WE DESCRIBE OUR BUSINESS IN THIS PROSPECTUS, UNLESS WE STATE OTHERWISE OR THE CONTEXT OTHERWISE REQUIRES, THE TERMS "FIBERMARK," "WE," "OUR," AND "US" REFER TO FIBERMARK, INC. AND ITS CONSOLIDATED SUBSIDIARIES AFTER GIVING EFFECT TO OUR ACQUISITION OF THE DECORATIVE SPECIALTIES INTERNATIONAL BUSINESS UNIT OF REXAM PLC, WHICH WE REFER TO AS DSI. ALL REFERENCES TO PRO FORMA INFORMATION IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, MEAN PRO FORMA FOR THE DSI ACQUISITION AS DESCRIBED BELOW UNDER "PROSPECTUS SUMMARY--RECENT DEVELOPMENTS."

                                  THE COMPANY

    We are a leading producer of specialty fiber-based materials for industrial and consumer use worldwide. We have operations in the United States and Europe, and we focus on value-added products that are designed and manufactured to meet the demanding technical specifications and service requirements of our customers. Our manufacturing capabilities include the making of paper and synthetic web and nonwoven materials, augmented by our value-added saturating, coating, embossing, laminating and other converting processes. We have long-standing relationships with most of our customers. Our products fall into five broad product categories:

    - filter media, which includes materials used in air and fluid filters for transportation applications, home vacuum cleaner bags and water purifiers, and filter media for the commercial and industrial processing of beverages, paints and hot cooking oils;

    - technical specialties, which includes base or cover materials used in communications, graphic arts and electrical and electronics applications, such as CEM-1 printed circuit boards, industrial fuel cells, and photography, packaging, electrical insulation and wet-strength laundry tag materials;

    - durable specialties, which includes tape base materials used in the manufacture of industrial and consumer masking tapes, barrier and other pressure-sensitive tapes, as well as binding tapes for books, memo pads, checkbooks and similar products;

    - office products, which includes heavyweight and lighter-weight cover materials used primarily for binding and filing supplies used in the office, home or school; and

    - decorative specialties, which include latex-saturated materials, coated cloth and other decorative covering materials used in the book production/publishing, printing and premium packaging markets as well as various other niche markets.

    For the year ended December 31, 2000, filter media, technical specialties, durable specialties, office products and decorative specialties accounted for 21.0%, 20.7%, 20.2%, 10.2% and 27.9%, respectively, of our pro forma net sales. On a pro forma basis, our net sales for 2000 would have been $493.0 million with EBITDA of $95.6 million.

                             COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

    - STRONG MARKET POSITIONS. We believe that we are the largest or second largest manufacturer in most of our niche markets, as measured by revenue. Our close, long-standing customer relationships and our experience in these markets have enabled us to develop customized products and solutions that meet our customers' specialized needs.

    - FOCUS ON DIFFERENTIATED PRODUCTS AND CUSTOMIZED SOLUTIONS. We develop, produce and market premium products in markets that value differentiated products. We pay attention to the specialized needs of our customers and offer them innovative products with features that improve their ability to process the materials they buy from us.

    - FLEXIBLE AND PROPRIETARY MANUFACTURING CAPABILITIES. We excel in responding to the short lead-times and short production runs often demanded by our customers. Our in-house expertise enables us to design our machines to meet our customers' specialized needs and to make efficient capital investments.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team has extensive experience in the paper industry, specifically in specialty paper manufacturing and converting. We also have a strong track record of business integration, having successfully acquired and integrated five major businesses into our operations since 1994.

                               BUSINESS STRATEGY

    Our business strategy consists of the following elements:

    - MAINTAIN AND GROW OUR MARKET LEADERSHIP. We are committed to maintaining and enhancing our leadership position in specialty fiber-based materials. We intend to continue to work closely with our customers to assess the trends in their markets and design and develop products that meet their needs, while investing in our manufacturing facilities to maintain the flexibility to adapt to market changes.

    - FOCUS ON STRATEGIC ACQUISITIONS. While our short-term priority will be the integration of DSI with our operations, we also intend to focus on acquisition opportunities that allow us to expand our product lines, extend our market leadership and realize cost savings and other synergies from consolidating operations.

    - OPTIMIZE OUR OPERATIONS. We constantly seek opportunities to improve the efficiency, flexibility and quality of our manufacturing facilities, while improving quality, productivity and service. Through a combination of capital expenditures, acquisitions and consolidations, we believe that we can continuously adapt our facilities to current market needs, while maintaining a strong focus on controlling costs.

    - BROADEN OUR RAW MATERIALS BASE. We will continue to broaden our manufacturing capabilities to take advantage of a wider range of raw materials, enhancing our responsiveness to customer needs and reducing our exposure to the price volatility of pulp, the most important raw material we use.

    - MAINTAIN A DISCIPLINED FINANCIAL STRATEGY. We intend to continue to focus on improving cash flow and reducing leverage going forward through operational efficiencies and selective acquisitions.

                              RECENT DEVELOPMENTS

    On April 18, 2001, we completed the acquisition of DSI for approximately $140 million in cash. DSI is a leading global manufacturer of specialty decorative covering materials serving the publishing, stationery and premium packaging markets, with a particular focus on latex-saturated paper products.

    We believe the acquisition of DSI complements our existing business and offers significant opportunities for us to achieve operational cost savings and marketing synergies. We expect the DSI acquisition to lead to fixed-cost savings through the consolidation of some of DSI's papermaking and converting capacity into our existing plants, enabling us to close some facilities. DSI increases the breadth of our cover material product lines in markets such as specialty packaging, book production and publishing, printing and office products. Furthermore, DSI's relationships with distributors provide expanded distribution opportunities for our existing decorative covering materials, particularly in Europe. DSI's technical and coating expertise should enable us to enhance further the aesthetic appeal and variety of our existing product lines. We also expect to benefit from our respective price advantages for raw materials.

                            ------------------------

    FiberMark, Inc. was incorporated as an independent company in June 1989, and we conducted our initial public offering in March 1993. Our address is 161 Wellington Road, P.O. Box 498, Brattleboro, Vermont 05302, and our telephone number is (802) 257-0365.

                               THE EXCHANGE OFFER

    The form and terms of the new notes will be substantially identical to those of the old notes except that the new notes will have been registered under the Securities Act. Therefore, the new notes will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the old notes.

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THE EXCHANGE OFFER........................  We are offering to exchange an aggregate of $230,000,000 principal amount of new notes for $230,000,000 of old
                                            notes. Old notes may only be exchanged in multiples of
                                            $1,000 in principal amount. To be exchanged, an old note
                                            must be properly tendered and accepted. All outstanding
                                            old notes that are validly tendered and not validly
                                            withdrawn will be exchanged for new notes issued on or
                                            promptly after the expiration date of the exchange
                                            offer. Currently, there is $230.0 million principal
                                            amount of old notes outstanding and no new notes
                                            outstanding. We will issue new notes promptly after the
                                            expiration of the exchange offer. See "The Exchange
                                            Offer."
ISSUANCE OF THE OLD NOTES; REGISTRATION
  RIGHTS..................................  The old notes were issued and sold in a private offering to UBS Warburg LLC and RBC Dominion Securities
                                            Corporation, as the initial purchasers, on April 18,
                                            2001. In connection with that sale, we executed and
                                            delivered the registration rights agreement for the
                                            benefit of the noteholders. In the registration rights
                                            agreement, we agreed to either:
                                                - commence an exchange offer under which the new
                                                  notes, registered under the Securities Act with
                                                  terms substantially identical to those of the old
                                                  notes, will be exchanged for the old notes
                                                  pursuant to an effective registration statement;
                                                  or
                                                - cause the old notes to be registered under the
                                                  Securities Act pursuant to a resale shelf
                                                  registration statement.
                                            This exchange offer is intended to satisfy our
                                            obligations under the registration rights agreement. If
                                            we do not comply with our obligations under the
                                            registration rights agreement, we will be required to
                                            pay certain liquidated damages. See "The Exchange
                                            Offer."
EXPIRATION DATE...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on             , 2001, unless extended, in
                                            which case the term "expiration date" shall mean the
                                            latest date and time to which the exchange offer is
                                            extended.
CONDITIONS TO THE EXCHANGE OFFER..........  We may at any time:
                                                - delay the acceptance of old notes for exchange;
                                                - terminate the exchange offer if specified
                                                conditions have not been satisfied;

                                                - extend the expiration date of the exchange offer
                                                and retain all old notes tendered, subject, however,
                                                  to the right of noteholders to withdraw their
                                                  tendered notes; or
                                                - waive any condition or otherwise amend the terms
                                                of the exchange offer in any way.
PROCEDURES FOR TENDERING OLD                If you want to tender your old notes in the exchange
  NOTES...................................  offer, you must do one of the following:
                                                - if your notes are represented by physical
                                                certificates, you must complete and sign a letter of
                                                  transmittal and send it, together with the old
                                                  notes or a notice of guaranteed delivery and any
                                                  other required documents, to Wilmington Trust
                                                  Company, in accordance with procedures for
                                                  guaranteed delivery contained in the letter of
                                                  transmittal. The letter of transmittal must be
                                                  sent to the exchange agent prior to 5:00 p.m. on
                                                  the expiration date of the exchange offer; or
                                                - if you hold your notes through the Depository
                                                Trust Company, you must tender notes through DTC's
                                                  Automated Tender Offer Program. See "The Exchange
                                                  Officer--Procedures for Tendering."
ACCRUED INTEREST ON THE NOTES.............  Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be
                                            paid to holders of record of the new notes on the next
                                            regular payment date. See "The Exchange Offer--Interest
                                            on the New Notes."
GUARANTEED DELIVERY PROCEDURES............  If you wish to tender your old notes and:
                                                - your old notes are not immediately available; or
                                                - you cannot deliver your old notes or any of the
                                                other documents required by the letter of
                                                  transmittal to the exchange agent prior to the
                                                  expiration date of the exchange offer; or
                                                - you cannot complete the procedure for book-entry
                                                  transfer on a timely basis;
                                            then you may tender your old notes according to the
                                            guaranteed delivery procedures detailed in the letter of
                                            transmittal. See "The Exchange Offer--Guaranteed
                                            Delivery Procedures."
WITHDRAWAL RIGHTS.........................  You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer.
                                            See "The Exchange Offer--Withdrawal Rights."
ACCEPTANCE OF THE OLD NOTES AND DELIVERY
  OF THE NEW NOTES........................  Subject to satisfaction of the conditions of the exchange offer, we will accept for exchange any and all
                                            old notes which you properly tender in the exchange
                                            offer prior to the expiration date of the exchange
                                            offer. We will issue and deliver the new notes promptly
                                            following the expiration date of the exchange offer. See
                                            "The Exchange Offer--Terms of the Exchange Offer."


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RESALES OF THE NEW NOTES..................  We believe, based on an interpretation by the staff of the Securities and Exchange Commission contained in
                                            no-action letters issued to third parties, that you may
                                            offer to sell, sell or otherwise transfer the new notes
                                            issued to you in this exchange offer without complying
                                            with the registration and prospectus delivery
                                            requirements of the Securities Act, provided that:
                                                - you are not an "affiliate" of FiberMark within the
                                                  meaning of Rule 405 under the Securities Act;
                                                - you are not a broker-dealer who purchases such new
                                                  notes directly from FiberMark to resell pursuant
                                                  to Rule 144A or any other available exemption
                                                  under the Securities Act; and
                                                - you acquire the new notes in the ordinary course
                                                of business and you have no arrangement or
                                                  understanding with any person to participate in
                                                  the distribution of the new notes.
                                            If you are a broker-dealer and you receive new notes for
                                            your own account in exchange for old notes, you must
                                            acknowledge that you will deliver a prospectus if you
                                            decide to resell your new notes.
CONSEQUENCES OF FAILURE TO                  If you do not exchange your old notes for the new notes
  EXCHANGE................................  pursuant to the exchange offer, you will still be subject to the restrictions on transfer of your old
                                            notes as contained in the legend on the old notes. In
                                            general, you may not offer to sell or sell the old
                                            notes, except pursuant to a registration statement under
                                            the Securities Act or any exemption from registration
                                            thereunder and in compliance with applicable state
                                            securities laws.
CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS..........................  The exchange of notes should not be a taxable event for
                                            United States federal income tax purposes. Accordingly,
                                            you should not recognize any taxable gain or loss or any
                                            interest income as a result of the exchange.
REGISTRATION RIGHTS AGREEMENT.............  The exchange offer is intended to satisfy your registration rights under the registration rights
                                            agreement. Those rights will terminate upon completion
                                            of the exchange offer.
USE OF PROCEEDS...........................  We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. In
                                            consideration for issuing the new notes in exchange for
                                            the old notes as described in this prospectus, we will
                                            receive, retire and cancel the old notes.
EXCHANGE AGENT............................  Wilmington Trust Company is the exchange agent for the exchange offer.

                                   THE NOTES

    On April 18, 2001, FiberMark received the proceeds of the offering of $230.0 million principal amount of old 10 3/4% senior notes due 2011 to qualified institutional buyers under Rule 144A. The old notes were sold at 99.250% of the face amount for proceeds of $228.3 million, before selling discounts and expenses.

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ISSUER....................................  FiberMark, Inc.

SECURITIES OFFERED........................  $230,000,000 aggregate principal amount of 10 3/4%
                                            Senior Notes due 2011.

MATURITY DATE.............................  April 15, 2011.

INTEREST..................................  The notes will accrue interest from the date of their issuance at the rate of 10 3/4% per year. Interest on
                                            the notes will be payable semi-annually in arrears on
                                            each April 15 and October 15, commencing on October 15,
                                            2001.

SINKING FUND..............................  None.

OPTIONAL REDEMPTION.......................  We may redeem the notes, in whole or in part, at any time on or after April 15, 2006 at a redemption price
                                            equal to 100% of the principal amount of the notes plus
                                            a premium declining ratably to par, plus accrued and
                                            unpaid interest and liquidated damages, if any.

OPTIONAL REDEMPTION AFTER EQUITY
 OFFERINGS................................  On or prior to April 15, 2004, we may redeem up to 35%
                                            of the original aggregate principal amount of the notes
                                            with the proceeds of private or public equity offerings,
                                            so long as:

                                                - we pay 110.750% of the face amount of the notes,
                                                plus accrued interest;

                                                - we complete the redemption within 120 days of
                                                  consummating the public equity offering; and

                                                - at least 65% of the principal amount of the notes
                                                  originally issued remains outstanding afterwards.

CHANGE OF CONTROL.........................  If we experience a change of control, we may be required to offer to repurchase the notes at 101% of their
                                            principal amount plus accrued and unpaid interest and
                                            liquidated damages, if any.

RANKING AND GUARANTEES....................  The notes will be our senior unsecured obligations. All of our existing domestic subsidiaries and some of our
                                            future domestic subsidiaries will guarantee the notes on
                                            a senior unsecured basis.

                                            The notes will rank equally with all of our and our
                                            guarantors' existing and future senior unsecured debt.
                                            The notes will rank senior to all of our and our
                                            guarantors' debt that is expressly subordinated to the
                                            notes, but will be effectively subordinated to all of
                                            our and our guarantors' senior secured indebtedness to
                                            the extent of the value of the assets securing that
                                            indebtedness. As of April 30, 2001, we and the
                                            guarantors had $23.1 million of senior secured
                                            indebtedness outstanding and $42.1 million of additional
                                            secured indebtedness available to be borrowed under


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                                            our revolving credit facility. We currently have no
                                            indebtedness that is expressly subordinated to the notes
                                            or the guarantees.

                                            The notes will be structurally subordinated to all of
                                            the liabilities of our subsidiaries which do not
                                            guarantee the notes. As of April 30, 2001, our
                                            non-guarantor subsidiaries had no outstanding debt.
                                            Under some circumstances, the notes will permit our
                                            non-guarantor subsidiaries to incur specified
                                            indebtedness.

RESTRICTIVE COVENANTS.....................  The indenture governing the notes contains covenants that, among other things, will limit our ability and the
                                            ability of our subsidiaries to:

                                                - incur additional indebtedness or liens;

                                                - pay dividends or make other distributions;

                                                - repurchase our stock;

                                                - make investments;

                                                - sell assets;

                                                - enter into agreements restricting our
                                                subsidiaries' ability to pay dividends;

                                                - enter into transactions with affiliates; and

                                                - consolidate, merge or sell all or substantially
                                                all of our assets.

                                            These covenants are subject to important exceptions and
                                            qualifications, which are described under the heading
                                            "Description of Notes" in this prospectus.

THE NEW NOTES.............................  The exchange offer applies to all the old notes. The form and terms of the new notes will be the same as the
                                            form and terms of the old notes except that:

                                                - the new notes will have been registered under the
                                                  Securities Act and, therefore, will not bear
                                                  legends restricting their transfer;

                                                - the new notes will not entitle their holders to
                                                have the notes registered again; and

                                                - provisions increasing the stated interest rate on
                                                the notes if they are not registered will be
                                                  eliminated.

                                            The new notes will evidence the same debt as the old
                                            notes which they replace. They will be issued under the
                                            indenture that governs the old notes and will be
                                            entitled to the benefits of the indenture. For further
                                            information, see "Description of Notes."

                                  RISK FACTORS

    You should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 8 and all the other information provided to you in this prospectus in deciding whether to exchange your notes.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH IN THIS SECTION AND ALL THE OTHER INFORMATION PROVIDED TO YOU IN THIS PROSPECTUS IN DECIDING WHETHER TO EXCHANGE YOUR NOTES.

RISKS RELATING TO FIBERMARK

    FLUCTUATIONS IN THE COSTS AND AVAILABILITY OF RAW MATERIALS COULD HARM OUR BUSINESS.

    The principal raw materials that we use in our business are hardwood and softwood pulp and secondary fiber. These materials are cyclical in both price and supply, and fluctuations in the price and supply of these materials could harm our business. The cyclical nature of pulp pricing presents a potential risk to our gross profit margins because we may not be able to pass along price increases to our customers. We may also be unable to purchase pulp in sufficient quantities, or at acceptable prices, to meet our production requirements during times of tight supply. DuPont is the sole source of Tyvek, a critical component in our binding tapes. If we experience any material limitation or interruption in our supply of Tyvek, or a significant increase in the price of Tyvek, our financial condition, results of operations and competitive position could suffer.

    COMPETITION IN THE SPECIALTY PAPER AND MATERIALS MARKETS COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    We face intense competition in the markets in which we do business, and this competition could harm our financial condition and results of operations. Competition within the specific markets in which we operate comes primarily from a relatively small number of other specialty paper producers, as well as from producers of vinyl, plastic, fiberglass and other materials. Our principal competitors include International Paper Corporation, Ahlstrom Corp., Kimberly-Clark Corporation, Brownville Specialty Paper Products, Inc., Merrimac Paper Co., Inc. and Crocker Technical Papers, Inc. Many of these producers have substantially greater resources than we do. In addition, some of our customers have the internal ability to process some or all of the materials they currently buy from us, and have in the past elected to do so. To the extent our customers elect to do so in the future, our business could suffer.

    OUR BUSINESS IS SUBJECT TO NUMEROUS ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS. THESE REGULATIONS COULD GIVE RISE TO SIGNIFICANT ADDITIONAL LIABILITIES OR EXPENDITURES, OR RESTRICTIONS ON OUR BUSINESS, ANY OF WHICH COULD CAUSE OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TO SUFFER.

    Our operations and properties are subject to a wide variety of foreign, federal, state and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of various materials, substances and wastes; the remediation of contaminated soil and groundwater; and the health and safety of employees. The nature of our operations exposes us to the risk of regulations that restrict the manner in which we conduct our operations, and to claims and other liabilities with respect to environmental protection, remediation and health and safety matters. We could incur material costs or other liabilities in connection with such regulations or claims. In addition, future events, such as new information, changes in existing environmental or health and safety laws or regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may result in significant additional expenditures, liabilities or restrictions that could harm our financial condition, results of operations and competitive position.

    DISRUPTIONS CAUSED BY LABOR DISPUTES OR ORGANIZED LABOR ACTIVITIES MAY HARM OUR BUSINESS.

    A large proportion of our workforce is represented by labor unions. In addition, we may from time to time experience union organizing activities in currently non-union facilities. Disputes with the current labor organizations with which we work or new union organizing activities may result in work slowdowns or stoppages. If we were to experience a work slowdown or stoppage in any one of our facilities, we could experience a slowdown or a halt in production from that facility and from any other facility which depends on that facility for its material. As a result, we could find it difficult or impossible to meet scheduled delivery times for our customers, which could result in loss of business. In addition, union activity could result in higher labor costs, which could harm our financial condition, results of operations and competitive position.

    FLUCTUATIONS IN ECONOMIC ACTIVITY AND DEMAND FOR OUR PRODUCTS COULD HARM OUR BUSINESS.

    The markets for our products are variable and are influenced to a significant degree by the global level of economic activity and fluctuations in our customers' demand and inventory levels. Downturns in global economic conditions and decreased demand for specialty fiber-based materials could have a material adverse effect on our financial condition and results of operations.

    OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS ON THE NOTES.

    We have substantial indebtedness after completing the sale of the old notes. As of April 30, 2001, we had approximately $353.1 million of indebtedness. In addition, subject to restrictions in the indenture for the notes, our revolving credit facility and the indenture for our outstanding 9.375% Series B Senior Notes due 2006, referred to as the outstanding 1996 notes, we may incur additional indebtedness.

    Our high level of indebtedness could have important consequences to you, including the following:

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

    - we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

    - we have a substantially higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

    - we are more vulnerable to economic downturns and adverse developments in our business.

    We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the outstanding 1996 notes, the revolving credit facility and other debt primarily from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that the money we earn will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements, including the revolving credit facility and our indentures, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes.

    THE INDENTURE FOR THE NOTES WE ARE OFFERING, AS WELL AS THE INDENTURE FOR OUR OUTSTANDING 1996 NOTES AND OUR REVOLVING CREDIT FACILITY, IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES AND TAKING SOME CORPORATE ACTIONS.

    The indenture for the notes we are offering, as well as the indenture for our outstanding 1996 notes and our revolving credit facility, impose significant operating and financial restrictions on us. These restrictions will limit our ability and the ability of our subsidiaries, among other things, to:

    - incur additional indebtedness or liens;

    - pay dividends or make other distributions;

    - repurchase our stock;

    - make investments;

    - sell assets;

    - enter into agreements restricting our subsidiaries' ability to pay dividends;

    - enter into transactions with affiliates; and

    - consolidate, merge or sell all or substantially all of our assets.

    In addition, our revolving credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders and holders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

RISKS RELATING TO THE ACQUISITION OF DSI

    THE INTEGRATION OF DSI WITH OUR OPERATIONS MAY PRESENT CHALLENGES.

    The integration of DSI into our operations following the acquisition will involve a number of risks. In particular:

    - DSI may experience attrition among its skilled labor force following the public announcement of the pending acquisition, and we may experience further attrition of skilled workers as we consolidate plants following the acquisition; and

    - plant consolidation may strain our ability to deliver products of acceptable quality from consolidated facilities.

    The integration process could disrupt the activities of the two businesses that are being combined. The combination of the two companies will also require, among other things, coordination of administrative and other functions and consolidation of production capacity.

    Failure to overcome these challenges or any other problems encountered in connection with the acquisition of DSI could harm our financial condition, results of operations and competitive position.

    WE MAY NOT ACHIEVE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM THE DSI ACQUISITION.

    Our integration plan for the DSI acquisition assumes certain cost savings and other benefits. Some of the assumed potential annualized cash cost savings are reflected in the pro forma financial data included in this prospectus. The potential cost savings are based on analyses performed by our management. These analyses necessarily involve assumptions as to future events, including the ease of transferring production to different facilities, assumed operating costs and competitive factors, as well as general business and industry conditions, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions are reasonable, actual results could differ. We cannot assure you that unforeseen factors will not offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to estimates in this prospectus.

RISKS RELATING TO THE NOTES

    THE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND ARE STRUCTURALLY SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES THAT DO NOT GUARANTEE THE NOTES.

    The notes will not be secured. The revolving credit facility is secured by all of our and the guarantors' inventory and accounts receivable and by the equipment and real estate located at our Brattleboro, Vermont, facility. If we become insolvent or are liquidated, or if payment under this facility or any of our other secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation.

    In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. On a pro forma basis, at December 31, 2000, our non-guarantor subsidiaries would have had $1.9 million of outstanding indebtedness. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. In addition, on a pro forma basis, the non-guarantor subsidiaries generated 27.3% of our revenues and 10.3% of our EBITDA for the year ended December 31, 2000.

    THE GUARANTEES MAY BE VOIDED UNDER SOME LEGAL CIRCUMSTANCES.

    The notes will be guaranteed by all of our existing domestic subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor's unpaid creditors. Under these laws, if a court were to find in a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued its guarantee of the notes:

    - it issued the guarantee to delay, hinder or defraud present or future creditors; or

    - it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and

       - it was insolvent or rendered insolvent by reason of issuing the guarantee, and the application of the proceeds of the notes or the guarantee; or

       - it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

       - it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

       - it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the obligations under such guarantee, subordinate the guarantee to that guarantor's other debt or take other action detrimental to holders of the notes and the guarantees of the notes.

    The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    We cannot be sure as to the standard that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors' other debt. If such a case were to occur, the guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of FiberMark, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

    Based upon financial and other information currently available to us, we believe that the debt evidenced by the guarantees is being incurred for proper purposes and in good faith. We believe that the guarantors:

    - are solvent and will continue to be solvent after issuing the guarantees,

    - will have sufficient capital for carrying on the business we intend to conduct after this offering is completed, and

    - will be able to service their debt as it comes due.

    WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO HOLDERS OF THE NOTES UPON A CHANGE OF CONTROL.

    Upon the occurrence of a "change of control," as defined in the indenture, you will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Likewise, the holders of the outstanding 1996 notes have the right to require us to repurchase the outstanding 1996 notes in the case of a change in control. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture and under the indenture governing the outstanding 1996 notes, which would in turn be a default under the revolving credit facility. Moreover, our failure to repay all amounts outstanding under the outstanding 1996 notes or the revolving credit facility upon a default could also be a default under the indenture.

    In addition, a change of control may constitute an event of default under the revolving credit facility. A default under the revolving credit facility could result in an event of default under the indenture if the lenders accelerate the debt under the revolving credit facility.

    If a change of control occurs, we may not have enough assets to satisfy all obligations under the revolving credit facility, the indenture related to the outstanding 1996 notes and the indenture related to the notes offered hereby. Upon the occurrence of a change of control we could seek to refinance the indebtedness under the revolving credit facility, the outstanding 1996 notes and the notes offered by this prospectus or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

    NO PUBLIC MARKET FOR THE NOTES IS LIKELY TO DEVELOP AND YOU MAY NOT BE ABLE TO SELL THEM QUICKLY OR AT THE PRICE THAT YOU PAID.

    The notes are not expected to trade on Nasdaq or any securities exchange, and we cannot predict how much interest or sales volume there will be in private transactions. Purchases and sales of notes may be very sporadic. Any degree of liquidity of the notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Unless an active trading market for the notes develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, our performance and various other factors. Although the new notes will be registered under the Securities Act, holders who are affiliates, as defined under Rule 405 of the Securities Act, of FiberMark may publicly offer and resell the new notes only in compliance with the provisions of Rule 144 under the Securities Act. In order to do so, the notes would have to trade on Nasdaq or a securities exchange.

    Future trading prices of the notes and exchange notes will depend on many factors, including:

    - our operating performance and financial condition;

    - our ability to complete the offer to exchange the notes for the exchange notes;

    - the interest of securities dealers in making a market; and

    - the market for similar securities.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the new notes, will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

    FAILURE TO EXCHANGE OLD NOTES WILL IMPAIR A HOLDER'S LIQUIDITY.

    New notes will be issued in exchange for old notes only after timely receipt by the exchange agent of all required documentation. Therefore, if you wish to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities in your documentation. Old notes that are not tendered or are tendered but not accepted will continue to be subject to existing restrictions on transfer. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for unexchanged old notes could be adversely affected due to the limited amount, or "float", of the old notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of old notes are not exchanged in the exchange offer, the trading market for the new notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution".

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                                  MARKET DATA

    Market data and other statistical information used throughout this prospectus are based on our good faith estimates, which estimates we based upon our review of internal surveys as well as independent industry publications, government publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. We will issue new, registered notes in exchange for old, unregistered notes having an identical principal amount. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in a change in our outstanding indebtedness. See "The Exchange Offer." The terms of the new notes will be identical in all material respects to the old notes except that

    - the new notes have been registered under the Securities Act and, therefore, they are not subject to transfer restrictions; and

    - the provisions relating to registration rights and liquidated damages through an increase in the stated interest rate on the old notes will be eliminated.

    We used the gross proceeds of $228.3 million from the sale of the old notes to fund the purchase price of the DSI acquisition, pay fees, commissions and expenses relating to the sale of the notes and the DSI acquisition and to repay some of our outstanding indebtedness.

    The following table sets forth the sources and uses of funds relating to the sale of the old notes, the DSI acquisition and the repayment of indebtedness.

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES OF FUNDS:
Issuance of notes...........................................      $228.3
Cash on hand................................................        11.1
                                                                  ------
  Total sources.............................................      $239.4
                                                                  ======
USES OF FUNDS:
DSI acquisition.............................................      $140.0
Repayment of existing indebtedness..........................        70.5
Estimated capital expenditures..............................        20.0
Offering fees, commissions and expenses.....................         7.9
Fees and expenses relating to the DSI acquisition...........         1.0
                                                                  ------
  Total uses................................................      $239.4
                                                                  ======

    We repaid approximately $38.8 million of our existing indebtedness at our German subsidiaries and $31.7 million of the debt outstanding under our revolving credit facility. Over the next two years, we expect to make up to $20.0 million in capital expenditures related to the integration of DSI.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and capitalization (including short-term debt) on an actual and pro forma basis, after giving effect to the DSI acquisition, the issuance of the old notes, net of issue discount of $1.725 million, and the repayment of indebtedness as of March 31, 2001. You should read this table together with the financial information appearing in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Current Report on Form 8-K dated March 6, 2001 incorporated by reference in this prospectus and the notes to that financial information.

                                                               AT MARCH 31, 2001
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................  $  4,614   $     --
                                                              ========   ========
Short-term debt, including current portion of long-term
  debt......................................................  $ 11,175   $  2,442
Long-term debt, less current portion:
  Revolving credit facility.................................    39,572      9,843
  Bank term loans...........................................    25,527         --
  9.375% 1996 notes.........................................   100,000    100,000
  10.750% 2001 notes........................................        --    228,275
  Other long-term debt......................................    12,929     12,929
                                                              --------   --------
    Total long-term debt, less current portion..............   178,028    351,047
                                                              --------   --------
      Total debt............................................   189,203    353,489

Stockholders' equity:
  Preferred stock, par value $.001 per share; 2,000,000
    shares authorized and none issued.......................        --         --
  Common stock, par value $.001 per share; 20,000,000 shares authorized and 6,852,452 shares issued and 6,848,652
    shares outstanding......................................         7          7
  Additional paid-in capital................................    64,492     64,492
  Retained earnings.........................................    45,734     45,561
  Accumulated other comprehensive loss......................    (7,239)    (7,239)
  Treasury stock............................................       (35)       (35)
                                                              --------   --------
    Total stockholders' equity..............................   102,959    102,786
                                                              --------   --------
      Total capitalization..................................  $292,162   $456,275
                                                              ========   ========

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma combined consolidated financial data give effect to the following transactions as if they were consummated as of March 31, 2001 with respect to the unaudited pro forma balance sheet and on January 1, 2001 with respect to the unaudited pro forma statement of income:

    - our acquisition of DSI;

    - the issuance of $230.0 million of notes for net offering proceeds of $220.4 million; and

    - repayment of an aggregate of $70.5 million of outstanding indebtedness.

In connection with our acquisition of DSI, we are consolidating some of DSI's papermaking and converting capacity with our existing plants, enabling us to close some facilities. We have made and expect to continue to make capital expenditures at some existing facilities to accomodate the DSI products. The pro forma data give effect to operating cost reductions in connection with the closing of DSI facilities, as well as the anticipated capital expenditures.

    The pro forma financial statements reflect the purchase method of accounting for the DSI acquisition. We were the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the acquisition. Income of the combined company will not include income or loss of DSI prior to the acquisition. The pro forma consolidated financial statements reflect preliminary pro forma adjustments made to combine DSI with FiberMark using the purchase method of accounting. The unaudited pro forma consolidated financial data are based upon available information and assumptions that we believe are reasonable.

    As used throughout this prospectus, EBITDA means the net income we would have shown if we did not take into consideration our interest income and expense, income tax expense and depreciation and amortization charges. This is not a measurement in accordance with generally accepted accounting principles, and you should not consider it to be an alternative to, or more meaningful than, operating income, net income or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA as we define it may not be comparable to EBITDA or similarly titled measures reported by other companies. EBITDA is, however, commonly used by analysts and investors as a principal measure of financial performance in our industry, and is one of the financial measures used by analysts to value us. Therefore, we believe that the presentation of EBITDA provides relevant information to investors. As a result of restrictions imposed by the terms of existing or future indebtedness and limitations imposed by applicable law upon the payment of dividends and distributions, among other things, amounts reflected as EBITDA are not necessarily available for discretionary use.

    We also refer throughout this prospectus to EBITDA margin, which is EBITDA expressed as a percentage of net sales.

    The pro forma consolidated financial data are for informational purposes only and are not necessarily indicative of the results of our future operations or the actual results that would have been achieved had the DSI acquisition and related transactions been consummated during the periods indicated. You should read the unaudited pro forma consolidated financial data in conjunction with the consolidated historical financial statements of FiberMark and DSI, including the related notes, which are incorporated by reference into and included in this prospectus, respectively.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 2001
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL
                                                   --------------------     TOTAL          PRO FORMA
                                                   FIBERMARK     DSI      HISTORICAL      ADJUSTMENTS      PRO FORMA
CONSOLIDATED INCOME STATEMENT DATA:                ---------   --------   ----------      -----------      ---------
Net sales........................................  $ 90,344    $ 30,891    $121,235        $     --        $ 121,235
Cost of sales....................................    76,604      23,999     100,603          (4,708)(a)       95,895
                                                   --------    --------    --------        --------        ---------
  Gross profit...................................    13,740       6,892      20,632           4,708           25,340
Selling, general and administrative..............     5,393       3,965       9,358             462 (b)        9,820
                                                   --------    --------    --------        --------        ---------
  Income from operations.........................     8,347       2,927      11,274           4,246           15,520
Other expense, net...............................       396          --         396              --              396
Interest expense.................................     3,225       1,979       5,204           3,268 (c)        8,472
                                                   --------    --------    --------        --------        ---------
  Income before income taxes.....................     4,726         948       5,674             979            6,653
Income tax expense...............................     1,868         374       2,242             558 (d)        2,800
                                                   --------    --------    --------        --------        ---------
Net income.......................................  $  2,858    $    574    $  3,432        $    421        $   3,853
                                                   ========    ========    ========        ========        =========
Pro forma basic earnings per share...............                                                               0.56
Pro forma diluted earnings per share.............                                                               0.55

Weighted average shares outstanding--basic.......                                                          6,834,362
Weighted average shares outstanding--diluted.....                                                          6,944,174

OTHER CONSOLIDATED DATA:

EBITDA...........................................                                                             20,801
EBITDA margin....................................                                                               17.2%
Depreciation and amortization....................                                                              5,676
Capital expenditures.............................                                                             29,583

     NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

The Unaudited Pro Forma Combined Consolidated Statement of Income for the three months ended March 31, 2001 reflects the transactions as if they had occurred on January 1, 2001.

    (a) Reflects the following:

Depreciation on anticipated capital expenditures at existing
  facilities to accommodate DSI products....................  $    250
Reduction in operating costs resulting from facility
  closures (1)..............................................    (4,958)
                                                              --------
                                                              $ (4,708)
                                                              ========
------------------------

        (1) In December 2000, FiberMark began operating a new paper machine and has capacity to absorb production requirements for these closures. The company anticipates that it will retain all current sales.

    (b) Reflects the following:

Reversal of amortization of DSI goodwill....................  $  (375)
Amortization of goodwill acquired...........................      864
Increase in medical expenses (2)............................      702
Reduction of commission expense to DSI affiliate (3)........     (729)
                                                              -------
                                                              $   462
                                                              =======
------------------------

        (2) DSI has an arrangement with an affiliate whereby the affiliate is responsible for DSI employee medical costs. This arrangement terminated upon acquisition, resulting in higher medical expenses.

         (3) DSI pays a Foreign Sales Corporation (FSC) commission expense to an unconsolidated affiliate. Upon acquisition, this expense will be paid to FiberMark's FSC which is consolidated with FiberMark.

    (c) Reflects the following:

Interest costs on the notes.................................  $ 6,181
Amortization of discount on the notes.......................       43
Reversal of interest expense on retired German debt and
  repaid revolving line of credit...........................   (1,143)
Reversal of DSI intercompany interest.......................   (1,979)
Reversal of amortization of financing costs relating to debt
  to be retired.............................................      (32)
Amortization of financing costs relating to the issuance of
  the notes.................................................      198
                                                              -------
                                                              $ 3,268
                                                              =======

    (d) Reflects the net additional income tax provision as a result of the above adjustments, except the goodwill amortization adjustment, at an effective tax rate of 38%.

Pro forma capital expenditures reflect $20.0 million of anticipated expenditures at existing facilities to accomodate DSI products.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2001

                             (DOLLARS IN THOUSANDS)

                                                      HISTORICAL
                                                ----------------------     TOTAL       OFFERING     ACQUISITION
                                                FIBERMARK      DSI       HISTORICAL   ADJUSTMENTS   ADJUSTMENTS      PRO FORMA
                                                ---------   ----------   ----------   -----------   -----------      ---------
                                                            ASSETS
Current assets:
  Cash........................................  $  4,614     $    402     $  5,016     $136,386 (a)  $(141,000)(d)   $     --
                                                                                                          (402)(e)         --
  Accounts receivable.........................    43,570       17,865       61,435           --             --         61,435
  Inventories.................................    73,194       14,843       88,037           --             --         88,037
  Other.......................................     1,306           --        1,306           --             --          1,306
  Prepaid expenses............................        --       38,396       38,396           --        (38,396)(e)         --
  Deferred income taxes.......................     4,955        5,670       10,625           --          5,700 (e)     16,325
                                                --------     --------     --------     --------      ---------       --------
    Total current assets......................   127,639       77,176      204,815      136,386       (174,098)       167,103

Property, plant and equipment, net............   196,390       38,741      235,131           --        (15,000)(e)         --
                                                                                         20,000 (a)                   240,131
Goodwill, net.................................    44,181       32,641       76,822           --        103,690 (e)
                                                                                                       (32,641)(e)    147,871

Other intangible assets, net..................     7,666           --        7,666        7,621 (b)         --         15,287
Other long-term assets........................     1,761           --        1,761           --             --          1,761
Other pension assets..........................     4,018           --        4,018           --             --          4,018
                                                --------     --------     --------     --------      ---------       --------
    Total assets..............................  $381,655     $148,558     $530,213     $164,007      $(118,049)      $576,171
                                                ========     ========     ========     ========      =========       ========

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...........  $ 11,175     $     --     $ 11,175     $ (8,733)(a)  $      --       $  2,442
  Notes payable to affiliates.................        --       38,396       38,396           --        (38,396)(e)         --
  Trade payables to affiliates................        --           21           21           --             --             21
  Accounts payable............................    26,961        6,787       33,748           --             --         33,748
  Accrued liabilities.........................    17,548        5,828       23,376         (106)(c)      5,658 (e)
                                                                                                           183 (e)     29,111
  Accrued income taxes........................     3,343           --        3,343           --             --          3,343
                                                --------     --------     --------     --------      ---------       --------
    Total current liabilities.................    59,027       51,032      110,059       (8,839)       (32,555)        68,665
Revolving credit line.........................    39,572           --       39,572      (29,729)(a)         --          9,843
Long-term debt:
  1996 Notes..................................   100,000           --      100,000           --             --        100,000
  Notes offered...............................        --           --           --      228,275 (a)         --        228,275
  Bank term loans.............................    25,527           --       25,527      (25,527)(a)         --             --
  Other.......................................    12,929           --       12,929           --             --         12,929
Deferred income taxes.........................    20,765        4,945       25,710           --             --         25,710
Other long-term liabilities...................    20,876       10,748       31,624           --         (3,661)(e)     27,963
                                                --------     --------     --------     --------      ---------       --------
    Total long-term liabilities...............   219,669       15,693      235,362      173,019         (3,661)       404,720
                                                --------     --------     --------     --------      ---------       --------
    Total liabilities.........................   278,696       66,725      345,421      164,180        (36,216)       473,385

Stockholders' equity:
  Common stock................................         7                         7           --             --              7
  Owners' net investment......................        --       81,356       81,356           --        (81,356)(f)         --
  Additional paid-in capital..................    64,492           --       64,492           --             --         64,492
  Retained earnings...........................    45,734           --       45,734         (173)(c)         --         45,561
  Accumulated other comprehensive
    income (loss).............................    (7,239)         477       (6,762)          --           (477)(f)     (7,239)
  Treasury stock..............................       (35)          --          (35)          --             --            (35)
                                                --------     --------     --------     --------      ---------       --------
    Total stockholders' equity................   102,959       81,833      184,792         (173)       (81,833)       102,786
                                                --------     --------     --------     --------      ---------       --------
    Total liabilities and stockholders'
      equity..................................  $381,655     $148,558     $530,213     $164,007      $(118,049)      $576,171
                                                ========     ========     ========     ========      =========       ========

        NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

The Unaudited Pro Forma Combined Consolidated Balance Sheet reflects the transactions as if they had occurred as of March 31, 2001.

    (a) Reflects the issuance of the notes and application of proceeds therefrom:

Issuance of the notes.......................................  $230,000
Discount on the notes.......................................    (1,725)
Expenses for issuance of the notes..........................    (7,900)
Retirement of German debt-current portion...................    (8,733)
Retirement of German debt-long term.........................   (25,527)
Repayment under revolving line of credit....................   (29,729)
Anticipated capital expenditure spending at existing
  facilities to accommodate DSI products....................   (20,000)
                                                              --------
                                                              $136,386
                                                              ========

    (b) Reflects the following:

Expenses for issuance of the notes..........................   $7,900
Write off of financing costs and expenses relating to the
  debt to be retired........................................     (279)
                                                               ------
                                                               $7,621
                                                               ======

    (c) Reflects the following:

Write off of financing costs and expenses relating to the
  debt to be retired........................................   $(279)
Tax benefit from above......................................     106
                                                               -----
                                                               $(173)
                                                               =====

    (d) Represents the following:

Purchase price..............................................  $(140,000)
Acquisition expenses........................................     (1,000)
                                                              ---------
                                                              $(141,000)
                                                              =========

        NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

    (e) The acquisition is being accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations". The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair market value, with the remainder allocated to goodwill:

Payment to sellers......................................             $140,000
Acquisition expenses....................................                1,000
Book value of net assets acquired.......................  $(81,833)
Net liabilities excluded or eliminated at acquisition:
  Pension liabilities...................................    (3,661)
  Notes payable to affiliates...........................   (38,396)
  Prepaid expenses......................................    38,396
  Goodwill..............................................    32,641
  Cash at U.K. facility.................................       402
Adjusted book value of net assets acquired..............              (52,451)
                                                                     --------
Increase in basis.......................................             $ 88,549
                                                                     ========
Allocation of increase in basis:
Decrease in fair value of property of property, plant
  and equipment.........................................             $(15,000)
Increase in goodwill....................................              103,690
Accrual for acquisition related severance costs to be
  incurred..............................................               (5,658)
Accrual for additional pension liability................                 (183)
Increase in deferred tax assets.........................                5,700
                                                                     --------
                                                                     $ 88,549
                                                                     ========

    (f) Reflects the elimination of DSI equity balances pursuant to purchase accounting:

    Note the following summary of transactions for balance sheet presentation purposes where more than one transaction affected a balance sheet line item:

Cash:
  Purchase price plus acquisition expenses..................  (141,000)(d)
  Cash at U.K. facility.....................................      (402)(e)
                                                              --------
                                                              (141,402)

Goodwill:
  Increase in goodwill from allocation of purchase price....   103,690(e)
  Goodwill eliminated at acquisition........................   (32,641)(e)
                                                              --------
                                                                71,049

Accrued liabilities:
  Accrual for acquisition related severance costs to be
    incurred................................................    (5,658)(e)
  Accrual for additional pension liability..................      (183)(e)
                                                              --------
                                                                (5,841)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--DSI

    DSI is a leading manufacturer of high quality covering materials serving the publishing, stationery and fancy packaging industries. DSI's covering products include latex saturated paper, cloth and leather-based material. As part of our decorative specialties group, DSI currently operates two paper mills with saturation capability and four converting plants. Five of the facilities are located in the United States and one is located in the United Kingdom.

    DSI acquired certain assets and assumed certain liabilities of the saturated paper business of Pajco Coated Products, L.P. in February 1998 for cash consideration of $21.6 million. FiberMark was, and remains, the owner of the property and facility that houses Pajco's only operations site, located in Lowville, New York. The annualized sales of the Lowville plant in 1998 were approximately $28.4 million. DSI is able to manufacture a significant portion of the base paper requirements for Lowville, and the resulting throughput at DSI's paper mills generated annualized cost savings of approximately $3.8 million. Other synergies were realized by rationalization of base paper grades and balancing production among DSI's converting plants.

    DSI acquired certain assets and assumed certain liabilities of Red Bridge International, referred to as Red Bridge, in the United Kingdom in June 1999 for cash consideration of $8.9 million. Red Bridge's annualized sales were approximately $13.2 million for 1999. Red Bridge expanded DSI's international market participation and provided a new product offering in saturated cloth. DSI manufactures a significant portion of the base paper requirements for Red Bridge resulting in cost savings for the business.

    The following table sets forth, for the periods indicated, certain statement of income data as a percentage of net sales.

                                                   THREE MONTHS ENDED MARCH 31,
                                                   -----------------------------
                                                       2001            2000
                                                   -------------   -------------
Net sales........................................      100.0%          100.0%
Cost of sales....................................       77.7            69.8
                                                       -----           -----
Gross profit.....................................       22.3            30.2
Selling, general and administrative expenses.....       12.8            11.9
                                                       -----           -----
Income from operations...........................        9.5            18.3
Interest expense.................................        6.4             5.4
                                                       -----           -----
Income before taxes..............................        3.1            12.9
Provision for income taxes.......................        1.2             5.1
                                                       -----           -----
Net income.......................................        1.9%            7.8%
                                                       =====           =====

THREE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THREE MONTHS ENDED MARCH 31,
  2000

    Net sales decreased 10.5% to $30.9 million in the first quarter of 2001 from $34.5 million in the first quarter of 2000. The decline in sales was attributable to lower graphic white product sales to the book covering market and to lower sales of color coated products to the international markets. This decline paralleled general economic trends as well as reflecting the fact that major DSI customers were adjusting their inventory levels. Partially offsetting these decreases was $0.7 million of new sales of cloth products into the U.S. market and sales of new product offerings. Approximately $1.4 million of sales in 2001 was due to price increases which DSI effected to offset the rising cost of materials, primarily pulp and latex.

    Gross profit as a percentage of sales decreased to 22.3% in the first quarter of 2001 from 30.2% in the first quarter of 2000. This decrease was primarily due to the sales mix and to reduced absorption of fixed costs directly resulting from the reduction of 18% in unit sales volume. DSI was able to recover inflationary increases in material and production costs through price increases.

    Selling, general and administrative expenses decreased by 3.6% to $4.0 million (12.8% of net sales) in the first quarter of 2001 from $4.1 million (11.9% of net sales) in the first quarter of 2000. The decreased dollar amount was due to lower sales volume and related distribution costs offset in part by inflationary cost increases and added costs associated with the company's new business systems. The increase in percentage terms reflects the fixed nature of some selling, general and administrative expenses.

    Income from operations decreased 53.7% to $2.9 million (9.5% of net sales) in the first quarter of 2001 from $6.3 million (18.3% of net sales) in the first quarter of 2000. This decrease was due to the loss of gross margin from the lower sales volume and sales mix although overall costs have decreased slightly.

    Interest expense represents the cost charged by DSI's parent company on DSI's intercompany balance in the United States and in the United Kingdom. DSI had no third party debt.

    Income taxes were $0.4 million, or 39.5% of taxable income in the first quarter of 2001 compared with $1.8 million or 39.5% of taxable income in the first quarter of 2000.

    Net income for the first quarter of 2001 was $0.6 million compared with $2.7 million in the first quarter of 2000. This 78% decrease resulted from the factors mentioned above.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    As a condition to the sale of the old notes, we agreed to make an exchange offer of new notes registered under the Securities Act for old notes. This will remove most of the transfer restrictions originally imposed on the notes by federal securities laws. In the registration rights agreement, we further agreed to take the following actions, unless the exchange offer is not permitted by applicable law or SEC policy:

    - file a registration statement under the Securities Act with respect to the new notes by July 17, 2001;

    - use our best efforts to cause the registration statement to become effective under the Securities Act by September 17, 2001; and

    - use our best efforts to complete the exchange offer by October 15, 2001.

RESALE OF NEW NOTES

    Based upon an interpretation by the staff of the SEC contained in no-action letters issued to other companies, we believe that a noteholder will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering a prospectus to the purchasers of the new notes if the noteholder:

    - is not an affiliate of FiberMark within the meaning of Rule 405 under the Securities Act;

    - is not a broker-dealer who purchases such new notes directly from FiberMark to resell pursuant to Rule 144A or any other available exemption under the Securities Act; and

    - exchanges old notes for new notes in the ordinary course of business and is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the new notes.

    However, any holder who acquires new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes or is a broker-dealer cannot rely on the position of the staff of the SEC enumerated in these no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal to be used in the exchange offer states that by doing this, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    We will accept any and all old notes validly tendered and not withdrawn before the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered pursuant to the exchange offer. Old notes may be tendered only in whole multiples of $1,000.

    The form and terms of the new notes are the same as the form and terms of the old notes except that:

    - the new notes have been registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

    - holders of the new notes will not be entitled to any of the rights of holders of the old notes under the registration rights agreement including registration rights and the right to receive additional interest as liquidated damages if registration of their notes is delayed past specified deadlines.

    The new notes will evidence the same indebtedness as the old notes which they replace and will be issued under the indenture governing the old notes, which also authorized the issuance of the new notes. The new notes, like the old notes, will be entitled to the benefits of the indenture. Both series of notes will be treated as a single class of debt securities under the indenture.

    As of the date of this prospectus, $230.0 million in aggregate principal amount of old notes are outstanding. Only a registered holder of old notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

    Holders of old notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations of the SEC.

    We will be deemed to have accepted validly tendered old notes only when, as and if we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us.

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of old notes pursuant to the exchange offer and will be required to pay transfer taxes only as provided in the instructions in the letter of transmittal. We will pay all charges and expenses in connection with the exchange offer, other than applicable taxes described below. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date will be 5:00 p.m., New York City time             ,
2001, unless we, in our sole discretion, extend the exchange offer. In that case, the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

    In order to extend the exchange offer, we must:

    - notify the exchange agent of any extension by oral or written notice; and

    - mail to the registered holders an announcement disclosing the approximate number of old notes already deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our reasonable discretion,

    - to delay accepting any old notes;

    - to extend the exchange offer; or

    - if any conditions set forth below under "--Conditions" is not satisfied, to terminate the exchange offer in each case by giving oral or written notice of such delay, extension or termination to the exchange agent. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a prospectus supplement that will be distributed to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

INTEREST ON THE NEW NOTES

    The new notes will bear interest at 10 3/4% per year from and including April 18, 2001. Interest on the new notes will be payable twice a year, on each April 15 and October 15, beginning October 15, 2001. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before October 15, 2001 will be superseded by the interest that is deemed to have accrued on the new notes from April 18, 2001 through the date of the exchange.

PROCEDURES FOR TENDERING

    Only a registered holder of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must either:

    - follow DTC's Automated Tender Offer Program procedures; or

    - do the following:

       - complete, sign and date the letter of transmittal, or a facsimile thereof;

       - have the signatures guaranteed if required by the letter of transmittal; and

       - deliver the letter of transmittal or facsimile thereof to the exchange agent at the address and in the manner set forth below under "--Exchange Agent" for receipt prior to the expiration date of the exchange offer.

In addition, either

    - the exchange agent must receive certificates for the old notes along with the letter of transmittal;

    - prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent's account at the depositary, DTC, pursuant to the procedure for book-entry transfer described below; or

    - the holder must comply with the guaranteed delivery procedures described below.

    A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your choice and your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

    If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. Holders who intend to tender old notes through DTC's Automated Tender Offer Program procedures need not submit a letter of transmittal. If you are a beneficial owner and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may, therefore, be impractical.

    Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered:

    - by a registered holder who has not completed the box titled "Special Delivery Instructions" on the letter of transmittal; or

    - for the account of an eligible institution, as described below.

Where signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an eligible institution that is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution as described in Rule 17Ad-15 under the Securities Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

    If the letter of transmittal is signed by a person other than the registered holder of the old notes being tendered, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate that fact when signing, and should submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal, unless we waive the requirement.

    The depositary has confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program procedures to tender old notes. All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes if our acceptance of those notes would be unlawful, in the opinion of our legal counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes must be cured by the deadline set by us, unless we waive them. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent or any other person will incur any liability for failure to give that kind of notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth below under "--Conditions," to terminate the exchange offer and purchase old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law. The terms of any such purchases or offers could differ from the terms of the exchange offer.

    By tendering, each holder of old notes will represent to us that, among other things,

    - it is acquiring new notes in the exchange offer in the ordinary course of its business;

    - it has no arrangement or understanding with any person to participate in the distribution of the new notes;

    - it agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such holder and cannot rely on the position of the staff of the SEC set forth in various no-action letters;

    - it understands that any secondary resale transaction as described in the third clause above and any resales of new notes obtained by it in exchange for old notes acquired by it directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508 of the SEC's Regulation S-K;

    - it is not a broker-dealer that owns old notes acquired directly from us or an affiliate of ours; and

    - it is not an affiliate, as defined in Rule 405 under the Securities Act, of ours.

RETURN OF OLD NOTES

    If any tendered notes are not accepted for any reason, or if old notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to their holder as promptly as practicable. Old notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below will be credited to an account maintained with the depositary.

BOOK-ENTRY TRANSFER

    The exchange agent will seek to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the depositary's systems may make book-entry delivery of old notes by causing the depositary to transfer them into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although a holder may effect delivery of old notes through book-entry transfer at the depositary, it must also follow the depositary's Automated Tender Offer Program procedures, submit to the exchange agent the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, on or before the expiration date, or follow the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, may effect a tender if:

    - the tender is made through an eligible institution;

    - before the expiration date, the exchange agent receives from the eligible institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us:

       - setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered;

       - stating that the tender is being made; and

       - guaranteeing that it will deposit with the exchange agent, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or a facsimile, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal; and

    - the properly executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to all holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    You may withdraw tenders of old notes at any time before 5:00 p.m. on the expiration date, except as otherwise provided below.

    To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the holder who deposited the old notes to be withdrawn,

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such notes, and

    - be signed by such holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees.

    We will determine, in our sole discretion, all questions as to the validity, form and eligibility of withdrawal notices including time of receipt. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange for them unless the old notes that are withdrawn are later validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

CONDITIONS

    Regardless of any other term of the exchange offer, we will not be required to exchange new notes for any old notes if we reasonably believe that the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC. In that case, we may

    - refuse to accept any old notes and return all tendered old notes to their holders; or

    - extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those notes as described under "--Withdrawal of Tenders."

LIQUIDATED DAMAGES

    The old notes will accrue liquidated damages if specified deadlines are not met in connection with the exchange offer. See "Description of Notes--Registration Rights; Liquidated Damages."

TERMINATION OF CERTAIN RIGHTS

    After the exchange offer is consummated, all rights of noteholders under the registration rights agreement, including registration rights, will terminate except with respect to FiberMark's continuing obligations:

    - to indemnify the holders, including any broker-dealers and specified parties related to the holders against certain liabilities, including liabilities under the Securities Act,

    - to provide, upon the request of any holder of an old note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the note pursuant to Rule 144A,

    - to use our best efforts to keep the registration statement effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for so long as those persons must comply with that requirement in order to resell the new notes, and

    - to provide copies of the latest version of this prospectus to broker-dealers upon their request for a period of not less than one year after the expiration date.

EXCHANGE AGENT

    Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery, to the exchange agent addressed as follows:

By Registered or Certified                 By Facsimile:
Mail; Overnight Courier or Hand            302-651-1079
Delivery:                                  (For Eligible Institutions Only)
Wilmington Trust Company                   Confirm by Telephone:
Corporate Trust Reorganization             302-651-8869
Services                                   Aubrey Rosa
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-00001
Attention: Aubrey Rosa

    Delivery of the letter of transmittal to a different address or transmission of instructions to a different facsimile address does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, by telephone or in person by officers and regular employees of us and our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

    The cash expenses to be incurred in connection with the exchange offer will
be paid by us and are estimated in the aggregate to be approximately $[      ].
These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or any exemption from having to pay is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. Holders of old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The old notes that are not exchanged for new notes in the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

    - to an entity which the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act,

    - in a transaction meeting the requirements of Rule 144 under the Securities Act,

    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act,

    - in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request,

    - to us, or

    - pursuant to an effective registration statement,

and, in each case, in accordance with any applicable securities laws of any state of the United States and any other applicable jurisdiction.

ACCOUNTING TREATMENT

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

                                    BUSINESS

COMPANY OVERVIEW

    We are a leading producer of specialty fiber-based materials for industrial and consumer use worldwide. We have operations in the United States and Europe, and we focus on value-added products that are designed and manufactured to meet the demanding technical specifications and service requirements of our customers. Our manufacturing capabilities include the making of paper and synthetic web and nonwoven materials, augmented by our value-added saturating, coating, embossing, laminating and other converting processes. We have long-standing relationships with most of our customers, who typically manufacture components or finished products using our base materials. Our products are derived from a wide range of both virgin and recycled natural and synthetic fibers and fall into five broad product families:

    FILTER MEDIA. We manufacture saturated and non-saturated filter media used in air and fluid filters for transportation applications, such as automobiles, heavy-duty trucks and equipment, rail and aircraft. We also manufacture filter media for home applications such as vacuum cleaner bags and water purifiers. We also manufacture base materials and semi-finished products that are used in various industrial and commercial applications, including the processing of beverages, paints and hot cooking oils. We believe that we are the leading worldwide supplier of filter media for vacuum cleaner bags and the second-largest European supplier of filter media for transportation applications.

    TECHNICAL SPECIALTIES. Technical specialties is our most diverse product family. These base or cover materials are used in communications, graphic arts and electrical and electronics applications, as well as in other industrial and commercial applications. We participate in numerous niche markets, and we believe that we hold market leadership positions in many of them. For example, we believe that we are the leading worldwide supplier of base materials for CEM-1 printed circuit boards and industrial fuel cells and the leading U.S. supplier of acid-free materials for matboard and archival storage, photographic packaging, electrical insulation materials, wet-strength laundry tag material and absorbent/ blotting materials. We also believe that we are the leading European manufacturer of durable security paper and latex-treated abrasive backing materials for sandpaper and the second largest European manufacturer of nonwoven wallcovering materials.

    DURABLE SPECIALTIES. In this product family, we manufacture and convert fiber-based materials into tape substrates and other products through special saturation and coating processes. We believe we are the largest producer of latex-saturated base material for tapes in the world. Our tape bases are used in the manufacture of industrial and consumer masking tapes, barrier and other pressure-sensitive tapes and bandoliering tapes, such as tapes that carry electronic components through the manufacturing process. We also convert specialty paper into endsheets and spine reinforcement materials used in the bookbinding industry and provide specialty tapes for binding the edges of checkbooks, memo pads and related products.

    OFFICE PRODUCTS. We manufacture materials used to make both heavyweight and lighter-weight cover materials used in communications applications, primarily for binding and filing supplies used in the office, home and school. We believe that we are the largest manufacturer of pressboard binding and filing materials in the world.

    DECORATIVE SPECIALTIES. We are a leading global manufacturer of specialty decorative covering materials serving book production/publishing, printing and premium packaging markets as well as various other niche markets. Our ability to make base materials and to add extensive finishing enables us to produce latex-saturated, coated cloth and other materials with a wide variety of textures, colors and performance characteristics. We believe we are the largest producer of latex-saturated decorative covering materials in the world.

    For the year ended December 31, 2000, after giving effect to the acquisition of DSI, filter media, technical specialties, durable specialties, office products and decorative specialties accounted for 21.0%,

20.7%, 20.2%, 10.2% and 27.9% respectively, of our pro forma net sales. On a pro forma basis, our net sales for 2000 would have been $493.0 million with EBITDA of $95.6 million.

    While our products are organized into five product families, our operations are organized into four divisions, each of which corresponds to an operating segment:

    - German Operations and Filter Media North America,

    - Technical & Office Products,

    - Durable Specialties, and

    - Decorative Specialties.

    The following table outlines the relationship between our operating segments and our product families, categorizing our net sales for the year ended
December 31, 2000 on a pro forma basis by each product family and its corresponding operating segment.

            PRO FORMA NET SALES FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                   OPERATING SEGMENT
                                       -------------------------------------------------------------------------
                                         GERMAN                                                         PRODUCT
                                       OPERATIONS   TECHNICAL                                          FAMILY AS
                                        & FILTER    & OFFICE      DURABLE     DECORATIVE                A % OF
PRODUCT FAMILY                           MEDIA      PRODUCTS    SPECIALTIES   SPECIALTIES    TOTAL     NET SALES
--------------                         ----------   ---------   -----------   -----------   --------   ---------
Filter Media.........................   $ 98,390    $  5,325                                $103,715      21.0%
Technical Specialties................     46,980      54,836                                 101,816      20.7
Durable Specialties..................     28,291                  $71,259                     99,550      20.2
Office Products......................                 50,372                                  50,372      10.2
Decorative Specialties...............                                          $137,546      137,546      27.9
                                        --------    --------      -------      --------     --------     -----
Total................................   $173,661    $110,533      $71,259      $137,546     $492,999     100.0%
                                        ========    ========      =======      ========     ========     =====
Operating segments as % of net
  sales..............................       35.2%       22.4%        14.5%         27.9%       100.0%

COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

- STRONG MARKET POSITIONS. We believe that we are the largest or second largest manufacturer in most of our niche markets, as measured by revenue. For example, we believe that we are:

  - the world's leading supplier of filter media used in vacuum cleaner bags, latex-saturated masking tape base, pressboard binding and filing materials and base material for industrial fuel cell and CEM-1 printed circuit boards;

  - the European market leader in durable security paper and latex-treated abrasive backing materials for sandpaper;

  - the U.S. market leader in specialty binding tapes and acid-free materials for matboard and archival storage; and

  - the second largest European supplier of nonwoven wallcovering material and filter media used in transportation applications.

  Our leadership positions are a reflection of our close, long-standing customer relationships and our history of delivering high quality, value-added products with excellent service. Our experience in these markets has enabled us to develop customized products and solutions for our customers and our markets. We believe that DSI's similar history of close customer relationships and exceptional service will enhance our strengths in these areas.

- FOCUS ON DIFFERENTIATED PRODUCTS AND CUSTOMIZED SOLUTIONS. We develop, produce and market premium products for our customers, focusing on markets that value differentiated products. Our customers typically demand products with high performance characteristics, often subject to an extensive qualification process. Our product development programs take advantage of strong cooperation among our sales, marketing, product development, technical and manufacturing professionals, on the one hand, and our customers, on the other hand. We pay attention to the specialized needs of our customers, offering innovative products with features, such as faster-curing resins, that improve the processing of the materials they buy from us. We have also been successful in improving product performance and appearance, often while reducing input and raw material costs at the same time.

- FLEXIBLE AND PROPRIETARY MANUFACTURING CAPABILITIES. We excel in responding to the short lead-times and short production runs that are often demanded by our customers. We have invested substantial capital over the years, where appropriate, to upgrade and maintain the caliber of our manufacturing facilities. The breadth and versatility of our equipment for producing highly-specialized materials enables us to address market demands in terms of products, quality and production run length. Our in-house expertise enables us to design our machines to meet our customers' specialized needs and to make efficient capital investments. We believe that the flexibility and cost efficiency of our manufacturing facilities will continue to give us a significant advantage in responding to the unique and demanding needs of our customers.

- EXPERIENCED MANAGEMENT TEAM. Our senior management team has extensive experience in the paper industry, specifically in specialty paper manufacturing and converting, as well as experience in other manufacturing industries, with approximately 125 years of combined experience among our five executive officers. We also have a strong track record of business integration, having successfully acquired and integrated five major businesses into our operations since 1994 and having grown our revenues from $80.0 million in 1993 to $355.5 million in 2000 before giving effect to the DSI acquisition. We adapt our integration process as appropriate for each acquisition, and have also been successful in accomplishing a series of consolidations.

BUSINESS STRATEGY

    Our business strategy consists of the following elements:

- MAINTAIN AND GROW OUR MARKET LEADERSHIP. We are committed to maintaining and enhancing our leadership position in specialty fiber-based materials. We intend to continue to work closely with our customers to assess the trends in their markets and design and develop products that meet their needs. We plan to continue to invest in our manufacturing facilities to maintain the flexibility to adapt to market changes. We believe that our close relationships with our customers, as well as cooperative business development efforts, will allow us to continue to enjoy preferred supplier status with our customers.

- FOCUS ON STRATEGIC ACQUISITIONS. We intend to continue to focus on acquisition opportunities that allow us to expand our product lines, extend our market leadership and realize cost savings and other synergies from consolidating operations. In implementing this strategy, we intend to continue to build on our successful track record of managing and integrating acquisitions. Our short-term priority will be to integrate some of DSI's manufacturing operations with ours in order to provide opportunities for cost savings and better utilization of our existing facilities.

- OPTIMIZE OUR OPERATIONS. We constantly seek opportunities to improve the efficiency, flexibility and quality of our manufacturing facilities, while adding value to customers with improvements in quality, productivity and service. We intend to continue our strong focus on controlling costs while maintaining and upgrading the facilities we operate. Through a combination of capital expenditures, acquisitions and consolidations, we believe that we can continuously adapt our facilities to current market needs while maintaining a strong focus on controlling costs.

- BROADEN OUR RAW MATERIALS BASE. We will continue to broaden our manufacturing capabilities to take advantage of a wider range of raw materials. Our flexibility with respect to the materials we use enhances our responsiveness to the needs and opportunities of current and potential customers and markets, reduces our exposure to the price volatility of pulp and controls our costs.

- MAINTAIN A DISCIPLINED FINANCIAL STRATEGY. We intend to continue to focus on improving cash flow and reducing leverage going forward through operational efficiencies and selective acquisitions. Our acquisition criteria will be highly selective, with a focus on transactions that will enable us to further solidify our competitive position and improve cash flow.

PRODUCTS AND MARKETS

    We believe that we hold leadership positions in the majority of our niche markets, which we believe is a result of our versatile manufacturing and technical capabilities and strong service orientation. We develop solutions in markets worldwide for customers who value differentiated products and services.

    The following chart outlines our product families and the particular niche markets they serve:


                FILTER MEDIA                                DURABLE SPECIALTIES
TRANSPORTATION FILTRATION                      TAPE SUBSTRATES
  Liquid: fuel/hydraulic/lubrication           (MASKING/PRESSURE SENSITIVE TAPES)
  Engine air                                   Medical/surgical
  Passenger cabin air                          Automotive: painting
HOME FILTRATION                                Construction/renovation: painting
  Vacuum bag filters                           Electronics
  Water                                        Photographic
INDUSTRIAL FILTRATION                          BINDING TAPES
  Industrial fuels                             Edge binding and reinforcing
  Beverage processing                          Home and office
  Hot oil processing: fast food                DURABLE BASE MATERIALS
  Pharmaceutical processing                    Labels: imitation leather and synthetic
                                               Protective coverings
            TECHNICAL SPECIALTIES                             OFFICE PRODUCTS

ELECTRICAL/ELECTRONICS                         HEAVYWEIGHT COVER MATERIALS
  Insulating base for transformers             Binding
  Printed circuit board base                   Filing
  Fuel cell composite                          LIGHTER-WEIGHT COVER MATERIALS
  Assembly cushioning materials                Filing
COMMUNICATIONS/GRAPHIC ARTS                    Presentation
  Archival materials
  Security paper                               DECORATIVE SPECIALTIES
  Specialty cover materials
  Label base                                   BOOK PRODUCTION
INDUSTRIAL HIGH PERFORMANCE                    Heavyweight cover materials
  Fire retardant material:                     Lightweight cover materials
    Automotive/industrial filter               PREMIUM PACKAGING
  Wet strength: industrial process             WALLCOVERING
  Friction materials: automotive               BANNERS
  Absorbent materials: medical
  Photographic packaging
HOME/COMMERCIAL
  Abrasive base: sandpaper
  Wallcovering, flooring, tablecloths
  Disposable wetlaid nonwovens
  Wallboard joining

FILTER MEDIA

    Filter media remains one of our largest product families, enhanced by our January 1998 acquisition of Gessner, which we now refer to as FiberMark Gessner. On a pro forma basis, FiberMark Gessner's filter media business, together with our North American filter media business, accounted for 21.0% of our 2000 net sales. We believe that we are the leading worldwide supplier of filter media for vacuum cleaner bags and the second largest European supplier of filter media for transportation applications. The following chart summarizes the filter materials that we produce, the niche markets they serve, and representative customers:


       MATERIALS/PRODUCTS          END PRODUCTS/MARKETS       REPRESENTATIVE CUSTOMERS
TRANSPORTATION FILTRATION
- Saturated and unsaturated paper  - Liquid filters:      - Delphi Automotive Systems Corp.
that may be reinforced with          fuel, lubrication    - Eurofilters N.V.
glass, cotton or synthetic fibers    oil, hydraulic oil   - Filterwerke Mann+Hummel GmbH
- Synthetic:                       - Air filters:         - Fleetguard Inc. (subsidiary of
  nonwoven meltblown                 engine and vehicle   Cummings Engine Co.)
- Composite materials              passenger cabin        - Mahle Filterwerke GmbH
                                                          - Purolator Products
HOME FILTRATION
- Paper and synthetic:             - Vacuum cleaner bags  - Branofilter GmbH
  nonwoven meltblown                                      - Electrolux Filter AB
                                                          - The Eureka Co.
                                                          - Home Care Industries, Inc.

- Carbon-activated paper for       - Residential water    - Met-Pro (Keystone Filter
  removal of taste and odor        filters:                 Division)
- Pleated/saturated paper for        drinking water,      - Omni Filter & Manufacturing
  particulate removal                swimming pools and
                                     spas
INDUSTRIAL FILTRATION
- Hot-oil filter bags and sheets   - Hot-oil filtration   - Food service distributors
- Specialized filter media         in fast food           - Industrial distributors
                                     restaurants
                                   - Processing
                                   filtration:
                                     industrial fuels,
                                     beverages,
                                     pharmaceuticals

    COMPETITORS

    Our largest single competitor in the filter business is Ahlstrom Corp., which competes with us primarily in the markets for transportation and vacuum cleaner filter media. Other competitors in the transportation filter media market include Hollingsworth and Vose Co. and Binzer GmbH & Co. KG. In vacuum cleaner filter media, Monadnock Paper Mills, Inc. is a U.S. competitor and Neukaliss Spezialpapier GmbH and MB Papeles Especiales S.A. are European competitors.

    MANUFACTURING

    We produce filter media at our Feldkirchen/Westerham facility in Germany and our Richmond, Virginia, and Rochester, Michigan, facilities. We manufacture base materials, including paper, often with combinations of non-wood pulp sources (natural and synthetic), synthetic fiber-based materials, and composite paper and nonwoven materials. In addition to manufacturing these base materials, we have saturating, creping, laminating and other finishing capabilities. During 2000, we sold a portion of our filter business to Ahlstrom Corp. and we closed our leased Richmond, Virginia, facility, on June 30, 2001.

TECHNICAL SPECIALTIES

    Technical specialties represents our most diverse product family. Our base and cover materials are used in communications, graphic arts and electrical/electronics applications, as well as wallcovering, flooring and abrasive backing materials. We believe that we are the leading worldwide supplier of base materials for CEM-1 printed circuit boards and industrial fuel cells and the leading U.S. supplier of acid-free materials for matboard and archival storage, photographic packaging, electrical insulation materials, wet-strength laundry tag material and absorbent/blotting materials. We also believe that we are the leading European manufacturer of durable security paper and latex-treated abrasive backing materials for sandpaper and the second largest European manufacturer of nonwoven wallcovering materials. As a group, these products and markets represent 20.7% of our 2000 net sales on a pro forma basis. The following chart summarizes the key product lines, their corresponding finished products, and niche markets and representative customers within the overall market:


MATERIALS/PRODUCTS              END PRODUCTS/MARKETS            REPRESENTATIVE CUSTOMERS
ELECTRICAL/ELECTRONICS
- Insulating base               - Electrical transformers
- Printed circuit board base    - PCs, remote control devices
- Fuel cell composite           - Industrial fuel cells
COMMUNICATIONS/GRAPHIC ARTS
- Archival quality, acid-free   - Matboard for picture          - Minnesota Mining and
  paper and boards                mounting/framing                Manufacturing Company
- Cover materials for storing,  - Archival filing and storage     (3M)
  presenting information or       products                      - Automotive Composites Co.
materials                       - Publishing:                   - Bedford Materials Co.,
- Specialty cover materials       hard- and soft-cover            Inc.
  for presenting, storing, and    diaries, planners, reference  - Eastman Kodak Corp.
  preserving information or       books                         - Crescent Cardboard, Co.
materials                       - Graphic arts/printing trade:  - Laminating Company of
                                  menus, promotional              America
                                  literature, maps, durable
                                  documents, labels, flock
- Label base                    - Laser printed labels:         - Nielson and Bainbridge
- Security paper                  indoor or outdoor             - C. Klingspor GmbH
                                - Identity cards such as        - Isola Laminate Systems
                                Social Security, ticket stock,  - Permafiber, Corp.
                                stock certificates, drivers'    - Saint-Gobain Group
                                licenses, car registrations,      (Saint-Gobain Abrasive)
                                and passports
HOME/COMMERCIAL                                                 - Starcke GmbH & Co.
- Base materials:               - Wallcovering, flooring        - Virginia Abrasives Corp.
  paper and nonwovens           - Disposable tablecloths,
                                  medical drapes and garments
- Abrasive backing material:    - Sandpaper for hand and
  wet and dry applications        machine sanding
INDUSTRIAL
- Fire retardant material       - Automotive/industrial filter
- Wet strength                  - Industrial process
- Friction materials            - Automotive
- Absorbent materials           - Medical

    COMPETITORS

    Our competitors in this market include a mix of large integrated manufacturers and smaller independent companies, such as Arjo Wiggins Appleton PLC, International Paper Co., Brownville Specialty Paper Products Inc., Crocker Technical Papers, Inc., Fiber Composites (a division of Ahlstrom Corp.), Knowlton Specialities, Munxjo, Schoeffer & Hoesch and Mead Corp. In some of our niche markets, we compete with various small competitors, none of which has a dominant market position. In many of these product lines, manufacturers of alternate materials such as polyethylene or vinyl are also considered competitors.

    MANUFACTURING

    The base materials for this group of markets are typically manufactured in the four mills in our Technical & Office Products Division: Fitchburg, Massachusetts; Warren Glen and Hughesville, New Jersey; and Brattleboro, Vermont. The Bruckmuhl, Germany, facility also manufactures some technical specialties in the abrasive category. All of FiberMark Lahnstein's product lines are counted among technical specialties. Other FiberMark facilities may, at times, manufacture materials for this product family.

DURABLE SPECIALTIES

    Our durable specialties product lines are produced and marketed by our U.S. Durable Specialties Division and the durable specialties business of FiberMark Gessner. On a pro forma basis, our durable specialties products accounted for 20.2% of our 2000 net sales. We produce specialty tape substrates, the primary product category within durable specialties, and other saturated, coated, nonwoven and paper materials. We believe that we are the leading worldwide producer of saturated masking tape base and the leading U.S. producer of binding or stripping tapes. The following chart summarizes the key product lines, their corresponding finished products and niche markets and representative customers within the overall market:


     MATERIALS/PRODUCTS            END PRODUCTS/MARKETS            REPRESENTATIVE CUSTOMERS
TAPE SUBSTRATES
- Tape substrates:             - Masking/pressure sensitive   - 3M
  base for masking tape and      tape for:                    - Alpha Beta Enterprise Co., Ltd.
  other pressure sensitive     - automotive painting: OEM     - Beiersdorf AG (Tesa)
  tapes                          and repair                   - Esselte Corp.
- Raw and saturated            - building construction/       - Intertape Polymer Group
                                 renovation: painting aid
                               - carrier and bandoliering
                               materials used for
                               electronics components
                               manufacturing
                               - medical/surgical tapes and
                               bandages
BINDING TAPES                                                 - Lantzis S.A. Adhesives
- Binding tapes:               - Filing products,             - Nitto Denko Corp.
  edge binding and             checkbooks, memo pads          - Sicad S.p.A.
reinforcing                                                   - Smead Manufacturing Co.
- Coated synthetic nonwoven
  materials
DURABLE BASE MATERIALS
- Durable base materials       - Labels for seat belts,
  - Label base:                infant car seats and jeans
    synthetic and imitation    - Protective covers for air
  leather                        bags
  - Synthetic materials

    COMPETITORS

    Our competitors include a mix of large integrated manufacturers and smaller independent companies, such as Kimberly Clark Corp., Northeast Paper Converting Company and Ahlstrom Corp. In some of our niche markets, we compete with various small competitors, none of which has a substantial market position.

    MANUFACTURING

    We either manufacture the base materials for this product family in our own facilities, including Bruckmuhl, Germany and Hughesville, New Jersey, or we purchase them from outside suppliers. Our Quakertown, Pennsylvania, facility is a converting facility, relying on supply sources from within and outside of FiberMark. For example, a substantial portion of the substrate used in making our edge binding and reinforcing tapes is Tyvek-Registered Trademark-, purchased from DuPont and marketed under the FiberMark trade name SUPER ARCOFLEX-Registered Trademark-. Base materials are typically saturated, coated and embossed within FiberMark facilities or, in some cases, by our customers.

OFFICE PRODUCTS

    Our office products include cover materials used in communications applications, primarily for supplies used in the office, home or school. These materials accounted for 10.2% of our pro forma 2000 net sales. The major components of this product family, the end products/markets and representative customers are noted below:

    MATERIALS/PRODUCTS          END PRODUCTS/MARKETS           REPRESENTATIVE CUSTOMERS
- Specialty cover materials  - Binding:                   - ACCO World Corp
(heavyweight and lighter-      data and ring binders,     - Esselte Corp.
weight) for products that      notebooks                  - Smead Manufacturing Co.
  present, bind, store or    - Filing/active use:
preserve information           file folders, pressboard
                             folders and other filing
                             products, diaries and
                             planners
                             - Presentation:
                               document/report covers,
                             folders

    COMPETITORS

    Our competitors in this market group include a mix of large integrated manufacturers and smaller independent companies, such as International Paper Co., Brownville Specialty Paper Products Inc., and Merrimac Paper Co., Inc. In many of these product lines, manufacturers of alternate materials such as polyethylene or vinyl are also considered competitors.

    MANUFACTURING

    We manufacture the base materials for this product group mostly in our Brattleboro, Vermont, facility and, to a smaller extent, in other facilities, notably Warren Glen and Hughesville, New Jersey.

DECORATIVE SPECIALTIES

    Decorative specialties became our largest product family upon the completion of the DSI acquisition. On a pro forma basis, decorative specialties accounted for 27.9% of our 2000 net sales. We are now the industry leader worldwide in latex-saturated decorative coverings. We add multiple coatings and embossing to impart a full range of decorative treatments. Our lightweight colored saturated products are sold under a variety of trade names, such as Kivar, Skivertex, and Lexotone, which are well known worldwide within our markets. In graphic white saturated grades, we compete in the higher end segments of the book cover and photo album markets. Our Kivar Performa Type 2 is a recognized premier brand for use in textbook covers and is specified by a majority of state governments in the United States. Our coated cloth line operates under the Red Bridge name. To attain full-line supplier status, we purchase some substrates, such as bonded leather, coated color kraft and vinyl, from third-party manufacturers and uses its own coating expertise to finish its products.

    We have developed some growth-oriented markets for our latex-saturated products in applications such as wallpaper and banners, focusing on advantages such as environmental impact, ink receptivity and durability. The customer base of the decorative specialties product family tends to be quite diverse, consisting of leading high-end publishing, printing and packaging companies.

    The following chart summarizes the decorative specialties we produce, the niche markets they serve, and representative customers.


    MATERIALS/PRODUCTS          END PRODUCTS/MARKETS           REPRESENTATIVE CUSTOMERS
PRINTING AND PREMIUM PACKAGING MARKETS
- Colored saturated paper    - Covering materials for     - Lehigh Press
  - Lightweight                hardbound books,           - Quebecor World, Inc.
  - Heavyweight                particularly textbooks,    - R.R. Donnelley & Sons Company
- Graphic white saturated      photo albums and           - West Group
  paper                        stationery products        - Winter Group
- Cloth covering materials   - Self-supporting covers     - Various distributors
- Saturated base             for books and
- Bonded leather, coated     office/stationery products
colored kraft, vinyl           (diaries, date books,
                               report covers)
                             - High-end coverings for
                               packaging
                             - Menus
OTHER DECORATIVE SPECIALTIES
- Latex-saturated base:      - Wallcovering and banners
  white and color            - Binding materials, jeans
                               labels, chess boards

    COMPETITORS

    Our direct competitors in the decorative coverings market include Industrial Coatings Group, Inc., Ecological Fibers, Inc., Monadnock Paper Mills, Inc., Guarro, a subsidiary of Arjo Wiggins PLC, and BN International B.V. These competitors provide differing levels of competition in various geographic markets. We compete using materials such as PVC-based decorative materials, cloth and bonded leather, ranging from less expensive, commodity-like materials to more expensive, premium materials, such as leather for packaging or book coverings and wood for luxury packaging. In the wallcovering market, we compete primarily with other substrate manufacturers such as Monadnock Paper and producers of vinyl, paper-based wallcovering, and nonwovens.

    MANUFACTURING

    We view DSI's experience and flexibility in manufacturing as a key advantage. DSI was one of only two integrated color latex-saturated paper manufacturers in the world, and its ability to combine base stock manufacturing capabilities with its range of coating and converting assets provides advantages in terms of cost and responsiveness to our specialty markets customers.

    The base materials for our decorative specialties products will be manufactured in former DSI facilities or one or more of FiberMark's existing facilities. DSI's former converting operations will complement FiberMark's current converting operations, enabling us to maintain the flexible manufacturing capabilities required in this market. A listing of DSI's six former production facilities can be found under the caption "Business--Properties" appearing elsewhere in this prospectus.

SALES, MARKETING AND DISTRIBUTION

    FiberMark's customers are primarily converters or manufacturers who rely on our base materials for making their finished or semi-finished products. Our engineered materials are typically sold in roll or sheet form directly to customers through our internal sales force. We rely primarily on our internal sales force, supplemented by agents, particularly for specialized markets or certain geographic markets outside of the United States. In some markets, such as the markets for some of our decorative specialties, graphic arts and industrial filter media products, our products are sold through distributors or paper merchants. In addition, we use merchants or stocking distributors for grades used for certain broad channels such as printers, packaging converters, select specialty book publishers and some specialized filtration markets. Overall, after giving effect to the DSI acquisition, direct sales to end users or converters accounted for approximately 75% of our net sales in 2000, with our remaining sales being made through distributors, especially in international markets.

    Our longstanding customer relationships are an integral part of our sales and marketing efforts. These relationships have developed as a result of our commitment to create innovative solutions in specialty fiber-based materials and the technical capabilities and service to support these solutions. With existing and new customers alike, our sales and marketing personnel often initiate the development of new products through early stage collaboration with our customers or even with our customers' customers. In addition, we have the ability to handle very small orders with lead times that are sometimes less than a day.

    After giving effect to the DSI acquisition, we will sell or manufacture more than one-third of our products outside North America.

    On a pro forma basis, no customer represented more than 5% of our net sales for the year ended December 31, 2000.

RAW MATERIALS

    We use a wide array of raw materials to manufacture our products, including:

    - virgin hardwood and softwood pulp;

    - secondary wood fiber from pre-and post-consumer waste;

    - secondary cotton fiber from the apparel industry;

    - synthetic fibers such as nylon, polyester and fiberglass;

    - synthetic latex; and

    - other chemicals, pigments and dyes.

    These materials are purchased from numerous suppliers worldwide. Pulp and secondary fiber prices are subject to substantial cyclical price fluctuations. We experienced a significant increase in raw material costs during 2000, not only in pulp, but also in oil-based resins and latexes. We have been able to recover a significant portion of these cost increases through selling price increases. Approximately

10% of our pro forma net sales are based on contractual pricing that is indexed to commodity pulp. These contracts provide us with some insulation from raw material cost variability. In addition, our selling prices tend to be relatively stable compared with the commodity pricing of both pulp and paper. After giving effect to our acquisition of DSI, pulp will represent a smaller portion of our overall costs but will remain significant for some of our most pulp-dependent product lines.

    DuPont is the sole source of Tyvek, a critical component in our binding tapes. If we experience any material limitation or interruption in our supply of Tyvek, or a significant increase in the price of Tyvek, our financial condition, results of operations and competitive position could suffer.

    Other important raw materials we use in our products include latex, pigments and process chemicals. We purchase latex under contractual arrangements. Latex prices typically move with petrochemical prices, but on a lagged basis and at lower levels of price volatility. In addition, DSI recently negotiated discounts with its two suppliers of latex based on its high volume purchases.

EMPLOYEES

    As of December 31, 2000, FiberMark and DSI employed a total of 2,297 employees, of whom 742 were salaried employees and 1,555 were hourly employees.

    In the United States, approximately 81% of our hourly employees are union members, either of the Paper, Allied-Industrial, Chemical and Energy Workers International Union, the International Brotherhood of Electrical Workers, the Union of Needletrades Industrial & Textile Employees or the United Steelworkers of America. The exceptions include the hourly employees at our Quakertown, Pennsylvania, and Brownville, New York, facilities, which are both non-union. In Germany our employees are represented by the Mining, Chemicals and Energy Trade Union. Approximately 69% of salaried employees and all of the hourly employees in Germany are eligible for union membership, but are not necessarily members, as membership is voluntary and not disclosed to us. Employees are represented by a local works council. In the United Kingdom, hourly employees are members of the Transport General Workers Union.

    Our labor contracts expire as follows:

FACILITY                                                   EXPIRATION DATE
--------                                                  ------------------
Warren Glen, New Jersey.................................        May 23, 2004
                                                                May 25, 2004
Hughesville, New Jersey.................................        May 23, 2004
                                                                May 25, 2004
Rochester, Michigan.....................................       June 26, 2004
Fitchburg, Massachusetts................................      April 30, 2003
Brattleboro, Vermont....................................     August 31, 2002
Bruckmuhl and Feldkirchen/Westerham, Bavaria, Germany...   February 28, 2002
Lahnstein, Germany......................................   February 28, 2002
Bolton, England.........................................        May 23, 2004
Johnston, Rhode Island..................................  September 30, 2002
Lowville, New York......................................      March 31, 2004
Reading, Pennsylvania...................................         May 8, 2005
West Springfield, Massachusetts.........................       July 31, 2003

    Workers at Warren Glen and Hughesville, New Jersey, are subject to two separate collective bargaining agreements.

    The expiration dates set forth above relate to the main labor agreement. Some portions of these contracts have expiration dates that differ from the expiration date of the main labor agreement. German contracts are negotiated with industry representatives and the union, not by the employer. Typically, we continue to operate under the old contract until the new contract is finalized.

    In general, we believe that we have good relations with our employees and their unions.

PROPERTIES

    The following table depicts all of our properties.

                                                                            OWNED/     SQUARE
FACILITY LOCATION                                  TYPE OF FACILITY         LEASED      FEET
-----------------                                  ----------------        --------   --------
Brattleboro, Vermont.............................  Mill/Converting/        Owned       200,000
                                                   Corporate Headquarters
Fitchburg, Massachusetts.........................  Mill/Converting         Owned       255,000
Warren Glen, New Jersey..........................  Mill/Converting         Owned       299,000
Hughesville, New Jersey..........................  Mill/Converting         Owned        88,000
Beaver Falls, New York (closed 1/29/99)..........  N/A                     Owned       100,000
Owensboro, Kentucky (closed 1/14/98).............  N/A                     Owned        47,000
Rochester, Michigan..............................  Mill/Converting         Owned        96,000
Quakertown, Pennsylvania.........................  Converting              Owned       165,000
Bruckmuhl, Germany...............................  Mill/Converting         Owned       275,698
Feldkirchen/Westerham, Germany...................  Mill/Converting         Owned       223,396
Lahnstein, Germany...............................  Mill/Converting         Owned       188,585
West Springfield, Massachusetts..................  Mill/Converting         Owned       158,000
Johnston, Rhode Island(1)........................  Converting              Owned        80,000
Lowville, New York...............................  Converting              Owned       103,000
Brownville, New York.............................  Mill/Converting         Owned       123,000
Bolton, England (Red Bridge).....................  Converting              Owned        70,000
Reading, Pennsylvania............................  Converting              Leased      188,000
South Hadley, Massachusetts......................  Administration          Leased       24,211

------------------------

(1)  Plus 28,000 sq. ft of warehouse space in Cranston, Rhode Island

    Our corporate headquarters is located in Brattleboro, Vermont. Most facilities offer web production capabilities, mostly for paper, but often with the inclusion of synthetic or specialty fibers producing composite materials. In addition, Feldkirchen/Westerham contains a meltblown unit for producing synthetic nonwoven materials. Most of our facilities also include some level of finishing or converting capabilities, such as laminating, coating, saturating or embossing, and may be quite extensive. In addition, we began leasing 75,000 square feet of warehouse space in Brattleboro in January 2001. We maintain international sales offices in Kowloon, Hong Kong, and Annecy, France, as well as at our corporate headquarters and at our four European facilities.

LEGAL PROCEEDINGS

    We are involved in various legal proceedings arising in the ordinary course of business. We do not believe that the outcome of any of these proceedings will have a material adverse effect on our operations or financial condition.

ENVIRONMENTAL REGULATION AND COMPLIANCE

    Before giving effect to the DSI acquisition, we made expenditures for environmental purposes of $7.0 million in 2000, $5.3 million in 1999 and $3.3 million in 1998. Of this amount, we and our predecessors have made substantial investments in pollution control facilities to comply with existing environmental laws and regulations. While we believe that we have made sufficient capital expenditures relating to compliance with existing environmental laws and regulations, any failure to comply with present and future environmental laws could subject us to material future liability or require the suspension of operations. In addition, environmental laws and regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or incur significant expenses to comply with environmental regulations.

    The previous owner of CPG Investors, Inc., referred to as CPG, which we acquired in 1996, has been named as a potentially responsible party by the United States Environmental Protection Agency, or EPA, for costs incurred and to be incurred in connection with the investigation and clean-up of various third-party sites. We do not currently expect the EPA or any other agency to implicate FiberMark at those sites. We believe we have incurred no liability in connection with the clean-up of them. However, we cannot assure you that our predecessor will satisfy its responsibilities in connection with such sites and, if it does not, we may incur liabilities in connection with such sites. Nor can we assure you that we will not be named as a potentially responsible party in connection with these or other sites in the future. These investigations of the liabilities of the previous owner relate to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, known as CERCLA, and similar state laws, which require responses to, and establish liability for, releases of hazardous substances into the environment. These obligations are imposed on the current owner or operator of a facility from which there has been a release of hazardous substances, the owner or operator of a facility at the time of the disposal of hazardous substances at the facility, any person who arranged for the treatment or disposal of hazardous substances at the facility, and any person who accepted hazardous substances for transport to a facility selected by such person. Liability under CERCLA is strict and can be joint and several, and a defendant can be held liable for damages caused by other defendants.

    Under New Jersey law, the state of New Jersey required extensive environmental investigation of two sites acquired in 1996. These investigations relate to the release of hazardous substances, materials and/or wastes, as well as any necessary remediation, and are the responsibility of the previous owners of the sites.

    In connection with the acquisition of CPG, the former owners of CPG agreed to indemnify us, with some limitations, for certain identified and potential environmental liabilities arising from the historical use of the property acquired in the acquisition of CPG or from CPG's conduct prior to the acquisition of CPG. We believe that the amount of the money held in escrow as a source of payment for these and other indemnity obligations of the former CPG owners will be sufficient to cover potential environmental liabilities incurred as a result of our acquisition of CPG. However, we cannot assure you that the limited indemnity provided by the former owners of CPG will be sufficient.

    State law in Massachusetts, Rhode Island and New York and laws applicable in the United Kingdom impose obligations to investigate and, potentially, to clean up contamination identified at some of the facilities we acquired in our acquisition of DSI. DSI's former owner has agreed to address known, preexisting contamination to the extent required by law at the facilities in the United States; we will address contamination at the facility in the United Kingdom, if necessary. We have agreed to share cleanup costs required to address certain unknown, preexisting contamination discovered within three years of the closing date at the facilities in the United States. We believe the amount we may pay under the sharing agreement will not have a material adverse effect on our financial condition and results of operations. However, we cannot assure you that further investigations will not identify conditions that would impose such costs on us, or that all unknown, preexisting contamination which must be addressed, under law, will be identified during the three year cost sharing period. Nor can we assure you that DSI's former owner will honor its obligations under the cost sharing agreement or that its failure to do so would not result in material costs and liabilities to us.

    Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations, and liability for known environmental claims and other liabilities pursuant to such laws and regulations, will not have a material adverse effect on our financial condition and results of operation. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory authorities, may give rise to additional expenditures or liabilities that could be material to our financial condition, results of operations and competitive position.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

9.375% SERIES B SENIOR NOTES DUE 2006

    We issued our 9.375% Series B Senior Notes due 2006 on October 15, 1996 in the original aggregate principal amount of $100 million. These notes, referred to as the outstanding 1996 notes, bear interest at 9.375%, payable semi-annually in arrears each April 15 and October 15. The principal amount and all accrued and unpaid interest under the outstanding 1996 notes is due on October 15, 2006. Our obligations under the outstanding 1996 notes are unsecured but are guaranteed by our domestic subsidiaries. We may redeem the outstanding 1996 notes, at our option in whole or in part on or after October 15, 2001 at redemption prices ranging from 100% to 104.688% of their face value. The terms of the outstanding 1996 notes are substantially the same as the terms of the notes.

REVOLVING CREDIT FACILITY

    We have a $50.0 million revolving credit facility with CIT, which is secured by a lien on substantially all of our accounts receivable and inventory and on the equipment and real estate located at our Brattleboro, Vermont, facility, as well as the proceeds from the sale of such assets. This credit facility ranks on a par with the outstanding 1996 notes and the notes. The interest rate on this facility as of April 30, 2001 was prime plus 0.5% on a portion of the outstanding balance and LIBOR plus 2.0% on the remaining outstanding balance. This facility is subject to a commitment fee payable at the rate of 3/8 of 1% per annum on the daily average unused portion, payable on a quarterly basis. In addition, we are required to pay an annual collateral management fee of $35,000 in connection with periodic examination, analysis and evaluation of the collateral. As of April 30, 2001, $7.9 million was outstanding under this credit facility. There are no amounts due under this facility until its final maturity on September 30, 2002.

    In addition to containing covenants similar to the ones in the notes being offered by this prospectus, this credit facility requires us to maintain at all times a consolidated fixed charge coverage ratio of greater than 2.0 to 1.0 and a consolidated net worth of at least the sum of $85 million and 50% of consolidated net income earned since January 1, 2000.

CAPITAL SPENDING FACILITY

    We have a $15.0 million capital spending facility with Jules & Associates as partial funding for the installation of a new paper machine at our Warren Glen, New Jersey, facility. This facility is secured by the new paper machine. The facility has a fixed interest rate of approximately 8.5% and will amortize over seven years. As of April 30, 2001, $12.4 million was outstanding under this facility.

OTHER LONG TERM DEBT

    We have a term loan with CIT secured by machinery at our Quakertown, Pennsylvania, facility. The interest rate on this loan is LIBOR plus 2.0%, and the balance amortizes through November 2007. As of April 30, 2001, $2.8 million was outstanding under this loan.

                            DESCRIPTION OF THE NOTES

    The new notes will be issued under an indenture, dated as of April 18, 2001, by and among us, some of our subsidiaries, referred to as the guarantors, and Wilmington Trust Company, as trustee. The indenture is the same indenture under which the old notes were issued. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The following is a summary of the material provisions of the indenture. The summary does not restate the indenture in its entirety. We urge you to read the indenture and the Trust Indenture Act because they, and not this description, define your rights as holders of the notes. The precise definitions of some of the terms used in the following summary are set forth below under the caption "--Definitions." All references to "FiberMark", "we", "us" or "our" in this "Description of the Notes" means FiberMark, Inc., but not any of its subsidiaries.

    The notes will be our general unsecured obligations, ranking equally in right of payment with all of our other senior indebtedness.

    The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and multiples of $1,000. Initially, the trustee will act as the paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal and premium, if any, on the notes at the trustee's corporate office in New York, New York. At our option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders. Any original notes that remain outstanding after the completion of the exchange offer, together with the notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

PRINCIPAL, MATURITY AND INTEREST

    The notes will mature on April 15, 2011. Interest on the notes will accrue at the rate of 10 3/4% per year and will be payable semiannually in cash on each April 15 and October 15, commencing on October 15, 2001, to the persons who are registered holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date.

    An aggregate principal amount of notes equal to $230,000,000 is being offered in this exchange offer. We may issue additional notes of up to $100,000,000 aggregate principal amount having identical terms and conditions to the notes being issued in this offering, subject to compliance with the covenants in the indenture limiting our ability to incur additional indebtedness. Any additional notes will be part of the same issue as the notes being issued in this exchange offer and will vote on all matters as one class with the notes being issued in this exchange offer, including, without limitation, waivers, amendments, redemptions and offers to purchase.

REDEMPTION

    OPTIONAL REDEMPTION. The notes will be redeemable, at our option, in whole at any time or in part from time to time, on and after April 15, 2006, at the following redemption prices, expressed as percentages of the principal amount of the notes, if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest on the notes, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................    105.375%
2007........................................................    103.583%
2008........................................................    101.792%
2009 and thereafter.........................................    100.000%

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to April 15, 2004, we may, at our option, use the net cash proceeds of one or more equity offerings of our qualified capital stock to redeem the notes at a redemption price equal to 110.750% of the principal amount of the notes plus accrued and unpaid interest on the notes, if any, to the date of redemption; PROVIDED that at least 65% of the principal amount of notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of an equity offering, we will make such redemption not more than 120 days after the consummation of an equity offering.

SELECTION AND NOTICE OF REDEMPTION

    If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportionate basis, by lot or by such method as the trustee deems fair and appropriate. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the indenture.

GUARANTEES

    Each guarantor unconditionally guarantees, jointly and severally, on a senior basis, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the notes, including the payment of principal of and interest on the notes. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of the guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of the other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of the guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in a proportionate amount, based on the net assets of each guarantor, determined in accordance with generally accepted accounting principles.

CHANGE OF CONTROL

    The indenture provides that upon the occurrence of a change of control, each holder will have the right to require us to purchase all or a portion of the holder's notes pursuant to the change in control offer described below, at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of purchase. Within 15 days following the date upon which the change of control occurred, we must send a notice to each holder. The notice shall govern the terms of the change of control offer. We must pay the repurchase price within 30 days after the notice is sent.

    If a change of control offer is made, we cannot assure you that we will have available funds sufficient to pay the change of control purchase price for all the notes that might be delivered by holders seeking to accept the change of control offer. If we are required to purchase outstanding notes pursuant to a change of control offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

    Neither our board of directors nor the trustee may waive the covenant relating to a holder's right to redemption upon a change of control. Restrictions in the indenture on our ability and that of our restricted subsidiaries to incur additional indebtedness, to grant liens on our or their property, to make restricted payments and to make asset sales may also make more difficult or discourage a takeover of FiberMark, whether favored or opposed by our management. Consummation of any such transaction in some circumstances may require redemption or repurchase of the notes, and we cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, we will comply with the applicable securities laws and regulations, and such compliance will not be a breach of our obligations under the indenture.

RESTRICTIVE COVENANTS

    The indenture contains, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. We will not, and will not permit any of the restricted subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any indebtedness, other than permitted indebtedness. However, if no default or event of default has occurred and is continuing at the time of or as a consequence of the incurrence of any such indebtedness, we or any guarantor may incur indebtedness, including, without limitation, acquired indebtedness, and any restricted subsidiary may incur acquired indebtedness, in each case if, on the date of the incurrence of such indebtedness, after giving effect to the incurrence thereof, our consolidated fixed charge coverage ratio is greater than
2.00 to 1.00.

    We will not, and will not permit any guarantor to, incur any indebtedness, other than acquired indebtedness which is subordinated in right of payment to other acquired indebtedness which is incurred in connection with the same asset acquisition as such subordinated acquired indebtedness, which by its terms, or by the terms of any agreement governing such indebtedness, is subordinated in right of payment to any other indebtedness of FiberMark or such guarantor. However, we or the guarantors may incur such indebtedness if such indebtedness is also by its terms, or by the terms of any agreement governing such indebtedness, made expressly subordinate in right of payment to the notes or the guarantee of such guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such indebtedness, or such agreement, that are most favorable to the holders of any other indebtedness of FiberMark or such guarantor, as the case may be.

    LIMITATION ON RESTRICTED PAYMENTS. We will not, and will not cause or permit any of the restricted subsidiaries to, directly or indirectly:

    - declare or pay any dividend or make any distribution, other than dividends or distributions payable in our qualified capital stock, on or in respect of shares of the our stock to holders of such stock;

    - purchase, redeem or otherwise acquire or retire for value any of our capital stock or any warrants, rights or options to purchase or acquire shares of any class of such capital stock; or

    - make any investment, other than permitted investments.

Each of the foregoing actions is referred to as a restricted payment. We will not, and will not cause or permit any of the restricted subsidiaries to, directly or indirectly, make a restricted payment, if at the time of such restricted payment or immediately after giving effect to such restricted payment:

        (1) a default or an event of default shall have occurred and be continuing;

        (2) we are not able to incur at least $1.00 of additional indebtedness, other than permitted indebtedness, in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness;" or

        (3) the aggregate amount of restricted payments, including the proposed restricted payment, made after the issue date shall exceed the sum of:

       - $20.0 million; PLUS

       - 50% of our cumulative consolidated net income, or if cumulative consolidated net income is a loss, minus 100% of such loss, earned subsequent to the issue date and on or prior to the date the restricted payment occurs, referred to as the reference date, treating such period as a single accounting period; PLUS

       - 100% of the aggregate net cash proceeds received by us from any person, other than one of our subsidiaries, from the issuance and sale subsequent to the issue date and on or prior to the reference date of our qualified capital stock, excluding any net cash proceeds from an equity offering to the extent used to redeem the notes; PLUS

       - without duplication of any amounts included in the immediately preceding clause, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder our capital stock, excluding any net cash proceeds from an equity offering to the extent used to redeem the notes; PLUS

       - an amount equal to the consolidated net investments on the date of revocation made by us or any of the restricted subsidiaries in any of our subsidiaries that has been designated an unrestricted subsidiary after the issue date upon its redesignation as a restricted subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

    In spite of the foregoing, the provisions set forth above in this covenant do not prohibit:

        (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or redemption payment if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration;

        (2) if no default or event of default shall have occurred and be continuing, the acquisition of any shares of our capital stock, either solely in exchange for shares of our qualified capital stock or through the application of net proceeds of a substantially concurrent sale for cash, other than to one of our subsidiaries, of shares of our qualified capital stock;

        (3) so long as no default or event of default shall have occurred and be continuing, repurchases by us of our common stock or options to purchase our common stock, stock appreciation rights or any similar equity interest in our company from our directors and employees or the directors or employees of any of our subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $750,000 in any calendar year; and

        (4) if no default or event of default shall have occurred and be continuing, the making of other restricted payments not to exceed $5.0 million in the aggregate.

    In determining the aggregate amount of restricted payments made subsequent to the issue date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3) and (4) of this paragraph shall be included in such calculation.

    Not later than the date of making any restricted payment, we will deliver to the trustee an officers' certificate stating that such restricted payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the our latest available internal quarterly financial statements.

    LIMITATION ON ASSET SALES. We will not, and will not permit any of the restricted subsidiaries to, consummate an asset sale unless:

        (1) we or the applicable restricted subsidiary, as the case may be, receives consideration at the time of such asset sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by our board of directors;

        (2) at least 80% of the consideration received by us or the restricted subsidiary, as the case may be, from such asset sale shall be in the form of cash or cash equivalents and is received at the time of such disposition; and

        (3) upon the consummation of an asset sale, we apply, or cause such restricted subsidiary to apply, the net cash proceeds relating to such asset sale within 300 days of receipt thereof either:

           (A) to repay indebtedness under the credit agreement;

           (B) to repay any indebtedness which was secured by the assets sold in such asset sale;

           (C) to make an investment in properties and assets that replace the properties and assets that were the subject of such asset sale or in properties and assets that will be used in the our business and the business of the restricted subsidiaries as existing on the issue date or in reasonably related businesses, referred to as replacement assets; or

           (D) a combination of prepayment and investment permitted by the foregoing clauses (3)(A), (3)(B) and (3)(C).

    On the 301st day after an asset sale or such earlier date, if any, as our board of directors or the board of directors of such restricted subsidiary determines not to apply the net cash proceeds relating to such asset sale as set forth in clauses (3)(A), (3)(B), (3)(C) and (3)(D) of the next preceding sentence, we will be required to make an offer to purchase from all holders and, if applicable, redeem or offer to redeem any of our indebtedness that ranks equal with the notes, the provisions of which require us to do so, in an aggregate principal amount of notes and such pari passu indebtedness equal to the aggregate amount of net cash proceeds which have not been applied on or before such net proceeds offer trigger date as permitted in clauses (3)(A),
(3)(B), (3)(C) and (3)(D) of the next preceding sentence, referred to as the net proceeds offer amount, as follows:

        (1) we will make an offer, referred to as a net proceeds offer, to purchase to all holders in accordance with the procedures set forth in the indenture, and redeem or offer to redeem any such other indebtedness that ranks equal with the notes, in proportion to the respective outstanding principal amounts of the notes and such other indebtedness required to be redeemed, the maximum principal amount of notes and indebtedness that ranks equal with the notes that may be redeemed out of the amount of such net proceeds offer amount;

        (2) the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a net proceeds offer, plus accrued and unpaid interest thereon, if any, to the date such net proceeds offer is consummated, referred to as the offered price, in accordance with the procedures set forth in the indenture and the redemption price for such indebtedness that ranks equal with the notes, referred to as the pari passu indebtedness price, shall be as set forth in the related documentation governing such indebtedness; and

        (3) if the aggregate offered price of notes validly tendered and not withdrawn by holders thereof exceeds the proportionate amount of the payment amount allocable to the notes, notes to be purchased will be selected on a proportionate basis;

PROVIDED, HOWEVER, that if at any time any non-cash consideration received by us or any restricted subsidiary, as the case may be, in connection with any asset sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an asset sale and the net cash proceeds of such asset sale shall be applied in accordance with this covenant. We may defer the net proceeds offer until there is an aggregate unutilized net proceeds offer amount equal to or in excess of $5,000,000 resulting from one or more asset sales, at which time, the entire unutilized net proceeds offer amount, and not just the amount in excess of $5,000,000, shall be applied as described in this paragraph.

    To the extent that the sum of the aggregate offered price of notes tendered pursuant to a net proceeds offer and the aggregate pari passu indebtedness price paid to the holders of such indebtedness that ranks equal with the notes is less than the payment amount relating thereto, we or any restricted subsidiary, as the case may be, may use such deficiency in the net proceeds deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the indenture.

    In the event of the transfer of substantially all, but not all, of our property and assets and that of our restricted subsidiaries as an entirety to a person in a transaction permitted as described under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of FiberMark and the restricted subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an asset sale. In addition, the fair market value of such properties and assets of FiberMark or the restricted subsidiaries deemed to be sold shall be deemed to be net cash proceeds for purposes of this covenant.

    In spite of the three immediately preceding paragraphs, we and the restricted subsidiaries will be permitted to consummate an asset sale without complying with those paragraphs to the extent

        (1) at least 80% of the consideration for such asset sale constitutes replacement assets, and

        (2) such asset sale is for fair market value; PROVIDED that any consideration not constituting replacement assets received by us or any of the restricted subsidiaries in connection with any asset sale permitted to be consummated under this paragraph shall (a) subject to clause (b) below, constitute net cash proceeds subject to the provisions of the three preceding paragraphs or (b) to the extent such consideration is non-cash consideration, constitute net cash proceeds subject to the provisions of the three preceding paragraphs upon being converted into or sold or otherwise disposed of for cash.

    We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a net proceeds offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sale provisions of the indenture, we will comply with the applicable securities laws, and such compliance will not constitute a breach of the indenture.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. We will not, and will not cause or permit any of the restricted subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:

    - pay dividends or make any other distributions on or in respect of its capital stock;

    - make loans or advances or to pay any indebtedness or other obligation owed to us or any other restricted subsidiary; or

    - transfer any of its property or assets to us or any other restricted subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

        (1) applicable law;

        (2) the indenture;

        (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any restricted subsidiary;

        (4) any instrument governing acquired indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired, and its direct and indirect subsidiaries;

        (5) agreements existing on the issue date to the extent and in the manner such agreements are in effect on the issue date; or

        (6) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such indebtedness are no less favorable to us in any material respect as determined by our board of directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. We will not permit any of the restricted subsidiaries to issue any preferred stock, other than to us or to a wholly owned restricted subsidiary, or permit any person, other than us or a wholly owned restricted subsidiary, to own any preferred stock of any restricted subsidiary.

    LIMITATION ON LIENS. We will not, and will not cause or permit any of the restricted subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any liens of any kind against or upon any of our property or assets or those of any of the restricted subsidiaries whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

    - in the case of liens securing indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such liens; and

    - in all other cases, the notes are equally and ratably secured, except for:

       - liens existing as of the issue date to the extent and in the manner such liens are in effect on the issue date;

       - liens securing indebtedness under the credit agreement;

       - liens securing the notes and the guarantees;

       - liens in favor of us or a guarantor on assets of any restricted subsidiary;

       - liens securing refinancing indebtedness which is incurred to refinance any indebtedness which has been secured by a lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; PROVIDED, HOWEVER, that such liens are no less favorable to the holders and are not more favorable to the lienholders with respect to such liens than the liens in respect of the indebtedness being refinanced and do not extend to or cover any of our property or assets or those of any of the restricted subsidiaries not securing the indebtedness so refinanced; and

       - permitted liens.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any restricted subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and the restricted subsidiaries, to any person unless:

        (1) either:

           (a) we are the surviving or continuing corporation; or

           (b) the person, if other than us, formed by such consolidation or into which we are merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets and those of the restricted subsidiaries substantially as an entirety, referred to as the surviving entity,
       (x) is a corporation organized in the United States and (y) expressly assumes, by supplemental indenture, in form and substance satisfactory to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture to be performed or observed by us;

        (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any indebtedness and acquired indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, we or such surviving entity, as the case may be, (a) has a consolidated net worth equal to or greater than our consolidated net worth immediately prior to such transaction and (b) is able to incur at least $1.00 of additional indebtedness, other than permitted indebtedness, pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness;"

        (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including, without limitation, giving effect to any indebtedness and acquired indebtedness incurred or anticipated to be incurred and any lien granted in connection with or in respect of the transaction, no default or event of default has occurred or is continuing; and

        (4) we or the surviving entity has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more restricted subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

    The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, in which we are not the continuing corporation, the successor person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, FiberMark under the indenture and the notes.

    Each guarantor, other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "--Limitation on Asset Sales," will not, and we will not cause or permit any guarantor to, consolidate with or merge with or into any person other than FiberMark or any other guarantor unless:

    - the entity formed by or surviving any such consolidation or merger, if other than the guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing in the United States;

    - such entity assumes by supplemental indenture all of the obligations of the guarantor under the guarantee;

    - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

    - immediately after giving effect to such transaction and the use of any net proceeds therefrom on a proportionate basis, we could satisfy the provisions described in clause (2) of the first paragraph of the description of this covenant.

    Any merger or consolidation of a guarantor with and into FiberMark, with FiberMark being the surviving entity, or another guarantor need only comply with the provisions described in clause (4) of the first paragraph of the description of this covenant.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. We will not, and will not permit any of the restricted subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of our affiliates, referred to as an affiliate transaction, other than:

    - affiliate transactions permitted under the following paragraph, and

    - affiliate transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an affiliate of FiberMark or such restricted subsidiary.

All affiliate transactions, and each series of related affiliate transactions which are similar or part of a common plan, involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by our board of directors or the board of directors of such restricted subsidiary, as the case may be, such approval to be evidenced by a board resolution stating that such board of directors has determined that such transaction complies with the foregoing provisions. If we or any restricted subsidiary enters into an affiliate transaction, or a series of affiliate transactions related to a common plan, that involves an aggregate fair market value of more than $5,000,000, we or such restricted subsidiary, as the case may be, shall, prior to the consummation thereof, obtain an opinion stating that such transaction or series of related transactions are fair to us or the relevant restricted subsidiary, as the case may be, from a financial point of view, from an independent financial advisor.

    The restrictions set forth in the preceding paragraph shall not apply to:

    - reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of FiberMark or any restricted subsidiary as determined in good faith by the our board of directors;

    - transactions exclusively between or among us and any of the restricted subsidiaries or exclusively between or among such restricted subsidiaries, provided such transactions are not otherwise prohibited by the indenture; and

    - restricted payments permitted by the indenture.

    ADDITIONAL GUARANTEES. If the we or any of the restricted subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any domestic restricted subsidiary that is not a guarantor, or if we or any of the restricted subsidiaries organize, acquire or otherwise invest in or hold an investment in another domestic restricted subsidiary having total consolidated assets with a book value in excess of $1,000,000, then such transferee or acquired or other restricted subsidiary shall execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such restricted subsidiary shall unconditionally guarantee all of the our obligations under the notes and the indenture on the terms set forth in the indenture.

Such restricted subsidiary shall become a guarantor for all purposes of the indenture.

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. We may designate any of our subsidiaries, other than a subsidiary that owns capital stock of a restricted subsidiary, as an unrestricted subsidiary under the indenture, only if:

    - no default shall have occurred and be continuing at the time of or after giving effect to such designation;

    - we would be permitted under the indenture to make an investment at the time of designation, assuming the effectiveness of such designation, in an amount, referred to as the designation amount, equal to the sum of the fair market value of the capital stock of such subsidiary owned by us and the restricted subsidiaries on such date, and the aggregate amount of other investments of FiberMark and the restricted subsidiaries in such subsidiary on such date; and

    - we would be permitted to incur $1.00 of additional indebtedness, other than permitted indebtedness, pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" at the time of designation, assuming the effectiveness of such designation.

    By making any such designation, we will be deemed to have made an investment constituting a restricted payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the indenture in the designation amount. The indenture further provides that we will not, and will not permit any restricted subsidiary to, at any time:

    - provide direct or indirect credit support for or a guarantee of any indebtedness of any unrestricted subsidiary, including of any undertaking, agreement or instrument evidencing such indebtedness, except to the extent permitted under the covenant described under "--Limitation on Restricted Payments,"

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    - be directly or indirectly liable for any indebtedness of any unrestricted subsidiary, except to the extent permitted under the covenant described under "--Limitation on Restricted Payments," or

    - be directly or indirectly liable for any indebtedness which provides that the holder of such indebtedness may, upon notice, lapse of time or both, declare a default of such indebtedness or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against such unrestricted subsidiary.

    The indenture further provides that we may revoke any designation of a subsidiary as an unrestricted subsidiary, so that it will then be a restricted subsidiary, if:

    - no default shall have occurred and be continuing at the time of and after giving effect to such revocation; and

    - all liens and indebtedness of such unrestricted subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture.

EVENTS OF DEFAULT

    The following events are defined in the indenture as events of default:

        (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

        (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a required payment to purchase notes tendered pursuant to a change of control offer or a net proceeds offer;

        (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after we receive written notice specifying the default and demanding that such default be remedied from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, except in the case of a default with respect to the covenant described under "--Certain Covenants--Merger, Consolidation and Sale of Assets," which will constitute an event of default immediately upon such notice;

        (4) the failure to pay at final maturity, giving effect to any applicable grace periods and any extensions thereof, the principal amount of any indebtedness of FiberMark or any restricted subsidiary, or the acceleration of the final stated maturity of any such indebtedness if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5,000,000 or more at any time;

        (5) one or more judgments in an aggregate amount in excess of $5,000,000 shall have been rendered against us or any of the restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (6) specified events of bankruptcy affecting us or any of our significant subsidiaries; or

        (7) any guarantee of a significant subsidiary ceases to be in full force and effect or any guarantee of a significant subsidiary is declared to be null and void and unenforceable or any guarantee of a significant subsidiary is found to be invalid or any of the guarantors which is a significant subsidiary denies its liability under its guarantee, in each case other than by reason of release of a guarantor in accordance with the terms of the indenture.

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    If an event of default, other than an event of default specified in clause (6) above, shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us, and the trustee if given by the holders, specifying the respective event of default, and the same shall become immediately due and payable. If an event of default specified in clause (6) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

    The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

    - if the rescission would not conflict with any judgment or decree;

    - if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

    - to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

    - if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

    - in the event of the cure or waiver of an event of default of the type described in clause (6) of the description of events of default above, the trustee shall have received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

    No such rescission shall affect any subsequent default or impair any related right.

    The holders of a majority in principal amount of the notes may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    Under the indenture, we are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default, provided that such certification shall be provided at least annually whether or not we know of any default or event of default, that has occurred and, if applicable, describe such default or event of default and its status.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    We may, at our option and at any time, elect to have our obligations and the obligations of the guarantors discharged with respect to the outstanding notes, which is referred to as legal defeasance.

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Such legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

    - the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

    - our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

    - the rights, powers, trust, duties and immunities of the trustee and our obligations in connection with such rights, powers, trust, duties and immunities; and

    - the legal defeasance provisions of the indenture.

    In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture, which is referred to as covenant defeasance. After covenant defeasance occurs, any omission to comply with such obligations shall not constitute a default or event of default with respect to the notes. If covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency events, described under "Events of Default" will no longer constitute an event of default with respect to the notes.

    In order to exercise either legal defeasance or covenant defeasance:

    - we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment or on the applicable redemption date, as the case may be;

    - in the case of legal defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

       - we have received from, or there has been published by, the Internal Revenue Service a ruling or

       - since the date of the indenture, there has been a change in the applicable federal income tax law, and, in either case, on the basis of such ruling or change, confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

    - in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

    - no default or event of default shall have occurred and be continuing on the date of such deposit or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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    - such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

    - we have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

    - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with;

    - we have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

    - other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

    - either:

       - all the notes previously authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, have been delivered to the trustee for cancellation, or

       - all notes not theretofore delivered to the trustee for cancellation have become due and payable, and we have irrevocably deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

    - we have paid all other sums payable by us under the indenture; and

    - we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, we, the guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

    - reduce the amount of notes whose holders must consent to an amendment;

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    - reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

    - reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

    - make any notes payable in money other than that stated in the notes;

    - make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive defaults or events of default;

    - amend, change or modify in any material respect our obligation to make and consummate a change of control offer with respect to a change of control that has occurred or make and consummate a net proceeds offer with respect to any asset sale that has been consummated or modify any of the provisions or definitions with respect thereto;

    - modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; or

    - release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

GOVERNING LAW

    The indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required by such principles.

THE TRUSTEE

    The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

    The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of FiberMark or a guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; PROVIDED that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

DEFINITIONS

    Set forth below is a summary of some of the defined terms used in the indenture. We refer you to the indenture for the full definition of all such terms.

    ACQUIRED INDEBTEDNESS means indebtedness of a person or any of its subsidiaries existing at the time such person becomes a restricted subsidiary or at the time it merges or consolidates with FiberMark or any of the restricted subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or

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contemplation of, such person becoming a restricted subsidiary or such acquisition, merger or consolidation.

    AFFILIATE means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term control and similar terms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    AFFILIATE TRANSACTION has the meaning set forth under "--Certain Covenants--Limitation on Transactions with Affiliates."

    ASSET ACQUISITION means

    - an investment by us or any restricted subsidiary in any other person pursuant to which such person becomes a restricted subsidiary or is merged with or into us or any restricted subsidiary, or

    - the acquisition by us or any restricted subsidiary of the assets of any person, other than a restricted subsidiary, which constitute all or substantially all of the assets of such person or comprise any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

    ASSET SALE means any direct or indirect sale, issuance, conveyance, transfer, lease, other than operating leases entered into in the ordinary course of business, assignment or other transfer for value by us or any of the restricted subsidiaries, including any sale and leaseback transaction, to any person other than us or a restricted subsidiary of:

    - any capital stock of any restricted subsidiary; or

    - any of our other property or assets or those of any restricted subsidiary other than in the ordinary course of business; PROVIDED, HOWEVER, that asset sales shall not include:

       - a transaction or series of related transactions for which we or the restricted subsidiaries receive aggregate consideration of less than $1,000,000;

       - the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets under the circumstances described under "--Certain Covenants--Merger, Consolidation and Sale of Assets;"

       - disposals or replacements of obsolete equipment in the ordinary course of business; and

       - the sale, lease, conveyance, disposition or other transfer by us or any restricted subsidiary of assets or property to us or one or more restricted subsidiaries.

    BOARD OF DIRECTORS means, as to any person, the board of directors or comparable governing body of such person or any duly authorized committee thereof.

    BOARD RESOLUTION means, with respect to any person, a copy of a resolution certified by the secretary or an assistant secretary of such person to have been duly adopted by the board of directors of such person and to be in full force and effect on the date of such certification, and delivered to the trustee.

    CAPITALIZED LEASE OBLIGATION means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under generally accepted accounting principles and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with generally accepted accounting principles.

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    CAPITAL STOCK means:

    - with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated and whether or not voting, of corporate stock, including each class of common stock and preferred stock of such person, and

    - with respect to any person that is not a corporation, any and all partnership or other equity interests of such person.

    CASH EQUIVALENTS means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation, referred to as S&P, or Moody's Investors Service, Inc., referred to as Moody's;

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
    (5) above.

    CHANGE OF CONTROL means the occurrence of one or more of the following events:

    - any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of our assets to any person or group of related persons for purposes of Section 13(d) of the Exchange Act, referred to as a group, together with any affiliates thereof, whether or not otherwise in compliance with the provisions of the indenture;

    - the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of FiberMark, whether or not otherwise in compliance with the provisions of the indenture;

    - any person or group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding capital stock; or

    - the replacement of a majority of our board of directors over a two-year period from the directors who constituted our board of directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of our board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

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    CHANGE OF CONTROL OFFER has the meaning set forth under "--Change of
Control."

    COMMISSION means the U.S. Securities and Exchange Commission.

    COMMON STOCK of any person means any and all shares, interests or other participations in, and other equivalents, however designated and whether voting or non-voting, of such person's common stock, whether outstanding on the issue date or issued after the issue date, and includes, without limitation, all series and classes of such common stock.

    CONSOLIDATED EBITDA means, for any period, the sum, without duplication, of:

    - consolidated net income, and

    - to the extent consolidated net income has been reduced thereby,

       - all income taxes of FiberMark and the restricted subsidiaries paid or accrued in accordance with generally accepted accounting principles for such period, other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business,

       - consolidated interest expense, and

       - consolidated non-cash charges LESS any non-cash items increasing consolidated net income for such period, all as determined on a consolidated basis for FiberMark and the restricted subsidiaries in accordance with generally accepted accounting principles.

    CONSOLIDATED FIXED CHARGE COVERAGE RATIO means the ratio of consolidated EBITDA during the four full fiscal quarters, referred to as the four quarter period, ending on or prior to the date of the transaction giving rise to the need to calculate the consolidated fixed charge coverage ratio, referred to as the transaction date, to consolidated fixed charges for the four quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, consolidated EBITDA and consolidated fixed charges shall be calculated after giving effect on a proportionate basis, including any proportionate expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act, for the period of such calculation to:

    - the incurrence or repayment of any indebtedness of FiberMark or any of the restricted subsidiaries, and the application of the proceeds thereof, giving rise to the need to make such calculation and any incurrence or repayment of other indebtedness, and the application of the proceeds thereof) other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date, as if such incurrence or repayment, as the case may be, and the application of the proceeds thereof, occurred on the first day of the four quarter period; and

    - any asset sales or asset acquisitions, including, without limitation, any asset acquisition giving rise to the need to make such calculation as a result of us or one of the restricted subsidiaries, including any person who becomes a restricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired indebtedness and also including any consolidated EBITDA attributable to the assets which are the subject of the asset acquisition or asset sale during the four quarter period occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date, as if such asset sale or asset acquisition, including the incurrence, assumption or liability for any such acquired indebtedness, occurred on the first day of the four quarter period.

    If we or any of the restricted subsidiaries directly or indirectly guarantees indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed indebtedness as if

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we or any such restricted subsidiary had directly incurred or otherwise assumed such guaranteed indebtedness.

    Furthermore, in calculating consolidated fixed charges for purposes of determining the consolidated fixed charge coverage ratio:

    - interest on outstanding indebtedness determined on a fluctuating basis as of the transaction date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on the transaction date;

    - if interest on any indebtedness actually incurred on the transaction date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the transaction date will be deemed to have been in effect during the four quarter period; and

    - notwithstanding the two preceding clauses, interest on indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    CONSOLIDATED FIXED CHARGES means, with respect to us for any period, the sum, without duplication, of:

    - consolidated interest expense, plus

    - the product of

       - the amount of all dividend payments on any series of our preferred stock, other than dividends paid in qualified capital stock, paid, accrued or scheduled to be paid or accrued during such period, multiplied by

       - a fraction, the numerator of which is one and the denominator of which is one minus our then current effective consolidated federal, state and local tax rate, expressed as a decimal.

    CONSOLIDATED INTEREST EXPENSE means, with respect to FiberMark for any period, the sum of, without duplication:

    - the aggregate of the interest expense of FiberMark and the restricted subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles, including without limitation,

       - any amortization of debt discount,

       - the net costs under interest swap obligations,

       - all capitalized interest, and

       - the interest portion of any deferred payment obligation; and

    - the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by FiberMark and the restricted subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles.

    CONSOLIDATED NET INCOME means, with respect to FiberMark, for any period, the aggregate net income, or loss, of FiberMark and the restricted subsidiaries for such period on a consolidated basis, determined in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom:

    - after-tax gains or losses from asset sales or abandonments or reserves relating thereto;

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    - after-tax items classified as extraordinary or nonrecurring gains or losses;

    - for the purposes of calculating the restricted payments basket only, the net income, or loss, of any person acquired in a pooling of interests transaction accrued prior to the date it becomes a restricted subsidiary or is merged or consolidated with FiberMark or any restricted subsidiary;

    - the net income, but not loss, of any restricted subsidiary to the extent that the declaration of dividends or similar distributions by that restricted subsidiary of that income is restricted by a contract, operation of law or otherwise;

    - the net income of any person, other than a restricted subsidiary, except to the extent of cash dividends or distributions paid to us or to a restricted subsidiary by such person;

    - income or loss attributable to discontinued operations, including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued; and

    - for the purposes of calculating the restricted payments basket only, in the case of a successor to us by consolidation or merger or as a transferee of our assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

    CONSOLIDATED NET WORTH of any person means the consolidated stockholders' equity of such person, determined on a consolidated basis in accordance with generally accepted accounting principles, less, without duplication, amounts attributable to disqualified capital stock of such person; PROVIDED that the consolidated net worth of any person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such person or another person with which such person is merged or consolidated.

    CONSOLIDATED NON-CASH CHARGES means, with respect to FiberMark, for any period, the aggregate depreciation, amortization and other non-cash expenses of FiberMark and the restricted subsidiaries reducing our consolidated net income for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

    COVENANT DEFEASANCE has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    CREDIT AGREEMENT means the Third Amended and Restated Financing Agreement and Guaranty dated as of September 30, 1999 among FiberMark, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and The CIT Group/Business Credit, Inc., as agent, together with the related documents thereto, in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including increasing the amount of available borrowings thereunder, PROVIDED that such increase in borrowings is permitted by the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" or adding subsidiaries as additional borrowers or guarantors thereunder, all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    CURRENCY AGREEMENT means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect FiberMark or any restricted subsidiary against fluctuations in currency values.

    DEFAULT means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an event of default.

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    DESIGNATION AMOUNT has the meaning set forth under "--Certain
Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    DISQUALIFIED CAPITAL STOCK means that portion of any capital stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

    EQUITY OFFERING has the meaning set forth under "--Redemption."

    EVENTS OF DEFAULT has the meaning set forth under "--Events of Default."

    EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    FAIR MARKET VALUE means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our board of directors acting reasonably and in good faith and shall be evidenced by a board resolution of our board of directors delivered to the trustee.

    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES means those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the issue date.

    GUARANTOR means each of our domestic subsidiaries as of the issue date and each of the our subsidiaries that in the future executes a supplemental indenture in which such subsidiary agrees to be bound by the terms of the indenture as a guarantor.

    INDEBTEDNESS means with respect to any person, without duplication:

        (1) all obligations of such person for borrowed money;

        (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

        (3) all capitalized lease obligations of such person;

        (4) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 160 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

        (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (6) guarantees and other contingent obligations in respect of indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7) all obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

        (8) all obligations under currency agreements and interest swap agreements of such person; and

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        (9) all disqualified capital stock issued by such person with the amount of represented by such disqualified capital stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price. For purposes hereof, the maximum fixed repurchase price of any disqualified capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such disqualified capital stock as if such disqualified capital stock were purchased on any date on which indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such disqualified capital stock, such fair market value shall be determined reasonably and in good faith by our board of directors.

    INDEPENDENT FINANCIAL ADVISOR means a firm which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in FiberMark and which, in the judgment of our board of directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

    INTEREST SWAP OBLIGATIONS means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    INVESTMENT means, with respect to any person, any direct or indirect loan or other extension of credit, including, without limitation, a guarantee, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition by such person of any capital stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any person. The term investment excludes extensions of trade credit by us and the restricted subsidiaries on commercially reasonable terms in accordance with our normal trade practices or those of such restricted subsidiary, as the case may be. If we or any restricted subsidiary sells or otherwise disposes of any common stock of any direct or indirect restricted subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a subsidiary of FiberMark, we shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the common stock of such restricted subsidiary not sold or disposed of.

    ISSUE DATE means the date of original issuance of the notes.

    LEGAL DEFEASANCE has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    LIEN means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    NET CASH PROCEEDS means, with respect to any asset sale, the proceeds in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, other than the portion of any such deferred payment constituting interest, received by us or any of the restricted subsidiaries from such asset sale net of:

    - reasonable out-of-pocket expenses and fees relating to such asset sale, including, without limitation, legal, accounting, and investment banking fees and sales commissions;

    - taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

    - repayment of indebtedness that is required to be repaid in connection with such asset sale; and

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    - appropriate amounts to be provided by us or any restricted subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such asset sale and retained by us or any restricted subsidiary, as the case may be, after such asset sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such asset sale.

    OBLIGATIONS means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

    PARI PASSU INDEBTEDNESS means any indebtedness of FiberMark or any guarantor that ranks on a par as to payment with the notes or the guarantees, as applicable, other than our 9 3/8% Senior Notes due 2006.

    PERMITTED INDEBTEDNESS means, without duplication, each of the following:

    - indebtedness under the notes, the indenture and the guarantees;

    - indebtedness incurred pursuant to the credit agreement in an aggregate principal amount at any time outstanding not to exceed the greater of

       - $70.0 million and

       - the sum of 80% of the net book value of the accounts receivable of FiberMark and the restricted subsidiaries and 60% of the net book value of the inventory of FiberMark and the restricted subsidiaries;

    - other indebtedness, including capitalized lease obligations, of FiberMark and the restricted subsidiaries outstanding on the issue date, other than indebtedness under the credit agreement;

    - interest swap obligations of FiberMark or a guarantor covering indebtedness of FiberMark or any of the restricted subsidiaries and interest swap obligations of any restricted subsidiary covering indebtedness of such restricted subsidiary; PROVIDED, HOWEVER, that such interest swap obligations are entered into to protect us and the restricted subsidiaries from fluctuations in interest rates on indebtedness incurred in accordance with the indenture and the notional principal amount of such interest swap obligation does not exceed the principal amount of the indebtedness to which such interest swap obligation relates;

    - indebtedness under currency agreements; PROVIDED that in the case of currency agreements which relate to indebtedness, such currency agreements do not increase the indebtedness of the FiberMark and the restricted subsidiaries outstanding, other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under such currency agreements;

    - indebtedness of a restricted subsidiary to FiberMark or to another restricted subsidiary for so long as such indebtedness is held by FiberMark or another restricted subsidiary, in each case subject to no lien held by a person other than FiberMark or another restricted subsidiary; PROVIDED that if as of any date any person other than FiberMark or another restricted subsidiary owns or holds any such indebtedness or holds a lien in respect of such indebtedness, such date shall be deemed the incurrence of indebtedness not constituting permitted indebtedness by the issuer of such indebtedness;

    - indebtedness of FiberMark to a restricted subsidiary for so long as such indebtedness is held by a restricted subsidiary, in each case subject to no lien; PROVIDED that

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       - any indebtedness of FiberMark to any restricted subsidiary that is not a guarantor is unsecured and subordinated, pursuant to a written agreement, to FiberMark's obligations under the indenture and the notes, and

       - if as of any date any person other than a restricted subsidiary owns or holds any such indebtedness or any person holds a lien in respect of such indebtedness, such date shall be deemed the incurrence of indebtedness not constituting permitted indebtedness by FiberMark;

    - indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such indebtedness is extinguished within two business days of incurrence;

    - indebtedness of FiberMark or any of the restricted subsidiaries represented by letters of credit for the account of FiberMark or such restricted subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    - refinancing indebtedness; and

    - additional indebtedness of FiberMark and the restricted subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding, which indebtedness may, but need not be, incurred under the credit agreement.

    PERMITTED INVESTMENTS means:

    - investments by us or any restricted subsidiary in any person that is, or will become immediately after such investment, a restricted subsidiary or that will merge or consolidate into FiberMark or a restricted subsidiary;

    - investments in FiberMark by any restricted subsidiary; PROVIDED that any indebtedness evidencing such investment by any restricted subsidiary other than a guarantor is unsecured and subordinated, pursuant to a written agreement, to FiberMark's obligations under the notes and the indenture;

    - investments in cash and cash equivalents;

    - loans and advances to employees and officers of FiberMark and the restricted subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 at any one time outstanding;

    - currency agreements and interest swap obligations entered into in the ordinary course of the FiberMark's or a restricted subsidiary's businesses and otherwise in compliance with the indenture;

    - investments in unrestricted subsidiaries not to exceed $3,000,000 at any one time outstanding;

    - investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

    - investments made by us or the restricted subsidiaries as a result of consideration received in connection with an asset sale made in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales."

    PERMITTED LIENS means the following types of liens:

    - liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which FiberMark or the restricted

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      subsidiaries have set aside on its books such reserves as may be required pursuant to generally accepted accounting principles;

    - statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made in respect thereof;

    - liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

    - judgment liens not giving rise to an event of default;

    - easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of our business or that of any of the restricted subsidiaries;

    - any interest or title of a lessor under any capitalized lease obligation; PROVIDED that such liens do not extend to any property or assets which is not leased property subject to such capitalized lease obligation;

    - purchase money liens to finance property or assets of FiberMark or any restricted subsidiary acquired after the issue date; PROVIDED, HOWEVER, that the related purchase money indebtedness does not exceed the cost of such property or assets and shall not be secured by any property or assets of FiberMark or any restricted subsidiary other than the property and assets so acquired and the lien securing such indebtedness is created within 90 days of such acquisition;

    - liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

    - liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    - liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of FiberMark or any of the restricted subsidiaries, including rights of offset and set-off;

    - liens securing interest swap obligations which interest swap obligations relate to indebtedness that is otherwise permitted under the indenture;

    - liens securing indebtedness under currency agreements; and

    - liens securing acquired indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional indebtedness"; PROVIDED that

       - such liens secured such acquired indebtedness at the time of and prior to the incurrence of such acquired indebtedness by us or a restricted subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such acquired indebtedness by us or a restricted subsidiary, and

       - such liens do not extend to or cover any property or assets of FiberMark or of any of the restricted subsidiaries other than the property or assets that secured the acquired

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         indebtedness prior to the time such indebtedness became acquired indebtedness of FiberMark or a restricted subsidiary and are no more favorable to the lienholders than those securing the acquired indebtedness prior to the incurrence of such acquired indebtedness by FiberMark or a restricted subsidiary.

    PERSON means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    PREFERRED STOCK of any person means any capital stock of such person that has preferential rights to any other capital stock of such person with respect to dividends or redemptions or upon liquidation.

    QUALIFIED CAPITAL STOCK means any capital stock that is not disqualified capital stock.

    REFINANCE, and variations of such word, means, in respect of any security or indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or indebtedness in exchange or replacement for, such security or indebtedness in whole or in part.

    REFINANCING INDEBTEDNESS means any refinancing by us or any restricted subsidiary of indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," other than as described in the second, fourth, fifth, sixth, seventh, eighth, ninth or eleventh clauses of the definition of permitted indebtedness, in each case that does not

    - result in an increase in the aggregate principal amount of indebtedness of such person as of the date of such proposed refinancing, plus the amount of any premium required to be paid under the terms of the instrument governing such indebtedness and plus the amount of reasonable expenses incurred by us or any restricted subsidiary in connection with such refinancing, or

    - create indebtedness with

       - a weighted average life to maturity that is less than the weighted average life to maturity of the indebtedness being refinanced, or

       - a final maturity earlier than the final maturity of the indebtedness being refinanced; PROVIDED that if such indebtedness being refinanced is indebtedness of us or a guarantor, then such refinancing indebtedness shall be indebtedness solely of us and/or a guarantor, and if such indebtedness being refinanced is subordinate or junior to the notes, then such refinancing indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the indebtedness being refinanced.

    RESTRICTED PAYMENT has the meaning set forth under "--Certain
Covenants--Limitation on Restricted Payments."

    RESTRICTED PAYMENTS basket has the meaning set forth under "--Certain Covenants--Limitation on Restricted Payments."

    RESTRICTED SUBSIDIARY means any subsidiary of FiberMark that has not been designated by our board of directors, by a board resolution delivered to the trustee, as an unrestricted subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a board resolution of our board of directors delivered to the trustee, subject to the provisions of such covenant.

    SALE AND LEASEBACK TRANSACTION means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or a restricted subsidiary of any property, whether owned by us or any restricted subsidiary at the issue date or later acquired, which has been or is to be sold or transferred by us or such restricted subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

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    SECURITIES ACT means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

    SIGNIFICANT SUBSIDIARY shall have the meaning set forth in Rule 1.02 of Regulation S-X under the Securities Act.

    SUBSIDIARY, with respect to any person, means any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person, or any other person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such person.

    SURVIVING ENTITY is defined under "--Certain Covenants--Merger, Consolidation and Sale of Assets."

    UNRESTRICTED SUBSIDIARY means any subsidiary of FiberMark designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a board resolution of our board of directors delivered to the trustee, subject to the provisions of such covenant.

    WEIGHTED AVERAGE LIFE TO MATURITY means, when applied to any indebtedness at any date, the number of years obtained by dividing the then outstanding aggregate principal amount of such indebtedness into the sum of the total of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by the number of years, calculated to the nearest one-twelfth, which will elapse between such date and the making of such payment.

    WHOLLY OWNED RESTRICTED SUBSIDIARY means any restricted subsidiary of which all the outstanding voting securities, other than in the case of a foreign restricted subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, are owned by us or another wholly owned restricted subsidiary.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

    The notes will be represented by one or more global notes in definitive form. The global notes will be deposited on the issue date with, or on behalf of, the Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC. The nominee is referred to as the global note holder. The global notes will be subject to certain restrictions on transfer. DTC will maintain the notes in denominations of $1,000 and integral multiples of $1,000 through its book-entry facilities.

    DTC has advised us as follows:

    DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Societe Anonyme, Luxembourg, referred to collectively as the participants or the depositary's participants, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. The depositary's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as the indirect participants or the depositary's indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the depositary's participants or the depositary's indirect participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of the depositary's participants,

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and the records of the depositary's participants, with respect to the interests of the depositary's indirect participants.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

    So long as the global note holder is the registered owner of any notes, the global note holder will be considered the sole holder of outstanding notes represented by such global notes under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of FiberMark, the guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

    Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes, including principal, premium, if any, and interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the depositary's participants and the depositary's indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the depositary's participants or the depositary's indirect participants.

    Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by the depositary or its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons, or their nominees. Such notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus. In addition, if we notify the trustee in writing that DTC is no longer willing or able to act as a depositary, and we are unable to locate a qualified successor within 90 days, or we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

    Neither we nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

    The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

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                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion addresses the material United States federal income tax considerations relating to the exchange offer and the purchase, ownership and disposition of the new notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, the applicable treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary deals only with holders that will hold notes as capital assets within the meaning of Section 1221 of the Code. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as:

    - banks and other financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - traders or dealers in securities or currencies;

    - custodians, nominees or similar financial intermediaries holding notes for others; or

    - persons that will hold notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes.

    This summary does not discuss the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the notes. FiberMark has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions. HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES OF THE EXCHANGE OFFER TO HOLDERS

    Hale and Dorr LLP, our counsel, has rendered an opinion to us that the exchange of old notes for new notes pursuant to the exchange offer will not be taxable to an exchanging holder for federal income tax purposes. As a result,

    - an exchanging holder will not recognize taxable gain or loss as a result of exchanging old notes for new notes pursuant to the exchange offer;

    - the holding period of the new notes will include the holding period of the old notes exchanged for them; and

    - the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the old notes exchanged for them immediately before the exchange.

    The exchange offer will result in no federal income tax consequences to a holder of old notes who does not participate in the exchange offer. A copy of the opinion is attached as Exhibit 8.1 to the registration statement of which this prospectus is a part.

UNITED STATES HOLDERS

    A United States holder is the beneficial owner of a note that, for United States federal income tax purposes, is:

    - an individual citizen or resident of the United States;

    - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

    - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust with respect to which one or more United States persons (as defined in Section 7701(a)(30) of the Code) has the authority to control all substantial decisions and the administration of which is subject to the primary supervision of a court within the United States or that has otherwise validly elected to be treated as a United States person.

    A non-United States holder is a beneficial owner of a note who is not a United States holder.

    If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding new notes should consult their tax advisors.

PAYMENT OF INTEREST

    Stated interest on a new note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder's method of accounting for United States federal income tax purposes.

    The new notes will be issued at a discount from their stated redemption price at maturity if the new notes are traded on an established market within the meaning of the U.S. treasury regulations. Under the de minimis exception to the original discount rules, however, the amount of the discount will not be treated as original issue discount for federal income tax purposes. Instead, the discount with respect to the new notes will be included in income by a United States holder when principal payments are made on the note or upon the sale or exchange of the note. See the section entitled "Sale Exchange or Redemption of New Notes" below.

    If the new notes are not traded on an established market within the meaning of the U.S. treasury regulations, the new notes will not be issued at a discount from their stated redemption price at maturity.

MARKET DISCOUNT

    United States holders should be aware that the resale of a new note may be affected by the market discount rules of the Code. Under these rules, a subsequent purchaser of a new note acquiring the note at a market discount generally would be required to include as ordinary income a portion of any partial principal payment on, or any gain realized upon the disposition or retirement of, the note to the extent of the market discount that has accrued while the debt instrument was held by the purchaser.

    A purchase at a market discount includes the purchase of a new note after its original issuance at a price less than the note's stated redemption price at maturity. The amount of market discount, if any, will generally equal the excess of the stated redemption price at maturity over the purchase price.

    If the new notes are issued at a discount, however, the amount of market discount generally will equal the excess of:

    - the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all United States holders for periods prior to the purchase date, over

    - the purchase price.

    Any partial principal payment on, or any gain recognized on the disposition, including a redemption, by a United States holder of a new note that has accrued market discount will be treated as ordinary income, to the extent of the accrued market discount, but only if the amount of market discount exceeds a statutorily-defined de minimis amount.

    Under the de minimis exception, there is no market discount on a note if the excess of the stated redemption price at maturity of the note over the holder's tax basis in the note is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the note's date of maturity. Unless the holder elects otherwise, as described below, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction:

    - the numerator of which is the number of days the obligation has been held by the holder; and

    - the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date.

    A United States holder of a new note acquired at market discount will be deemed to have realized an amount equal to the fair market value of the note if the holder disposes of the note in specified transactions other than a sale, exchange or involuntary conversion, even though the transaction is otherwise non-taxable (for example, a gift). The United States holder will be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

    A holder of a new note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until it is disposed of in a taxable transaction.

    A United States holder of a new note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a United States holder of a new note elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other dispositions and to deferral of interest deductions would not apply.

    If a United States holder of an old note acquired such note with more than a de minimis amount of market discount subsequent to its original issuance, any market discount remaining thereon which has not been recognized as ordinary income will be carried over and be treated as accrued market discount on the new notes.

MARKET PREMIUM

    A new note may also be acquired at a bond premium, generally equal to the excess, if any, of its tax basis over the amount payable at maturity or, if a smaller premium would result, on an earlier call date. A United States holder may elect to amortize the bond premium, in which case amortizable bond premium is allocated to payments of interest and treated as an offset to interest income.

    If an election to amortize bond premium is not made, a United States holder must include the full amount of each interest payment in income in accordance with its regular method of tax accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

    Upon the sale, exchange or redemption of a new note, subject to the market discount rules described above, a United States holder generally will recognize capital gain or loss equal to the difference between:

    - the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income; and

    - such holder's adjusted tax basis in the new note.

    A United States holder's adjusted tax basis in a note generally will equal the holder's original tax basis in such note, less any amortized bond premium and any principal payments received by such holder plus any original issue discount and any market discount previously included in income with respect to such note. In addition, if the new notes are issued at a discount, a portion of each principal payment on a new note will be attributable to the discount and generally will be treated as capital gain rather than as a return of principal. Any gain attributable to the discount that is recognized on a sale or exchange generally will be treated as capital gain. Such capital gain or loss will be long-term if the United States holder's holding period is more than 12 months and will be short-term if the holding period is 12 months or less. Long-term capital gain recognized by individuals is generally taxed at a maximum federal tax rate of 20%, and short-term capital gain generally will be taxable at a maximum federal tax rate that, under recently enacted legislation, is scheduled to be reduced progressively from 39.6% to 35% between 2001 and 2006.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain noncorporate United States holders with respect to payments of principal, premium, interest and original issue discount, if any, on a new note, and to payments of the proceeds of the sale of a new note. The receipt of such payments may be subject to "backup withholding" at a maximum rate of 31% under certain circumstances. Backup withholding generally applies only if the holder:

    - fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

    - furnishes an incorrect taxpayer identification number;

    - is notified by the IRS that he or she has failed to report properly interest, dividends or original issue discount; or

    - fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

PAYMENT OF INTEREST

    Generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder's country of residence. However, interest paid on a new note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if such interest income is not effectively connected with a United States trade or business of the non-United States holder, and the non-United States holder:

    - does not actually or constructively own 10% or more of the combined voting power of all classes of stock of FiberMark entitled to vote,

    - is not a controlled foreign corporation related to FiberMark, actually or constructively through stock ownership under section 864(d)(4) of the Code,

    - is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and either

       - provides to FiberMark or its agent an appropriate W-8 series Form or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder's non-United States status, and FiberMark does not have actual knowledge or reason to know that the holder is a United States person, or

       - provides a withholding certificate to a qualified intermediary, FiberMark does not have actual knowledge or reason to know that the holder is a United States person and FiberMark receives (i) a withholding certificate from the intermediary payee (such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company), and such intermediary, if required, provides a copy of the holder's certification to FiberMark or (ii) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties of perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner's withholding certificate.

    If the new notes are issued at a discount, under an exception to the original issue discount rules as described above, the discount which accrues to the benefit of a non-United States holder will not be taxed currently as interest income for United States federal income tax purposes. Rather, the non-United States holder will be subject to United States withholding tax at the time of payment, sale, or exchange of a new note at a 30% rate, or, if applicable, a lower treaty rate, on the discount which accrued while the note was held by the non-United States holder. The discount will qualify for the portfolio interest exemption under the same conditions described above.

    A non-United States holder which does not qualify for the "portfolio interest exemption" may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest and discount if such holder:

    - resides in a jurisdiction which has a favorable income tax treaty with the United States,

    - satisfies the conditions for the application of such treaty, and

    - provides to FiberMark or its agent the appropriate Form W-8 or a suitable substitute form.

    Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest and discount if the interest and discount is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest and discount received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest and discount is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers an appropriate and properly executed W-8 series Form to FiberMark or its agent.

SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

    A non-United States holder of a new note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the note, other than gain attributable to accrued interest or discount, unless:

    - the gain is effectively connected with a United States trade or business of the non-United States holder,

    - in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating
      183 days or more during the taxable year of the disposition, or

    - the holder is subject to tax pursuant to the provisions of the tax code applicable to certain United States expatriates.

    The amount of gain realized upon the sale, exchange, or redemption of a note may include amounts attributable to accrued interest and the discount. Gain attributable to accrued interest and discount will be taxable, if at all, as described above under "--Non-United States Holders--Payment of Interest."

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, payments of principal or interest (including discount) made by FiberMark and other payors to a non-United States holder will not be subject to backup withholding and information reporting, provided that the non-United States holder certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption.

    In general, payment of the proceeds from the sale of new notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. However, a holder will not be subject to backup withholding and information reporting on such a sale provided that:

    - the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

       - an appropriate W-8 Series Form or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person, or

       - other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. treasury regulations, or

    - the holder otherwise establishes an exemption.

    If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder's status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by the holder unless the payor has actual knowledge that the holder is a United States person. FiberMark and other payors are required to report payments of interest (including discount) on the notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

    In general, payment of the proceeds from the sale of new notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

    - the proceeds are transferred to an account maintained by the holder in the United States,

    - the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address, or

    - the sale has some other specified connection with the United States as provided in U.S. treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

    In addition, payments of the proceeds from the sale of new notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

    - a United States person,

    - a controlled foreign corporation for United States tax purposes,

    - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

    - a foreign partnership, if at any time during its tax year:

       - one or more of its partners are United States persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

       - such foreign partnership is engaged in the conduct of a United States trade or business unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

    Recently enacted treasury regulations contain a number of other provisions affecting United States withholding taxes and reporting requirements including special rules for payments made to nonqualified intermediaries, flow-through entities and United States branches. Prospective investors should consult their tax advisors regarding the effect of these regulations.

LIQUIDATED DAMAGES; REDEMPTION AT PREMIUM; REPURCHASE AT PREMIUM

    The treatment of interest described above with respect to the new notes is based, in part, upon FiberMark's determination that, as of the date of the issuance of the notes, the possibility that:

    - liquidated damages will be paid,

    - FiberMark will redeem the notes at a premium, or

    - FiberMark will be required to offer to repurchase the notes at a premium upon a change of control is remote.

    Although not free from doubt, if liquidated damages are in fact paid, FiberMark redeems the notes at a premium, or FiberMark repurchases the notes at a premium, FiberMark believes that such liquidated damages or premium payments should be taxable to a holder as ordinary income, at the time such income accrues or is received, in accordance with such holder's regular method of tax accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income inclusion described above with respect to the new notes may be different.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for market-making activities or other trading activities. We have agreed that for a period not less than one year after the expiration date of the exchange offer, or such shorter period as will terminate when all new notes acquired by participating broker-dealers, as that term is defined in the exchange and registration rights agreement, have been resold by such broker-deals, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In
addition, until             , 2001, all dealers effecting transactions in new
notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act because it acknowledges that it will deliver a prospectus or because it deliver a prospectus.

    We have agreed to pay all expenses incident to our performance and compliance with the exchange and registration rights agreement, including the expenses of one counsel for the holders of the old notes and will indemnify the holders of old notes, including any broker-dealers, and various parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Some legal matters with respect to the notes will be passed upon for FiberMark by Hale and Dorr LLP, Boston, Massachusetts.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of FiberMark, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this registration statement have been audited by KPMG LLP, independent certified public accountants, as stated in their report included in our Annual Report on Form 10-K for the year ended December 31, 2000.

    The combined financial statements of Rexam DSI as of December 31, 2000, 1999 and 1998 and for each of the three years in the period ended December 31, 2000, included in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing elsewhere herein.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC under the Securities Act a registration statement on Form S-4. This prospectus does not contain all of the information contained in the registration statement, some portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

       Judiciary Plaza            500 West Madison Street         7 World Trade Center
   450 Fifth Street, N.W.               14th Floor                     Suite 1300
          Rm. 1024                Chicago, Illinois 60661       New York, New York 10048
   Washington, D.C. 20549

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http: / /www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below:

    - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on February 23, 2001;

    - Our Current Report on Form 8-K filed on March 26, 2001;

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001; and

    - All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

    We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 161 Wellington Road, P.O. Box 498, Brattleboro, Vermont 05302, (802) 257-0365, Attention:
Director, Investor Relations.

                         INDEX TO FINANCIAL STATEMENTS

REXAM DSI
Report of Independent Auditors..............................     F-2
Combined Balance Sheets.....................................     F-3
Combined Statements of Income...............................     F-4
Combined Statement of Owners' Net Investment and Accumulated
  Other
  Comprehensive Income......................................     F-5
Combined Statements of Cash Flows...........................     F-6
Notes to Combined Financial Statements......................     F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Rexam DSI

    We have audited the accompanying combined balance sheets as of December 31, 2000, 1999 and 1998, for Rexam DSI as defined in Note 1, and the related combined statements of income, owners' net investment and accumulated comprehensive income, and cash flows for each of the three years then ended. These financial statements are the responsibility of Rexam DSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2000, 1999 and 1998, of Rexam DSI, and the combined results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the U.S.

                                          ERNST & YOUNG LLP

Charlotte, North Carolina

February 5, 2001

                                   REXAM DSI

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                       MARCH 31,             DECEMBER 31,
                                                      -----------   ------------------------------
                                                         2001         2000       1999       1998
                                                      -----------   --------   --------   --------
                                                      (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.........................    $    402    $    177   $    426   $    54
  Accounts receivable, less allowance of $493, $445,
    and $316 in 2000, 1999 and 1998, respectively
    (NOTE 6)........................................      17,865      16,708     12,843     9,563
  Inventories (NOTE 6)..............................      14,843      13,532     12,092     8,721
  Prepaid medical expenses (NOTE 8).................      38,396      38,396     38,133        --
  Deferred income taxes (NOTE 4)....................       5,670       5,362      4,840     3,402
                                                        --------    --------   --------   -------
    Total current assets............................      77,176      74,175     68,334    21,740
Property, plant and equipment, net (NOTE 6).........      38,741      39,619     38,031    36,157
Other assets:
  Goodwill, net of accumulated amortization.........      32,641      33,183     35,059    31,781
                                                        --------    --------   --------   -------
    Total assets....................................    $148,558    $146,977   $141,424   $89,678
                                                        ========    ========   ========   =======

 LIABILITIES AND OWNERS' NET INVESTMENT AND ACCUMULATED OTHER COMPREHENSIVE
                                    INCOME
Current liabilities:
  Trade payables....................................    $  6,787    $  7,500   $  6,057   $ 4,336
  Accrued salaries, wages and employee benefits.....       3,040       4,391      4,730     3,910
  Trade payables to affiliates (NOTE 8).............          21          54         92        16
  Notes payable to affiliates (NOTE 8)..............      38,396      38,396     38,133        --
  Other accrued liabilities.........................       2,788       3,981      3,610     2,222
                                                        --------    --------   --------   -------
    Total current liabilities.......................      51,032      54,322     52,622    10,484
Non-current liabilities:
  Deferred income taxes (NOTE 4)....................       4,945       4,783      4,523     3,797
  Other (NOTES 5 AND 6).............................      10,748      10,334      9,720     8,039
                                                        --------    --------   --------   -------
    Total non-current liabilities...................      15,693      15,117     14,243    11,836

Owners' net investment and accumulated other
  comprehensive income:
  Owners' net investment............................      81,356      77,196     74,524    67,358
  Accumulated other comprehensive income............         477         342         35        --
                                                        --------    --------   --------   -------
    Total...........................................      81,833      77,538     74,559    67,358
                                                        --------    --------   --------   -------
    Total...........................................    $148,558    $146,977   $141,424   $89,678
                                                        ========    ========   ========   =======

                            See accompanying notes.

                                   REXAM DSI

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                2001       2000       2000       1999       1998
                                              --------   --------   --------   --------   --------
                                                  (UNAUDITED)
Net sales...................................  $30,891    $34,524    $137,546   $120,432   $106,392
Cost of sales...............................   23,999     24,096      96,855     85,760     79,617
                                              -------    -------    --------   --------   --------
Gross profit................................    6,892     10,428      40,691     34,672     26,775
Selling, general and administrative
  expenses..................................    3,965      4,113      18,657     17,362     15,928
                                              -------    -------    --------   --------   --------
Income before restructuring charge..........    2,927      6,315      22,034     17,310     10,847
Restructuring charge (NOTE 2)...............       --         --          --      1,294         --
                                              -------    -------    --------   --------   --------
Income from operations......................    2,927      6,315      22,034     16,016     10,847
Interest expense............................    1,979      1,860       8,809      6,186      3,075
                                              -------    -------    --------   --------   --------
Income before taxes.........................      948      4,455      13,225      9,830      7,772
Provision for income taxes (NOTE 4).........      374      1,760       6,111      4,153      3,609
                                              -------    -------    --------   --------   --------
Net income..................................  $   574    $ 2,695    $  7,114   $  5,677   $  4,163
                                              =======    =======    ========   ========   ========

                            See accompanying notes.

                                   REXAM DSI

       COMBINED STATEMENT OF OWNERS' NET INVESTMENT AND ACCUMULATED OTHER

                              COMPREHENSIVE INCOME

               THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                                               OWNERS'         OTHER
                                                                 NET       COMPREHENSIVE
                                                              INVESTMENT      INCOME        TOTAL
                                                              ----------   -------------   --------
Balance at December 31, 1997................................    $48,542         $ --       $48,542
Net income..................................................      4,163           --         4,163
Change in intercompany financing balances with parents and
  affiliates................................................     22,653           --        22,653
Dividend to parent..........................................     (8,000)          --        (8,000)
                                                                -------         ----       -------
Balance at December 31, 1998................................     67,358           --        67,358

Comprehensive income:
  Net income................................................      5,677           --         5,677
  Foreign currency adjustments..............................         --           35            35
                                                                                           -------
Total comprehensive income..................................                                 5,712
Change in intercompany financing balances with parents and
  affiliates................................................      8,989           --         8,989
Dividend to parent..........................................     (7,500)          --        (7,500)
                                                                -------         ----       -------
Balance at December 31, 1999................................     74,524           35        74,559

Comprehensive income:
  Net income................................................      7,114           --         7,114
  Foreign currency adjustments..............................         --          307           307
                                                                                           -------
Total comprehensive income..................................                                 7,421
Change in intercompany financing balances with parent and
  affiliates................................................      4,558                      4,558
Dividend to parent..........................................     (9,000)          --        (9,000)
                                                                -------         ----       -------
Balance at December 31, 2000................................     77,196          342        77,538
Comprehensive income:
  Net income................................................        574           --           574
  Foreign currency adjustments..............................         --          135           135
                                                                                           -------
Total comprehensive income..................................                                   709
Change in intercompany financing balances with parent and
  affiliates................................................      3,586           --         3,586
                                                                -------         ----       -------
Balance at March 31, 2001 (unaudited).......................    $81,356         $477       $81,833
                                                                =======         ====       =======

                            See accompanying notes.

                                   REXAM DSI

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                THREE MONTHS ENDED
                                                     MARCH 31,           YEARS ENDED DECEMBER 31,
                                                -------------------   ------------------------------
                                                  2001       2000       2000       1999       1998
                                                --------   --------   --------   --------   --------
                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $   574    $ 2,695    $ 7,114    $  5,677   $  4,163
  Adjustments to reconcile net income to net
    cash provided by
    operating activities:
      Depreciation............................    1,581      1,337      5,678       5,006      4,703
      Amortization of intangibles.............      375        376      1,504       1,452      1,393
      Deferred taxes..........................     (146)        --       (262)       (679)         7
      Provision for loss on receivables.......      108          1         50          40         32
      Loss on sale of assets..................       --         54         54         157         --
      Changes in operating assets and
        liabilities:
        Inventories...........................   (1,394)    (2,585)    (1,634)     (1,185)       222
        Receivables...........................   (1,296)    (4,701)    (4,112)       (337)     2,581
        Current liabilities...................   (3,233)     1,725      1,140       1,581     (1,589)
        Other non current liabilities.........      414        305      1,138       1,273      2,678
        Payables to affiliates................      (35)        16        (32)         76         (3)
                                                -------    -------    -------    --------   --------
Net cash provided by operating activities.....   (3,052)      (777)    10,638      13,061     14,187

Cash flows from investing activities:
  Purchase of property, plant and equipment...     (796)    (1,403)    (7,519)     (5,874)    (5,447)
  Purchase of business........................       --         --         --      (8,947)   (21,633)
  Proceeds from sale of property, plant and
    equipment.................................       (1)        --         --          --         --
                                                -------    -------    -------    --------   --------
Net cash used in investing activities.........     (797)    (1,403)    (7,519)    (14,821)   (27,080)

Cash flows from financing activities:
  Dividend payments to parent.................       --         --     (9,000)     (7,500)    (8,000)
  Movement in affiliate balances..............    4,074      2,963      5,632       9,632     20,938
                                                -------    -------    -------    --------   --------
Net cash provided by (used in) financing
  activities..................................    4,074      2,963     (3,368)      2,132     12,938

Increase (decrease) in cash and cash
  equivalents.................................      225        783       (249)        372         45
Cash and cash equivalents, beginning of
  year........................................      177        426        426          54          9
                                                -------    -------    -------    --------   --------
Cash and cash equivalents, end of year........  $   402    $ 1,209    $   177    $    426   $     54
                                                =======    =======    =======    ========   ========

                            See accompanying notes.

                                   REXAM DSI

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

    Rexam DSI is a world leader in the manufacture of decorative covering materials serving the publishing, stationery, decorative packaging, label and security printing markets. The Business operates primarily in the United States but also has operations in the United Kingdom (UK). Sales are principally concentrated in North America but also extend throughout Europe and Asia. Rexam DSI is a business unit of the Coated Films and Papers Sector of Rexam PLC ("Sector"). Operations of the Business are conducted (a) in the U.S. by Rexam DSI Inc., an indirect wholly owned subsidiary of Rexam PLC and (b) in Europe by Red Bridge, a division of Rexam CFP Ltd., a UK company which is an indirect wholly-owned subsidiary of Rexam PLC (collectively "Rexam DSI" or the "Business"). The historical assets, liabilities and results of operations of Red Bridge have been extracted from the historical financial statements of Rexam
CFP Ltd.

    The Business has one significant customer comprising 8.2%, 10% and 11% of total sales for the years 2000, 1999 and 1998, respectively.

BASIS OF PRESENTATION

    The accompanying combined financial statements, which have been prepared on the basis of accounting principles generally accepted in the United States, include the historical assets, liabilities and results of operations of the Business. They also include the push down of certain transactions and liabilities, which pertain to the operations of the Business, that were recorded in the historical accounting records of Rexam Industries Corp., a U.S. indirect wholly-owned subsidiary of Rexam PLC. The Business receives certain accounting, internal audit, management, treasury, legal, employee benefit administration, tax compliance and commercial insurance administration from Rexam Inc., Rexam PLC, and the Sector Headquarters. No management fee or allocation of costs is charged to the Business for these administrative services. Costs of third party services and fees in these areas which are directly identifiable to the Business are charged to the Business. These are primarily insurance premiums, employee benefit programs, legal fees and franchise taxes.

    Rexam PLC, as indirect parent of the Business, has represented that intercompany financing balances included within Owners' Net Investment, between the Business and Rexam PLC and its other subsidiaries will not be settled upon disposal of the business. As a result, such balances have been treated as permanent capital, and have been classified as Owners' Net Investment in the accompanying combined financial statements. Details of such amounts are in
Note 8.

    All operations of the Business are operated under common control.

    Significant interbusiness accounts and transactions, excluding those involving the parent companies and non-combined affiliates, have been eliminated in combination. Rexam DSI Inc. is funded by a cash pooling system operated in the U.S. by Rexam. All charges to the Business have been deemed to have been paid by the Business, in cash, in the period in which the cost was recorded in the Business's combined financial statements. Allocations of current income taxes payable are deemed to have been remitted, in cash, by the Business in the period the related income taxes were recorded.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
    All of the allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates may not be necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

FOREIGN CURRENCY TRANSLATION

    The functional currency for Red Bridge is the local currency. Financial statements for this business have been translated into United States dollars using period-end rates of exchange for assets and liabilities and average exchange rates as to sales, costs and expenses. The resulting translation adjustments are recorded as a component of other comprehensive income in the combined balance sheets. Gains or losses from foreign currency transactions are included in income in the period in which they occur.

INVENTORIES

    Inventories are primarily valued at the lower of cost or market on a first in, first out basis.

LONG LIVED ASSETS

    Property, plant and equipment are stated at cost, less accumulated depreciation provided primarily on a straight-line basis over the estimated useful lives. Assets held under capital leases are amortized over the estimated useful lives, not to exceed the respective lease terms. Interest expense attributable to the construction of major capital additions is capitalized. There was no interest capitalized in 2000, 1999 or 1998.

    The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a 40 year period. Amortization of goodwill is $1,504, $1,452 and $1,393 in 2000, 1999 and 1998, respectively.

OWNERS' NET INVESTMENT

    As no direct ownership relationship exists between the business units comprising the Business, Owners' Net Investment is shown in lieu of common stock, paid in capital, retained earnings and intercompany financing balances with parents and affiliates in the combined financial statements.

ACCUMULATED COMPREHENSIVE INCOME

    Accumulated Comprehensive Income is comprised of foreign currency translation.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred. Such costs amount to approximately $1,181, $1,531 and $1,627 in 2000, 1999 and 1998, respectively.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED) INCOME TAXES

    Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The current tax provision is calculated on a separate return basis as if the U.S. based Business of Rexam DSI files both a separate federal and state income tax return and the UK based Business files a separate UK income tax return. Income tax amounts payable to Rexam PLC and its other subsidiaries have been classified as intercompany financing balances within Owners' Net Investment.

    Provision has not been made for income taxes on unremitted earnings of Red Bridge, as these earnings are considered to be permanently invested.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

2. CHANGES IN OPERATIONS

ACQUISITIONS

    In June, 1999, the Business acquired certain assets and assumed certain liabilities of Red Bridge International, a company based in the UK, for a cash consideration of $8,947. Red Bridge is engaged in the manufacture, sale and distribution of decorative covering materials. This acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded in the financial statements at their estimated fair values at the acquisition date. Goodwill for this acquisition amounted to $4,716. The Business's combined statement of income includes the results of operations of this business since the date of acquisition.

    In February, 1998, Rexam DSI, Inc. acquired certain assets and assumed certain liabilities from Pajco Coated Products L.P., for a cash consideration of $21,633. Pajco is engaged in the manufacture, sale and distribution of latex saturated paper and leather based products to the decorative covering markets. This acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded in the financial statements at their estimated fair values at the acquisition date. Goodwill for this acquisition amounted to $15,070. The Business's combined statement of income includes the results of operations of this business since the date of acquisition.

RESTRUCTURING

    During 1999, the Business announced a plan to restructure its operation in North America. This resulted in a restructuring charge of $1,294 related to employee termination benefits, early retirement incentives and voluntary separation agreements. As of December 31, 1999, the Business had terminated 8 employees, with no cash payment against the reserve. As of December 31, 2000, $581 of the reserve remained.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

3. LEASES

    Future minimum lease payments under noncancelable operating leases at December 31, 2000 are as follows:

2001........................................................   $  896
2002........................................................      751
2003........................................................      414
2004........................................................       43
                                                               ------
Total minimum lease payments................................   $2,104
                                                               ======

    Rental expense for operating leases is $1,009, $1,193 and $843 in 2000, 1999, and 1998. A lease for the Business's property in Lowville, New York expires in 2002.

4. INCOME TAXES

    The provision for income taxes consists of the following:

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Current:
  Domestic:
    Federal.........................................   $5,361     $4,130     $3,116
    State...........................................      848        644        486
  Foreign...........................................      162         58         --
Deferred............................................     (260)      (679)         7
                                                       ------     ------     ------
                                                       $6,111     $4,153     $3,609
                                                       ======     ======     ======

    The tax effects of the significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Assets:
  Deferred compensation and vacation accruals.......   $4,901     $4,478     $3,510
  Inventory and bad debt reserves...................      461        484        414
                                                       ------     ------     ------
  Deferred tax assets...............................    5,362      4,962      3,924
Liabilities:
  Amortization......................................    1,073        749         --
  Depreciation......................................    3,664      3,774      3,797
  Other.............................................       46        122        522
                                                       ------     ------     ------
  Deferred tax liabilities..........................    4,783      4,645      4,319
                                                       ------     ------     ------
  Net deferred tax asset (liability)................   $  579     $  317     $ (395)
                                                       ======     ======     ======

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

4. INCOME TAXES (CONTINUED)
    The following represents a reconciliation between the actual income tax expense and income taxes computed by applying the statutory income tax rate to income before income taxes:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Income tax--statutory rate basis....................   $4,629     $3,441     $2,720
State taxes, net....................................      605        354        199
Goodwill amortization...............................      488        506        488
Other items, net....................................      389       (148)       202
                                                       ------     ------     ------
Income tax expense..................................   $6,111     $4,153     $3,609
                                                       ======     ======     ======

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

    Substantially all US based employees are covered by defined contribution plans or by defined benefit (pension) plans sponsored by Rexam, Inc. Benefits under the defined benefit plans are based on years of service and average final pay or stated amounts.

    For the Business's US based employees, Rexam Inc.'s plan assets were allocated to Rexam DSI based on the estimated plan termination liability as of January 1, 2000. The plan termination liability is based on current PBGC plan termination interest rates, current benefit levels, and PBGC assumptions with estimations where necessary. Rexam Inc. accounts for defined benefit plans for financial reporting purposes using the provisions of SFAS No. 87, "Employers' Accounting for Pensions" issued by the Financial Accounting Standards Board. The Business's expense for defined contribution plans for the years 2000, 1999 and 1998 was $368, $372 and $335, respectively.

    Pension obligations were allocated to the Business based on the Business's individual covered employees. Where not attributable to specific groups, each plan's unrecognized prior service cost and unrecognized net gain were allocated in the proportion of the Business's projected benefit obligation to the total projected benefit obligation of each plan.

    Substantially all UK based employees are covered by defined benefit plans sponsored by Rexam PLC, with benefits based on years of service and final average pay. Rexam PLC's plan assets attributable to the employees of Rexam DSI have been assumed to be equal to the benefit obligation as of January 1, 2001. The benefit obligation only includes active members as Rexam PLC has assumed the pension liability for retired employees,

    Rexam Inc. also provides certain employer subsidized health care and life insurance benefits to qualifying US based retired employees. Qualifying employees are limited to those non bargaining unit employees employed by the Business, prior to its acquisition by Rexam Inc. in 1993, and certain bargaining unit employees. Rexam Inc. accounts for these benefits under the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions" issued by the Financial Accounting Standards Board. This statement requires employers to accrue the cost of postretirement benefits other than pensions, such as health care, over the working life of employees in a manner similar to that currently used to account for pension costs. Rexam Inc. funds postretirement benefits costs, other than pensions, on a pay-as-you-go basis. Rexam Inc. allocated its post retirement obligations to the Business based on the Business's individual covered employees. Where not attributable to specific groups, unrecognized prior service cost and unrecognized net gain were allocated in the proportion of the Business's projected benefit obligation to the total projected benefit obligation of the Rexam Inc. plan.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    The change in benefit obligation and plan assets and reconciliation of funded status are as follows:

                                                               DECEMBER 31, 2000     DECEMBER 31, 1999     DECEMBER 31, 1998
                                                              -------------------   -------------------   -------------------
                                                              PENSION     OTHER     PENSION     OTHER     PENSION     OTHER
                                                              BENEFITS   BENEFITS   BENEFITS   BENEFITS   BENEFITS   BENEFITS
                                                              --------   --------   --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year..................   $19,474    $ 5,822    $14,309    $ 6,078    $11,659    $ 4,090
    Service cost...........................................     1,277        147      1,162        161        875        143
    Interest cost..........................................     1,449        436      1,191        398        917        393
    Participant contributions..............................       167         69         81         25         --         29
    Plan amendments........................................        --         --        312       (158)       152         --
    Acquisitions/divestitures..............................        --         --      4,094         --        830      1,518
    Benefits paid..........................................      (648)      (280)      (512)      (269)      (558)      (277)
    Actuarial (gain)/loss..................................      (735)      (375)    (1,163)      (413)       434        182
                                                              -------    -------    -------    -------    -------    -------
  Benefit obligation at end of year........................   $20,984    $ 5,819    $19,474    $ 5,822    $14,309    $ 6,078
                                                              =======    =======    =======    =======    =======    =======
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year...........   $19,700    $    --    $13,529    $    --    $10,783    $    --
    Actual return on plan assets...........................      (420)        --      2,406         --      2,579         --
    Acquisitions/divestitures..............................        --         --      3,978         --        647         --
    Employer contributions.................................       302        211        285        244        142        248
    Participant contributions..............................       167         69         81         25         --         29
    Benefits paid..........................................      (648)      (280)      (512)      (269)      (558)      (277)
    Administrative expenses................................       (72)        --        (67)        --        (64)        --
                                                              -------    -------    -------    -------    -------    -------
  Fair value of plan assets at end of year.................   $19,029    $    --    $19,700    $    --    $13,529    $    --
                                                              =======    =======    =======    =======    =======    =======
RECONCILIATION OF FUNDED STATUS
  Funded status............................................   $(1,955)   $(5,819)   $   226    $(5,822)   $  (780)   $(6,078)
  Unrecognized actuarial gain..............................    (2,310)      (918)    (3,813)      (543)    (1,567)      (168)
  Unrecognized transition obligation.......................         3         --          7         --         11         --
  Unrecognized prior service cost (gain)...................       601       (147)       663       (158)       411         --
                                                              -------    -------    -------    -------    -------    -------
Net liability recognized at year end.......................   $(3,661)   $(6,884)   $(2,917)   $(6,523)   $(1,925)   $(6,246)
                                                              =======    =======    =======    =======    =======    =======
AMOUNTS RECOGNIZED IN THE COMBINED BALANCE SHEETS CONSIST
  OF:
  Accrued benefit liability recognized at year end.........   $(3,661)   $(6,884)   $(2,917)   $(6,523)   $(1,925)   $(6,246)
                                                              =======    =======    =======    =======    =======    =======
ADDITIONAL YEAR END INFORMATION FOR PENSION PLANS WITH
  BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS:
  Benefit obligation.......................................   $16,027               $   243               $ 9,394
  Fair value of plan assets................................    14,072                    --                 8,443
ADDITIONAL YEAR END INFORMATION FOR PENSION PLANS WITH
  ACCUMULATED BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS:
  Projected benefit obligation.............................   $ 5,699               $   243               $   341
  Accumulated benefit obligation...........................     5,425                   236                   332
  Fair value of plan assets................................     5,238                    --                    --
COMPONENTS OF NET PERIODIC BENEFIT COST
  Service cost.............................................   $ 1,277    $   147    $ 1,162    $   161    $   875    $   143
  Interest cost............................................     1,449        436      1,191        398        917        393
  Expected return on plan assets...........................    (1,625)        --     (1,255)        --       (988)        --
  Amortization of prior service cost.......................        62        (11)        60         --         40         --
  Amortization of transitional obligation..................         4         --          4         --          4         --
  Recognized actuarial gain................................      (121)        --         (1)       (38)        (2)        --
                                                              -------    -------    -------    -------    -------    -------
Net periodic benefit cost..................................   $ 1,046    $   572    $ 1,161    $   521    $   846    $   536
                                                              =======    =======    =======    =======    =======    =======
ADDITIONAL LOSS RECOGNIZED DUE TO PURCHASE ACCOUNTING
WEIGHTED AVERAGE ASSUMPTIONS...............................   $    --    $    --    $    --    $    --    $   184    $ 1,518
  Discount rate............................................      7.15%       7.5%      7.22%       7.5%      6.75%      6.75%
  Expected long-term rate of return on plan assets.........      8.48%        --       8.61%        --       9.00%        --
  Rate of compensation increase............................      4.84%        --       4.84%        --       5.00%        --
ASSUMED HEALTH CARE COST TREND
  Initial rate.............................................        --       12.0%
  Ultimate rate............................................        --        5.0%
  Number of years until ultimate rate......................        --          7

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    A one-percentage-point change in the assumed health care cost trend would have the following effects on other postretirement benefits:

                                                                1%         1%
                                                              POINT      POINT
                                                             INCREASE   DECREASE
                                                             --------   --------
Effect on total of service and interest cost components for
  2000.....................................................    $ 32      $ (31)
Effect on year-end 2000 postretirement benefit
  obligation...............................................    $353      $(330)

6. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                          DECEMBER 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 --------   --------   --------
Accounts receivable:
  Trade receivables............................  $ 16,128   $ 12,313   $  9,051
  Other current assets.........................       580        530        512
                                                 --------   --------   --------
                                                 $ 16,708   $ 12,843   $  9,563
                                                 ========   ========   ========
Inventories:
  Raw materials and supplies...................  $  4,849   $  4,340   $  2,980
  Work in process..............................     7,721      6,103      4,422
  Finished products............................       962      1,649      1,319
                                                 --------   --------   --------
                                                 $ 13,532   $ 12,092   $  8,721
                                                 ========   ========   ========
Property, plant and equipment:
  Land.........................................  $    432   $    560   $    362
  Buildings and improvements...................    12,132     12,866     11,949
  Machinery and equipment......................    54,783     48,223     40,890
  Construction in progress.....................     4,591      3,307      3,552
                                                 --------   --------   --------
                                                   71,938     64,956     56,753
  Accumulated depreciation.....................   (32,319)   (26,925)   (20,596)
                                                 --------   --------   --------
                                                 $ 39,619   $ 38,031   $ 36,157
                                                 ========   ========   ========
Other non-current liabilities:
  Accrued pension liabilities..................  $  3,661   $  2,917   $  1,925
  Accrued postretirement benefits..............     6,673      6,279      5,998
  Other........................................        --        524        116
                                                 --------   --------   --------
                                                 $ 10,334   $  9,720   $  8,039
                                                 ========   ========   ========

7. COMMITMENTS AND CONTINGENCIES

    Rexam DSI had committed capital expenditures for investment in plant and equipment of approximately $469 as of December 31, 2000. The Business is aware of certain existing environmental clean up liabilities, however, there has been no action initiated by regulatory authorities or others

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) relative to any of these sites. As a result, no amount has been recorded in the accompanying financial statements.

8. RELATED PARTY TRANSACTIONS

    The Business receives certain accounting, internal audit, management, treasury, legal, employee benefit administration, tax compliance and commercial insurance administration from Rexam. Inc., Rexam PLC, and the Sector headquarters. No management fee or allocation of costs is charged to the Business for these administrative services. Costs of third party services and fees in these areas which are directly identifiable to the Business are charged to the Business. These are primarily insurance premiums, employee benefit programs, legal fees and franchise taxes.

    At December 31, 2000, 1999 and 1998, respectively, the Business had $54, $92 and $16 of net intercompany trade payables due to various subsidiaries of Rexam Inc. or Rexam PLC.

    The Business had sales to affiliated companies totaling $1,197, $768, and $468 for the years 2000, 1999 and 1998, respectively. Expenses totaling $76 was charged from Rexam PLC to the Business in 2000.

    The Business had intercompany financing balances due to its parent companies, Rexam PLC and other affiliated companies. As discussed in Note 1, such balances have been included in Owners' Net Investment. Net amounts outstanding related to these arrangements as of December 31, 2000, 1999 and 1998 total $101,468, $96,910, and $87,921, respectively. Net interest expense is $8,826, $6,186, and $3,075 for each of those years.

    The Business pays a commission expense on certain foreign sales out of the United States to an affiliated company. The affiliate, a foreign sales corporation, will cease transacting with the Business upon a change of ownership control. Commission expense relating to these sales amounts to $2,916, $830, and $682 in 2000, 1999 and 1998, respectively.

    During 1999, the Business entered into an agreement with a U.S. affiliate to exchange all future medical liabilities in the U.S. for the next 15 years for a demand note payable in the amount of $38,102. These future medical costs, which are discounted at 8%, were recorded as a prepaid medical expense at the date of the exchange, and are being amortized over the next 15 years. Amortized medical costs in 2000 and 1999 were $2,895 and $1,337, respectively. Interest on the note is payable monthly at 8%. Interest expense on the note is $3,158 and $1,368 in 2000 and 1999, respectively. In the event of a change of ownership control over the business, the exchange agreement provides for termination and repayment of all due balances. If the business had not entered into this agreement for its U.S. medical liabilities for 2000 and 1999, the interest expense would have been decreased by $3,158 and $1,368 and medical expense would have been increased by $2,806 and $1,496.

9. SUBSEQUENT EVENTS (UNAUDITED)

    Rexam PLC has chosen to focus strategically on developing its position as one of the world's leading consumer packaging companies. On July 25, 2000, Rexam PLC completed an acquisition of American National Can Group, Inc. (ANC). In order to focus on its core business of packaging, Rexam PLC has decided to dispose of the U.S. and foreign operations of businesses comprising the Coated Films and Papers Sector, of which Rexam DSI is part.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS, AND OFFICERS.

    The Certificate of Incorporation of FiberMark provides that directors of FiberMark shall, to the full extent not prohibited by the General Corporation Law of the State of Delaware (the "DGCL"), not be liable to FiberMark or its stockholders for monetary damages for breach of such director's fiduciary duty as a director.

    Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporations bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
      2.1(1)            Purchase Agreement, dated March 6, 2001, by and among
                        FiberMark, Inc., Rexam PLC, Mitek R-1 Holding Company and
                        Rexam CFP Limited

      2.2(2) Share Purchase Agreement dated as of November 26, 1997, among Steinbeis Holding GmbH ("Steinbeis"), Zetaphoenicis
                        Beteiligungs GmbH and Thetaphoenicis Beteiligungs GmbH

      2.3(2) Acquisition Agreement dated September 15, 1999 by and between SIHL Beteiligungsgesellschaft GmbH and FiberMark
                        GmbH and FiberMark Beteiligungs GmbH

      3.1(3) Restated Certificate of Incorporation of FiberMark as amended

      3.2(3)            Restated By-laws

     *3.3               Certificate of Incorporation of FiberMark DSI, Inc.

     *3.4               By-laws of FiberMark DSI, Inc.

     *3.5               Certificate of Incorporation of FiberMark Durable
                        Specialties, Inc.

     *3.6               By-laws of FiberMark Durable Specialties, Inc.

     *3.7               Certificate of Incorporation of FiberMark Filter and
                        Technical Products, Inc.

     *3.8               By-laws of FiberMark Filter and Technical Products, Inc.

     *3.9               Certificate of Formation of FiberMark Office Products, LLC

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
     *4.0               Operating Agreement of FiberMark Office Products, LLC

      4.1(3)            Reference is made to Exhibits 3.1, 3.2 and 3.3

      4.2(3)            Specimen stock certificate

      4.3(4)            Indenture dated as of October 15, 1996 (the "1996
                        Indenture") among FiberMark, the Guarantors and Wilmington
                        Trust Company

      4.4(4)            Specimen Certificate of 9 3/8% Series B Senior Note due 2006
                        (included in Exhibit 4.3 hereof)

      4.5(4) Form of Guarantee of Senior Notes issued pursuant to the 1996 Indenture (included in Exhibit 4.3 hereof)

     *4.6               First Supplemental Indenture to 1996 Indenture dated April
                        18, 2001 among FiberMark, the Guarantors and Wilmington
                        Trust Company

     *4.7               Indenture dated as of April 18, 2001 (the "2001 Indenture")
                        among FiberMark, the Guarantors and Wilmington Trust
                        Company.

     *4.8               Specimen Certificate of 10 3/4% Series A Senior Note due
                        2011 (included in Exhibit 4.7 hereof).

     *4.9               Specimen Certificate of 10 3/4% Series B Senior Note due
                        2011 (included in Exhibit 4.7 hereof).

     *4.10 Form of Guarantee of Senior Notes issues pursuant to the 2001 Indenture (included in Exhibit 4.7 hereof).

     *4.11 Registration Rights Agreement dated as of April 18, 2001 among FiberMark, the Guarantors, UBS Warburg and RBC
                        Dominion Securities.

     *5.1               Opinion of Hale and Dorr LLP re legality of the New Notes.

     *8.1               Opinion of Hale and Dorr LLP re tax matters.

     10.7(3)            Energy Service Agreement (Latex mill), dated as of November
                        19, 1992, between Kamine and FiberMark

     10.8(5)            Amendment No. 1 to the Energy Service Agreement (Latex
                        mill), dated as of May 7, 1993, between Kamine and FiberMark

     10.9(3)            Energy Service Agreement (Lewis mill), dated as of November
                        19, 1992, between Kamine and FiberMark

     10.10(5)           Amendment No. 1 to the Energy Service Agreement (Lewis
                        mill), dated as of May 7, 1993, between Kamine and FiberMark

     10.11(3) Restated Ground Lease, dated as of November 19, 1992, between Kamine and FiberMark

     10.12(3)           Beaver Falls Cogeneration Buyout Agreement, dated as of
                        November 20, 1992, between Kamine, Kamine Beaver Falls
                        Cogen. Co., Inc. and FiberMark

     10.13(5)           Consent and Agreement (Energy Services Agreement), dated as of May 7, 1993, by FiberMark

     10.14(5)           First Amendment of Restated Ground Lease, dated as of May 7,
                        1993, between Kamine and FiberMark

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
     10.15(5)           Memorandum of Lease, dated as of May 7, 1993, between Kamine and FiberMark

     10.16(6)(7)        FiberMark's 1994 Stock Option Plan and related forms of
                        Option Agreements

     10.17(6)(7)        FiberMark's 1994 Directors Stock Option Plan and related
                        form of Option Agreement

     10.18(4)(7)        Amendment to FiberMark's 1994 Directors Stock Option Plan

     10.19(7)(8)        FiberMark's Executive Bonus Plan

     10.20(4)           Deed of Lease between James River Paper Company, Inc. and
                        CPG-Virginia Inc. dated as of October 31, 1993

     10.21(4)           Amended and Restated Agreement of Lease, between Arnold
                        Barsky doing business as A&C Realty and Arcon Mills Inc., dated June 1, 1988

     10.22(4)           Lease Agreement dated November 15, 1995, between IFA
                        Incorporated and Custom Papers Group Inc. ("Custom Papers
                        Group")

     10.23(4)           Master Lease Agreement dated January 1, 1994, between
                        Meridian Leasing Corp. and Custom Papers Group

     10.24(4) Master Equipment Lease Agreement dated February 3, 1995, between Siemens Credit Corp. and CPG Holdings Inc.

     10.25(9)           Endura Sale Agreement, by and among W.R. Grace & Co. Conn.,
                        W.R. Grace (Hong Kong) Limited, Grace Japan Kabushiki
                        Kaisha, FiberMark, Specialty Paperboard (Hong Kong Limited)
                        and Specialty Paperboard Japan Kabushiki Kaisha, dated
                        May 10, 1994

     10.26(10)          Loan Agreement dated as of November 24, 1997, between
                        Steinbeis and Gessner

     10.28(11)          Third Amended and Restated Financing Agreement & Guaranty

     10.29(11)          Second Amended and Restated Security Agreement dated
                        December 31, 1997, between FiberMark Office Products, LLC
                        and CIT Group/Equipment Financing, Inc.

     10.30(11)          Second Amended and Restated Security Agreement dated
                        December 31, 1997, between FiberMark, Inc. FiberMark Durable
                        Specialties, Inc., and FiberMark Filter and Technical
                        Products

     10.31(11)          Loan Agreement dated as of January 7, 1988, between
                        Zetaphoenicis Beteiligungs GmbH and Bayerische Vereinsbank
                        AG

     10.32(11)          Working Credit Facility dated as of January 13, 1998 between
                        Gessner and Bayerische

     10.33(11)          Capex Loan Agreement dated as of January 13, 1998, between
                        Gessner and Bayerische

     10.34(12)          FiberMark's 1998 Amended and Restated Non-Employee Directors
                        Stock Option Plan

     10.35(12)          Loan Agreement dated September 15, 1999 between FiberMark
                        GmbH and Bayerische Hypo- and Vereinsbank Aktiengesellschaft

     10.36(12)          Loan Amendment Agreement dated September 15, 1999 between
                        FiberMark GmbH and Bayerische Hypo- and Vereinsbank
                        Aktiengesellschaft

     10.37(12)          Share Pledge Agreement dated September 15, 1999 between
                        FiberMark Beteiligungs GmbH and FiberMark GmbH and
                        Bayerische Hypo- and Vereinsbank AG

     10.38(12)          Pledge Amendment Agreement dated September 15, 1999 between
                        Fibermark Beteiligungs GmbH and FiberMark GmbH and
                        Bayerische Hypo- and Vereinsbank AG

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
     10.39(12)          Third Amended and Restated Financing Agreement and Guaranty
                        dated September 30, 1999 among FiberMark, Inc.; FiberMark
                        Durable Specialties, Inc.; FiberMark Filter and Technical
                        Products, Inc. and FiberMark Office Products, LLC and The
                        CIT Group/ Business Credit, Inc., The CIT Group/Equipment
                        Financing, Inc.

     10.40(12)          Termination and Release Agreement among FiberMark Office
                        Products, LLC; FiberMark, Inc.; FiberMark Durable
                        Specialties, Inc.; FiberMark Filter and Technical Products,
                        Inc., and The CIT Group/Equipment Financing, Inc.

     10.41(13)          Asset Purchase Agreement dated August 18, 2000, between
                        Ahlstrom Engine Filtration, LLC, and FiberMark, Inc.

     21(13)             List of FiberMark subsidiaries

    *23.1               Consent of KPMG LLP

    *23.2               Consent of Ernst & Young LLP

    *23.3               Consent of Hale and Dorr LLP (contained in the opinion filed hereto as Exhibit 5.1)

    *23.4               Consent of Hale and Dorr LLP (contained in the opinion filed hereto as Exhibit 8.1)

    *25.1               Statement of Eligibility of Trustee on Form T-1

    *99.1               Form of Letter of Transmittal for New Notes

    *99.2               Form of Notice of Guaranteed Delivery for New Notes

    *99.3               Letter to Brokers

    *99.4               Letter to Clients

    *99.5               Instruction to Registered Holder and/or Book Entry Transfer
                        Participant from Beneficial Owner (contained in
                        Exhibit 99.4)

    *99.6               Guidelines for Certificate of Taxpayer Identification Number
                        on substitute Form W-9 (contained in Exhibit 99.1)

------------------------

   * Filed herewith

 (1) Incorporated by reference to exhibits filed with the company's report on Form 8-K, filed March 26, 2001.

 (2) Previously filed.

 (3) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-1 (No. 33-47954), as amended, which became effective March 10, 1993.

 (4) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1996, filed April 1, 1997.

 (5) Incorporated by reference to exhibits filed with the company's report on Form 10-Q for the quarter ended June 30, 1993, filed August 13, 1993.

 (6) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-8 filed, July 18, 1994.

 (7) Indicates management contracts or compensatory arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.

 (8) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1993 (No. 0-20231).

 (9) Incorporated by reference to exhibits filed with the company's report on Form 8-K, filed July 14, 1994.

 (10) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-3, filed December 15, 1997.

 (11) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1997, filed March 31, 1998.

 (12) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1999, filed March 31, 2000.

 (13) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 2000, filed February 23, 2001.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on July 13, 2001.

                                                       FIBERMARK, INC.

                                                       By:               /s/ ALEX KWADER
                                                            -----------------------------------------
                                                                           Alex Kwader
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes Alex Kwader and Bruce P. Moore, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2001.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President and Chief
                   /s/ ALEX KWADER                       Executive Officer
     -------------------------------------------         (Principal Executive         July 13, 2001
                     Alex Kwader                         Officer)

                                                       Vice President and Chief
                 /s/ BRUCE P. MOORE                      Financial Officer
     -------------------------------------------         (Principal Financial and     July 13, 2001
                   Bruce P. Moore                        Accounting Officer)

                 /s/ K. PETER NORRIE
     -------------------------------------------       Director                       July 13, 2001
                   K. Peter Norrie

                /s/ BRIAN C. KERESTER
     -------------------------------------------       Director                       July 13, 2001
                  Brian C. Kerester

               /s/ MARION A. KEYES, IV
     -------------------------------------------       Director                       July 13, 2001
                 Marion A. Keyes, IV

                /s/ GLENN S. MCKENZIE
     -------------------------------------------       Director                       July 13, 2001
                  Glenn S. McKenzie

                  /s/ JON H. MILLER
     -------------------------------------------       Director                       July 13, 2001
                    Jon H. Miller

                /s/ ELMAR B. SCHULTE
     -------------------------------------------       Director                       July 13, 2001
                  Elmar B. Schulte

              /s/ EDWARD P. SWAIN, JR.
     -------------------------------------------       Director                       July 13, 2001
                Edward P. Swain, Jr.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on July 13, 2001.

                                                       FIBERMARK DSI, INC.

                                                       By:               /s/ ALEX KWADER
                                                            -----------------------------------------
                                                                           Alex Kwader
                                                                            PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes Alex Kwader and Bruce P. Moore, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2001.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Director, President and
                   /s/ ALEX KWADER                       Chief Executive Officer
     -------------------------------------------         (Principal Executive         July 13, 2001
                     Alex Kwader                         Officer)

                                                       Director, Treasurer and
                 /s/ BRUCE P. MOORE                      Chief Financial Officer
     -------------------------------------------         (Principal Financial and     July 13, 2001
                   Bruce P. Moore                        Accounting Officer)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on July 13, 2001.

                                                       FIBERMARK DURABLE SPECIALTIES, INC.

                                                       By:               /s/ ALEX KWADER
                                                            -----------------------------------------
                                                                           Alex Kwader
                                                                            PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes Alex Kwader and Bruce P. Moore, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2001.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Director, President and
                   /s/ ALEX KWADER                       Chief Executive Officer
     -------------------------------------------         (Principal Executive         July 13, 2001
                     Alex Kwader                         Officer)

                                                       Director, Vice President
                 /s/ BRUCE P. MOORE                      and Chief Financial
     -------------------------------------------         Officer (Principal           July 13, 2001
                   Bruce P. Moore                        Financial and Accounting
                                                         Officer)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on July 13, 2001.

                                                       FIBERMARK FILTER AND TECHNICAL PRODUCTS, INC.

                                                       By:               /s/ ALEX KWADER
                                                            -----------------------------------------
                                                                           Alex Kwader
                                                                            PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes Alex Kwader and Bruce P. Moore, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2001.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Director, President and
                   /s/ ALEX KWADER                       Chief Executive Officer
     -------------------------------------------         (Principal Executive         July 13, 2001
                     Alex Kwader                         Officer)

                                                       Director, Vice President
                 /s/ BRUCE P. MOORE                      and Chief Financial
     -------------------------------------------         Officer (Principal           July 13, 2001
                   Bruce P. Moore                        Financial and Accounting
                                                         Officer)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on July 13, 2001.

                                                       FIBERMARK OFFICE PRODUCTS, LLC

                                                       By:  FIBERMARK, INC., its
                                                            Member-Manager

                                                       By:  /s/ ALEX KWADER
                                                            -----------------------------------------
                                                            Alex Kwader
                                                            PRESIDENT

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
      2.1(1)            Purchase Agreement, dated March 6, 1001, by and among
                        FiberMark, Inc., Rexam PLC, Mitek R-1 Holding Company and
                        Rexam CFP Limited

      2.2(2) Share Purchase Agreement dated as of November 26, 1997, among Steinbeis Holding GmbH ("Steinbeis"), Zetaphoenicis
                        Beteiligungs GmbH and Thetaphoenicis Beteiligungs GmbH

      2.3(2) Acquisition Agreement dated September 15, 1999 by and between SIHL Beteiligungsgesellschaft GmbH and FiberMark
                        GmbH and FiberMark Beteiligungs GmbH

      3.1(3) Restated Certificate of Incorporation of FiberMark as amended

      3.2(3)            Restated By-laws

     *3.3               Certificate of Incorporation of FiberMark DSI Inc.

     *3.4               By-laws of FiberMark DSI Inc.

     *3.5               Certificate of Incorporation of FiberMark Durable
                        Specialties, Inc.

     *3.6               By-laws of FiberMark Durable Specialties, Inc.

     *3.7               Certificate of Incorporation of FiberMark Filter and
                        Technical Products, Inc.

     *3.8               By-laws of FiberMark Filter and Technical Products, Inc.

     *3.9               Certificate of Formation of FiberMark Office Products, LLC

     *4.0               Operating Agreement of FiberMark Office Products, LLC

      4.1(3)            Reference is made to Exhibits 3.1, 3.2 and 3.3

      4.2(3)            Specimen stock certificate

      4.3(4)            Indenture dated as of October 15, 1996 (the "1996
                        Indenture") among FiberMark, the Guarantors and Wilmington
                        Trust Company

      4.4(4)            Specimen Certificate of 9 3/8% Series B Senior Note due 2006
                        (included in Exhibit 4.3 hereof)

      4.5(4) Form of Guarantee of Senior Notes issued pursuant to the 1996 Indenture (included in Exhibit 4.3 hereof)

     *4.6               First Supplemental Indenture to 1996 Indenture dated April
                        18, 2001 among FiberMark, the Guarantors and Wilmington
                        Trust Company

     *4.7               Indenture dated as of April 18, 2001 (the "2001 Indenture")
                        among FiberMark, the Guarantors and Wilmington Trust
                        Company.

     *4.8               Specimen Certificate of 10 3/4% Series A Senior Note due
                        2011 (included in Exhibit 4.7 hereof).

     *4.9               Specimen Certificate of 10 3/4% Series B Senior Note due
                        2011 (included in Exhibit 4.7 hereof).

     *4.10 Form of Guarantee of Senior Notes issues pursuant to the 2001 Indenture (included in Exhibit 4.7 hereof).

     *4.11 Registration Rights Agreement dated as of April 18, 2001 among FiberMark, the Guarantors, UBS Warburg and RBC
                        Dominion Securities.

     *5.1               Opinion of Hale and Dorr LLP re legality of the New Notes.

     *8.1               Opinion of Hale and Dorr LLP re tax matters.

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
     10.7(3)            Energy Service Agreement (Latex mill), dated as of November
                        19, 1992, between Kamine and FiberMark

     10.8(5)            Amendment No. 1 to the Energy Service Agreement (Latex
                        mill), dated as of May 7, 1993, between Kamine and FiberMark

     10.9(3)            Energy Service Agreement (Lewis mill), dated as of November
                        19, 1992, between Kamine and FiberMark

     10.10(5)           Amendment No. 1 to the Energy Service Agreement (Lewis
                        mill), dated as of May 7, 1993, between Kamine and FiberMark

     10.11(3) Restated Ground Lease, dated as of November 19, 1992, between Kamine and FiberMark

     10.12(3)           Beaver Falls Cogeneration Buyout Agreement, dated as of
                        November 20, 1992, between Kamine, Kamine Beaver Falls
                        Cogen. Co., Inc. and FiberMark

     10.13(5)           Consent and Agreement (Energy Services Agreement), dated as of May 7, 1993, by FiberMark

     10.14(5)           First Amendment of Restated Ground Lease, dated as of May 7,
                        1993, between Kamine and FiberMark

     10.15(5)           Memorandum of Lease, dated as of May 7, 1993, between Kamine and FiberMark

     10.16(6)(7)        FiberMark's 1994 Stock Option Plan and related forms of
                        Option Agreements

     10.17(6)(7)        FiberMark's 1994 Directors Stock Option Plan and related
                        form of Option Agreement

     10.18(4)(7)        Amendment to FiberMark's 1994 Directors Stock Option Plan

     10.19(7)(8)        FiberMark's Executive Bonus Plan

     10.20(4)           Deed of Lease between James River Paper Company, Inc. and
                        CPG-Virginia Inc. dated as of October 31, 1993

     10.21(4)           Amended and Restated Agreement of Lease, between Arnold
                        Barsky doing business as A&C Realty and Arcon Mills Inc., dated June 1, 1988

     10.22(4)           Lease Agreement dated November 15, 1995, between IFA
                        Incorporated and Custom Papers Group Inc. ("Custom Papers
                        Group")

     10.23(4)           Master Lease Agreement dated January 1, 1994, between
                        Meridian Leasing Corp. and Custom Papers Group

     10.24(4) Master Equipment Lease Agreement dated February 3, 1995, between Siemens Credit Corp. and CPG Holdings Inc.

     10.25(9)           Endura Sale Agreement, by and among W.R. Grace & Co. Conn.,
                        W.R. Grace (Hong Kong) Limited, Grace Japan Kabushiki
                        Kaisha, FiberMark, Specialty Paperboard (Hong Kong Limited)
                        and Specialty Paperboard Japan Kabushiki Kaisha, dated May
                        10, 1994

     10.26(10)          Loan Agreement dated as of November 24, 1997, between
                        Steinbeis and Gessner

     10.28(11)          Third Amended and Restated Financing Agreement & Guaranty

     10.29(11)          Second Amended and Restated Security Agreement dated
                        December 31, 1997, between FiberMark Office Products, LLC
                        and CIT Group/Equipment Financing, Inc.

     10.30(11)          Second Amended and Restated Security Agreement dated
                        December 31, 1997, between FiberMark, Inc. FiberMark Durable
                        Specialties, Inc., and FiberMark Filter and Technical
                        Products

EXHIBIT NO                                      DESCRIPTION
----------                                      -----------
     10.31(11)          Loan Agreement dated as of January 7, 1988, between
                        Zetaphoenicis Beteiligungs GmbH and Bayerische Vereinsbank
                        AG

     10.32(11)          Working Credit Facility dated as of January 13, 1998 between
                        Gessner and Bayerische

     10.33(11)          Capex Loan Agreement dated as of January 13, 1998, between
                        Gessner and Bayerische

     10.34(12)          FiberMark's 1998 Amended and Restated Non-Employee Directors
                        Stock Option Plan

     10.35(12)          Loan Agreement dated September 15, 1999 between FiberMark
                        GmbH and Bayerische Hypo- and Vereinsbank Aktiengesellschaft

     10.36(12)          Loan Amendment Agreement dated September 15, 1999 between
                        FiberMark GmbH and Bayerische Hypo- and Vereinsbank
                        Aktiengesellschaft

     10.37(12)          Share Pledge Agreement dated September 15, 1999 between
                        FiberMark Beteiligungs GmbH and FiberMark GmbH and
                        Bayerische Hypo- and Vereinsbank AG

     10.38(12)          Pledge Amendment Agreement dated September 15, 1999 between
                        Fibermark Beteiligungs GmbH and FiberMark GmbH and
                        Bayerische Hypo- and Vereinsbank AG

     10.39(12)          Third Amended and Restated Financing Agreement and Guaranty
                        dated September 30, 1999 among FiberMark, Inc.; FiberMark
                        Durable Specialties, Inc.; FiberMark Filter and Technical
                        Products, Inc. and FiberMark Office Products, LLC and The
                        CIT Group/ Business Credit, Inc., The CIT Group/Equipment
                        Financing, Inc.

     10.40(12)          Termination and Release Agreement among FiberMark Office
                        Products, LLC; FiberMark, Inc.; FiberMark Durable
                        Specialties, Inc.; FiberMark Filter and Technical Products,
                        Inc., and The CIT Group/Equipment Financing, Inc.

     10.41(13)          Asset Purchase Agreement dated August 18, 2000, between
                        Ahlstrom Engine Filtration, LLC, and FiberMark, Inc.

     21(13)             List of FiberMark subsidiaries

    *23.1               Consent of KPMG LLP

    *23.2               Consent of Ernst & Young LLP

    *23.3               Consent of Hale and Dorr LLP (contained in the opinion filed hereto as Exhibit 5.1)

    *23.4               Consent of Hale and Dorr LLP (contained in the opinion filed hereto as Exhibit 8.1)

    *25.1               Statement of Eligibility of Trustee on Form T-1

    *99.1               Form of Letter of Transmittal for New Notes

    *99.2               Form of Notice of Guaranteed Delivery for New Notes

    *99.3               Letter to Brokers

    *99.4               Letter to Clients

    *99.5               Instruction to Registered Holder and/or Book Entry Transfer
                        Participant from Beneficial Owner (contained in
                        Exhibit 99.4)

    *99.6               Guidelines for Certificate of Taxpayer Identification Number
                        on substitute Form W-9 (contained in Exhibit 99.1)

------------------------

   * Filed herewith

 (1) Incorporated by reference to exhibits filed with the company's report on Form 8-K, filed March 26, 2001.

 (2) Previously filed.

 (3) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-1 (No. 33-47954), as amended, which became effective March 10, 1993.

 (4) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1996, filed April 1, 1997.

 (5) Incorporated by reference to exhibits filed with the company's report on Form 10-Q for the quarter ended June 30, 1993, filed August 13, 1993.

 (6) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-8 filed, July 18, 1994.

 (7) Indicates management contracts or compensatory arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.

 (8) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1993 (No. 0-20231).

 (9) Incorporated by reference to exhibits filed with the company's report on Form 8-K, filed July 14, 1994.

 (10) Incorporated by reference to exhibits filed with the company's Registration Statement on Form S-3, filed December 15, 1997.

 (11) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1997, filed March 31, 1998.

 (12) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 1999, filed March 31, 2000.

 (13) Incorporated by reference to exhibits filed with the company's report on Form 10-K for the year ended December 31, 2000, filed February 23, 2001.